               SCHEDULE 14A INFORMATION
               ------------------------

   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
   -----------------------------------------------------------

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[x] Preliminary Proxy Statement  [] Confidential, for Use of the
[ ] Definitive Proxy Statement       Commission Only (as per-
[ ] Definitive Additional Materials  mitted by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                      GFS BANCORP, INC.
                      -----------------
      (Name of Registrant as Specified in its Charter)


           ------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[x]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(1) and 0-11.

     1.   Title of each class of securities to which transaction
          applies:
            COMMON STOCK, $.01 PAR VALUE PER SHARE
            --------------------------------------

     2.   Aggregate number of securities to which transaction
          applies:
            1,151,754
            ---------

     3.   Per unit price or other underlying value of
          transaction computed pursuant to Exchange Act Rule
          0-11 (Set forth the amount on which the filing fee
          is calculated and state how it was determined):
            $17.65 per share of common stock
            --------------------------------

     4.   Proposed maximum aggregate value of transaction:
            $20,328,458
            -----------

     5.   Total fee paid:
            $4,066
            ------

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:
          ______________________

     2.   Form, Schedule or Registration Statement No.:
          ______________________

     3    Filing Party:
          ______________________

     4.   Date Filed:
          ______________________

            [GFS Bancorp, Inc. Letterhead]


                   January __, 1998


Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of GFS Bancorp, Inc. (the "Company") to be held at the main office of the Company at 1025 Main Street, Grinnell, Iowa, on ___________, February __, 1998 at __:__ _.m. Notice of the Special Meeting, Proxy Statement and Proxy Card are enclosed.

    As described in the enclosed Proxy Statement, at the Special Meeting, the stockholders of the Company will be asked to approve an Agreement and Plan of Reorganization, dated as of October 16, 1997 (the "Agreement") which provides for the acquisition of the Company by First Federal Savings Bank of Siouxland ("First Federal"), for a per share cash purchase price of $17.65 as well as a proposal to adjourn the Special Meeting in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve the Agreement. Further information concerning the proposed acquisition and the other proposal is contained in the accompanying Notice of Special Meeting and Proxy Statement.

    The Board of Directors has unanimously approved the proposed acquisition and recommends that you vote FOR Proposal I in the enclosed Proxy Statement. An abstention or failure to vote is the equivalent of voting against the proposal. The Board of Directors also recommends that you vote FOR the proposal to adjourn the Special Meeting under the circumstances described herein.

    Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will NOT prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.

                                  Sincerely,



                                  Steven L. Opsal
                                  President and Chief
                                   Executive Officer



** PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME **

                   GFS BANCORP, INC.
                   1025 MAIN STREET
                 GRINNELL, IOWA  50112
                    (515) 236-3121


       NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
           TO BE HELD ON FEBRUARY ___, 1998



   NOTICE IS HEREBY GIVEN that a special meeting of stockholders (including any adjournment or postponement, the "Special Meeting") of GFS Bancorp, Inc. (the "Company") will be held at the main office of the Company at 1025 Main Street, Grinnell, Iowa, on ___________, February __, 1998 at __:__ _.m., local time for the purpose of considering and acting upon the following proposals:

   A PROXY CARD AND A PROXY STATEMENT FOR THE SPECIAL MEETING
ARE ENCLOSED.

   The Special Meeting is for the purpose of considering and voting upon (i) an Agreement and Plan of Reorganization (the "Agreement") which provides for the acquisition of the Company by First Federal Savings Bank of Siouxland for a per share cash purchase price of $17.65, (ii) the adjournment of the Special Meeting to a later date in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve the Agreement, and (iii) any other business which may properly come before the Special Meeting or any adjournment thereof.

   Any action may be taken on the foregoing proposals at the Special Meeting or any adjournment thereof. Stockholders of record at the close of business on _____________, 1998, are the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

    You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.


                             BY ORDER OF THE BOARD OF DIRECTORS

                             Leroy E. Meredith
                             Chairman of the Board
Grinnell, Iowa
January __, 1998



IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE YOUR
CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER
TO INSURE A QUORUM.  AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR
CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED
STATES.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                   GFS BANCORP, INC.
                   1025 MAIN STREET
                 GRINNELL, IOWA  50112

            SPECIAL MEETING OF STOCKHOLDERS
            TO BE HELD ON FEBRUARY __, 1998

                    PROXY STATEMENT
               ________________________

                     INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GFS Bancorp, Inc. (the "Company") to be used at a special meeting of stockholders (the "Special Meeting") to be held on ________, February __, 1998 at __:__ _.m., and at any adjournment or postponement thereof. The Special Meeting will be held at the main office of the Company at 1025 Main Street, Grinnell, Iowa. The accompanying Notice of Special Meeting and this Proxy Statement, together with the enclosed proxy card, are being mailed to stockholders of the Company on or about __________, 1998.

    At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization (the "Agreement") providing for the acquisition of the Company by First Federal Bank of Siouxland ("First Federal") by means of a merger of the Company and the Bank with and into First Federal (the "Merger"), which will survive the Merger. At the effective time of the Merger (the "Effective Time"), each share of the Company's common stock, par value $.01 per share (the "Common Stock") outstanding immediately prior thereto would be canceled and converted into the right to receive a cash payment from First Federal equal to $17.65. Also, at the Special Meeting, stockholders may be asked to consider a second proposal to adjourn the Special Meeting in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve the agreement.
See "PROPOSAL II -- ADJOURNMENT OF THE SPECIAL MEETING."

    For a more complete description of the Agreement and the terms of the Merger, see "PROPOSAL I -- APPROVAL OF THE
AGREEMENT."

          VOTING RIGHTS AND PROXY INFORMATION

    Stockholders of record as of the close of business on ________ __, 1998 are entitled to one vote for each share then held. As of __________, 1998 the Company had _____ shares of Common Stock issued and outstanding. At that date, such shares were held of record by approximately _____ stockholders.

    Shares of the Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the proposal to approve the Agreement and the proposal to adjourn the Special Meeting under the circumstances described herein. Properly executed proxies will be voted in accordance with the determination of a majority of the Board of Directors as to any other matter which may properly come before the Special Meeting or any adjournment or postponement thereof. Stockholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice to the Secretary of the Company or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Special Meeting. A proxy will not be voted if a stockholder attends the Special Meeting and votes in person, after notifying the Secretary at the Special Meeting of his intention to do so.

SOLICITATION OF PROXIES

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of Common Stock. In addition, the Company has engaged the firm of _______________ to act as a proxy solicitor in connection with the Special Meeting. The agreement provides that the Company will pay the solicitor $_____ plus reasonable out-of-pocket expenses for soliciting proxies on behalf of the Board of Directors.

                   TABLE OF CONTENTS




 Page

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . (iii)
SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . .. . . .(vii)
PROPOSAL I -- APPROVAL OF THE AGREEMENT . . . . . . . . . .  1
General . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     The Parties to the Agreement . . . . . . . . . . . . .  1
     Background of the Merger . . . . . . . . . . . . . . .  2
     Recommendation of the Board of Directors;
        Reasons for the Merger. . . . . . . . . . . . . . .  3
     Opinion of Financial Advisor . . . . . . . . . . . . .  4
     Vote Required. . . . . . . . . . . . . . . . . . . . .  7
     Dissenters' Rights . . . . . . . . . . . . . . . . . .  7
     Description of the Merger  . . . . . . . . . . . . . .  8
     Exchange of Stock Certificates . . . . . . . . . . . .  8
     Effective Time . . . . . . . . . . . . . . . . . . . .  9
     Conditions to the Merger . . . . . . . . . . . . . . .  9
     Conduct of Business Pending the Merger . . . . . . . . 10
     No Solicitation  . . . . . . . . . . . . . . . . . . . 13
     Representations and Warranties of the Company
          and the Bank  . . . . . . . . . . . . . . . . . . 14
     Representations and Warranties of First Federal  . . . 14
     Termination of the Agreement . . . . . . . . . . . . . 15
     Additional Agreements of the Parties . . . . . . . . . 16
     Waiver and Amendment . . . . . . . . . . . . . . . . . 18
     Expenses . . . . . . . . . . . . . . . . . . . . . . . 18
     Termination Fee  . . . . . . . . . . . . . . . . . . . 18
     Effect on Employees and Certain Employee
        Benefit Plans . . . . . . . . . . . . . . . . . . . 19
     Interests of Certain Persons in the Merger . . . . . . 20
     Certain Material Federal Income Tax Consequences . . . 21
     Accounting Treatment . . . . . . . . . . . . . . . . . 22
     Regulatory Approvals . . . . . . . . . . . . . . . . . 22

PROPOSAL II -- ADJOURNMENT OF THE SPECIAL MEETING . . . . . 22
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS . . . . . . . . . . . . . . . . . . . . 23
MARKET FOR THE COMMON STOCK . . . . . . . . . . . . . . . . 24
INDEPENDENT ACCOUNTANTS . . . . . . . . . . . . . . . . . . 24
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . 24
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 24
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . 24
APPENDICES
   Appendix A - Agreement and Plan of Reorganization. . . . A-1
   Appendix B - Opinion of Professional Bank Services . . . B-1 Appendix C - Section 262 of the Delaware General
     Corporation Law. . . . . . . . . . . . . . . . . . . . C-1
   Appendix D - GFS Bancorp, Inc. Annual Report . . . . . . D-1
   Appendix E - 10QSB for September 30, 1997  . . . . . . . E-1

                          (ii)

                        SUMMARY

    The following is a brief summary of certain information regarding the Merger contained in this Proxy Statement, the Appendices hereto and the documents incorporated herein by reference. This summary does not contain a complete statement of all material information relating to the proposed acquisition of GFS Bancorp, Inc. ("GFS" or the "Company") and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Appendices and documents incorporated in this Proxy Statement by reference. Each stockholder is urged to give careful consideration to all of the information contained herein before casting his or her vote.

INFORMATION RELATING TO THE SPECIAL MEETING

    The Special Meeting of Stockholders of the Company will be held on __________, February __, 1998 at __:__ _.m., local time, at the main office of the Company, 1025 Main Street, Grinnell, Iowa. At the Special Meeting, stockholders will be asked to consider and vote upon proposals to: (i) approve an Agreement and Plan of Reorganization (the 'Agreement"), dated October 16, 1997 by and between GFS and Grinnell Federal Savings Bank (the "Bank") on the one hand and First Federal Savings Bank of Siouxland ("First Federal") on the other hand, and (ii) the adjournment of the Special Meeting to a later date in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve the Agreement. A copy of the Agreement is attached to this Proxy Statement as Appendix A. Only stockholders of record as of the close of business on __________, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. See "VOTING RIGHTS AND PROXY INFORMATION."

    APPROVAL OF THE AGREEMENT WILL REQUIRE THE AFFIRMATIVE VOTE
OF AT LEAST A MAJORITY OF ALL VOTES ENTITLED TO BE CAST BY THE
HOLDERS OF THE COMPANY'S COMMON STOCK, $0.01 PAR VALUE PER SHARE
(THE "COMMON STOCK").

THE MERGER

    The Agreement provides for the acquisition of the Company by First Federal by means of merger of a to-be-formed Delaware Corporation (wholly owned by First Federal) with and into the Company (the "Company Merger") followed by the merger of the Bank with and into First Federal (the "Bank Merger"), and the liquidation of the Company into First Federal (all such transactions collectively, the "Merger"). As a result of the Merger, stockholders of the Company will no longer have an equity interest in the Company, and the separate existence of the Company and the Bank shall cease with First Federal continuing as the surviving institution. The Agreement has been approved and adopted by the Board of Directors of the Company and the Bank and by First Federal. At the effective time of the Company Merger (the "Effective Time"), each share of Common Stock outstanding immediately prior thereto will be canceled and converted into the right to receive a cash payment from First Federal equal to $17.65 (the "Merger Consideration").

    The Merger Consideration was determined in negotiations between the Company and First Federal with the assistance of the Company's financial advisor. For a general discussion of these negotiations, the factors considered by the Board of Directors of the Company in evaluating the Merger and the basis for the opinion of the Company's financial advisor that the Merger Consideration is fair to Company stockholders from a financial point of view, see "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Background of the Merger," " -- Recommendation of the Board of Directors; Reasons for the Merger" and " -- Opinion of Financial Advisor."

THE PARTIES TO THE AGREEMENT

    GFS Bancorp, Inc. The Company was incorporated under the laws of the State of Delaware in September 1993 to become a savings and loan holding company for the Bank, which is its sole subsidiary. The Company acquired all of the capital stock of the Bank issued in connection with the Bank's conversion from mutual to stock form on January

                           (iii)

5, 1994. The Company's principal business is the business of the Bank and its subsidiary. The Company is classified as a unitary savings and loan holding company subject to regulation by the Office of Thrift Supervision ("OTS").

    Grinnell Federal Savings Bank. The Bank is a federally chartered stock savings bank which was organized in 1935 and operates through one office in Grinnell, Iowa. The Bank is primarily engaged in the business of attracting deposits from the general public and originating permanent loans secured by one-to four-family residential properties in its primary market area of Jasper, Marshall and Poweshiek Counties, Iowa. To a lesser extent, the Bank originates multi-family, construction, consumer and commercial business loans. The Bank also purchases whole loans and participation interests in loans in the Des Moines, Iowa and the Madison and Milwaukee, Wisconsin metropolitan areas. The Bank also invests in U.S. Government and agency securities and other investment securities. See " -- Investment Activities."

    First Federal Savings Bank of Siouxland. First Federal is a federally chartered stock savings bank headquartered in Sioux City, Iowa. First Federal is a community oriented financial institution offering traditional financial services to its local community. Its primary lending area includes the Sioux City metropolitan area and adjacent counties which include parts of Nebraska and South Dakota. First Federal's primary lending activity involves the origination of fixed rate and adjustable rate mortgage loans secured by single family residential real estate. To a lesser extent, First Federal makes second mortgage loans secured by the borrower's principal residence and other types of consumer loans such as auto loans, home improvement loans and commercial loans. First Federal is organized as a subsidiary of First Federal Bankshares, M.H.C., a federal mutual holding company.

    The executive offices of First Federal are located at 329
Pierce Street, Sioux City, Iowa 51102 and its main telephone number is (712) 272-0200.

RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

    The Board of Directors of the Company has unanimously approved the Agreement and determined that the Merger is in the best interests of the Company and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. See "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Recommendation of the Board of Directors; Reasons for the Merger." Approval of the Agreement requires the affirmative vote of at least a majority of the shares of Common Stock outstanding. As of the Record Date, directors and executive officers of the Company and their affiliates were the beneficial owners of _____ shares, or ___%, of the Common Stock outstanding at that date. As of the date hereof, the Company believes that directors and executive officers and their affiliates and First Federal and its affiliates will vote all their shares FOR approval of the Agreement. See "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Vote Required."

CONDITIONS TO THE MERGER

    The Agreement sets forth a number of conditions which must be satisfied before the Merger may be consummated, including the approval of the Agreement by the requisite vote of the stockholders of the Company and the receipt of all governmental approvals required by the Agreement. An application for approval of the Merger has been submitted to the OTS. No assurance can be given that such application will be approved or that it will not be approved on terms or conditions that may require an amendment to the Agreement. No amendment to the Agreement may be made after the Company's stockholders have approved the Agreement unless, in the opinion of the Company's Board of Directors, the amendment will not have a material adverse effect on the benefits intended under the Agreement for the Company's shareholders and will not require resolicitation of proxies from such shareholders.

    If stockholder approval of the Agreement is not obtained, none of the transactions contemplated thereby, including the Merger, will be consummated. While no definitive plans have been formulated as to what course of action
                            (iv)
would be pursued in this event, the Board of Directors presently believes that it would continue the operation of the Company as an independent entity.

    The Merger is also subject to a number of other conditions set forth in the Agreement. See "PROPOSAL I -- APPROVAL OF THE
AGREEMENT -- Conditions to the Merger."

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the Effective Time, First Federal will appoint an independent third party to serve as Exchange Agent (the "Exchange Agent") who will send a notice and a form of letter of transmittal to each holder of certificate(s) which immediately prior to the Effective Time represented shares of Common Stock, advising the holders of the terms of the exchange and the procedure for surrendering such certificate(s) in exchange for the Merger Consideration. Upon receipt of the certificate(s) and properly completed transmittal forms or letters, the Exchange Agent will make the appropriate cash payment. See "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Exchange of Stock Certificates."

    PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

OPINION OF FINANCIAL ADVISOR

    The Board of Directors retained Professional Bank Services ("PBS") to render financial advisory services to the Company and requested that PBS render its opinion with respect to the fairness of the consideration, from a financial perspective, to be paid by First Federal to the Company's stockholders in the Merger. PBS rendered its opinion to the Board as of October 16, 1997, that, from a financial perspective, the consideration to be offered in the Merger was fair to the stockholders of the Company. This opinion has been updated and confirmed as of the date of this Proxy Statement. (Such opinion, as updated, is hereinafter referred to as the "Opinion"). The Opinion sets forth a description of the assumptions made and matters considered by PBS and contains certain limitations and qualifications. A copy of the Opinion is attached as Appendix B hereto, and the description set forth herein is qualified in its entirety by reference to the attached Opinion. For additional information, see "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Opinion of Financial Advisor" and the Opinion attached hereto as Appendix B.

NO SOLICITATION

    The Agreement provides that the Company and the Bank will not initiate, solicit, or encourage, or take any other action to facilitate any inquiries or the making of any proposal which constitutes a "Superior Proposal," as defined in the Agreement, except with respect to negotiations regarding, and the endorsement of a Superior Proposal, as legally required by the fiduciary duties of the Company's Board of Directors under applicable law. The Company must promptly notify First Federal of all the relevant details relating to all inquiries or proposals received by, or any such negotiations or discussions are sought to be initiated with, the Company or any subsidiary. These provisions will have the effect of discouraging competing offers to acquire or merge with the Company. See "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- No Solicitation."

TERMINATION OF THE AGREEMENT; TERMINATION FEE

    The Agreement is subject to termination by the mutual agreement of the parties thereto or, in case of certain breaches of the representations, warranties, covenants and agreements contained in the Agreement, by notice of termination given by the non-breaching party. In addition, the Agreement may be terminated if stockholders of the Corporation fail to approve the Agreement, if all regulatory approvals required for consummation of the Merger are not received and, under certain circumstances, if the Merger is not consummated by June 30, 1998.
                         (v)

    Upon termination under certain circumstances, including those involving the Company's receipt of a Superior Proposal, the Company entering into an agreement to be acquired by another entity and the Company's failure to receive shareholder approval of the Agreement under certain facts, First Federal shall be entitled to a termination fee of $900,000. See "PROPOSAL I
-- APPROVAL OF THE AGREEMENT -- Termination of the Agreement" and " -- Termination Fee."

DISSENTERS' RIGHTS

    Under Delaware law, dissenters' rights of appraisal are available to stockholders of the Company who comply with the statutory procedures for requesting appraisal in connection with the Merger. AMONG OTHER REQUIREMENTS, STOCKHOLDERS WISHING TO EXERCISE THEIR RIGHTS OF APPRAISAL MUST MAKE A WRITTEN DEMAND FOR APPRAISAL BEFORE THE TAKING OF A VOTE ON THE MERGER. A VOTE AGAINST THE MERGER DOES NOT CONSTITUTE SUCH A WRITTEN DEMAND. STOCKHOLDERS WHO RETURN AN EXECUTED BLANK PROXY WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MERGER AND THEREBY TO HAVE WAIVED THEIR DISSENTERS' RIGHTS OF APPRAISAL. See "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Dissenters' Rights" and the copy of
Section 262 of the Delaware General Business Corporation Law ("DGCL") attached as Appendix C hereto.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    All stockholders should read carefully the discussion in "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Certain Material Federal Income Tax Consequences" and other sections of this Proxy Statement. Stockholders are urged to consult their own tax advisors as to the specific consequences to them of the Merger under applicable tax laws.

    The receipt of cash by a stockholder of the Company in exchange for shares of the Common Stock pursuant to the Merger will be a taxable transaction to such stockholder for federal income tax purposes. In general, a stockholder who receives cash in the Merger in exchange for such stockholder's shares of Common Stock will recognize gain or loss equal to the difference, if any, between (i) the sum of the cash payment of $17.65 per share received from First Federal in exchange for the shares of the Common Stock and (ii) the stockholder's tax basis in such shares of Common Stock. See "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Certain Material Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the Company's and the Bank's Boards of Directors and their officers and employees have interests in the Merger in addition to their interests as stockholders of the Company generally. These interests include, among others, provisions in the Agreement relating to liability insurance and indemnification, the accelerated vesting of benefits under certain compensation plans and arrangements, a severance payment for one executive officer, employment agreements for other executive officers and other employee benefit matters. It is also currently anticipated that directors of the Company, one of which is Mr. Steven L. Opsal, President of the Company and the Bank, will serve on First Federal's Board of Directors and that the remaining members of the Company's Board will become entitled to serve as advisory directors for at least one year. See "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Effect on Employees and Certain Employee Benefit Plans" and " -- Interests of Certain Persons in the Merger."

                            (vi)

                    GFS BANCORP, INC.

           SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables present selected consolidated financial information for the Company at the dates and for the periods indicated. This information is derived from and should be read in conjunction with the Company's consolidated financial statements and the notes thereto contained in the Company's
1997 Annual Report to Stockholders (the "Annual Report") and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Form 10-Q"), which accompany this Proxy Statement, and are incorporated herein by reference.

                                           At                  At
                                       September            June 30,
Selected Financial Condition Data:     30,  1997       1997         1996
----------------------------------     ---------     --------     --------
Total assets . . . . . . . . . . . . . $  94,496     $ 92,063     $ 83,305
Cash and cash equivalents. . . . . . .     5,408        4,643        2,271
Mortgage-backed securities, net. . . .     3,109        3,146        3,435
Investment securities. . . . . . . . .     3,263        3,407        3,255
FHLB stock . . . . . . . . . . . . . .     1,159        1,159        1,159
Loan receivable, net . . . . . . . . .    80,054       78,475       71,773
Deposits . . . . . . . . . . . . . . .    61,746       59,551       53,122
FHLB advances. . . . . . . . . . . . .    20,447       20,961       19,318
Stockholders' equity . . . . . . . . .    10,879       10,537        9,945

                                                       At
                                                    June 30,
Selected Financial Condition Data:       1995         1994         1993
----------------------------------     --------     --------     --------
Total assets . . . . . . . . . . . . . $ 70,950     $ 57,179     $ 51,213
Cash and cash equivalents. . . . . . .    4,107          968        4,923
Mortgage-backed securities, net. . . .    3,950        4,237        5,716
Investment securities. . . . . . . . .    6,078        6,690        5,001
FHLB stock . . . . . . . . . . . . . .      832          832          832
Loan receivable, net . . . . . . . . .   54,999       43,682       33,898
Deposits . . . . . . . . . . . . . . .   46,082       42,016       43,249
FHLB advances. . . . . . . . . . . . .   14,578        5,870        3,500
Stockholders' equity . . . . . . . . .    9,540        8,811        4,042

                          (vii)

                                Three Months Ended           Years Ended
                                   September 30,               June 30,
                                ------------------        ------------------
                                 1997        1996          1997        1996
                                ------      ------        ------      ------
                                 (Dollars in Thousands Except per Share Data)

Selected Operations Data:
-------------------------
Total interest income  . . . . . . . $ 1,904     $ 1,759        $ 7,139    $ 6,245
Total interest expense . . . . . . .   1,090       1,005          4,092      3,720
                                     -------     -------        -------    -------
  Net interest income. . . . . . . .     814         754          3,047      2,525
Provision (credit) for loan losses .      24          49            121        249
                                     -------     -------        -------    -------
  Net interest income after provi-
   sion for losses on loans. . . . .     790         705          2,926      2,276
Non-interest income:
  Gain (loss) on sale of investments      (3)         (2)            (3)       (48)
  Gains on sale of real estate            --          --              4         --
  Other non-interest income. . . . .      49          35            149        186
                                     -------     -------        -------    -------
Total non-interest income. . . . . .      46          33            150        138
Total non-interest expense . . . . .     390         646          1,828      1,335
                                     -------     -------        -------    -------
  Income before income taxes . . . .     446          92          1,248      1,079
Income tax expense . . . . . . . . .     148          56            377        184
                                     -------     -------        -------    -------
  Net income before accounting
    change . . . . . . . . . . . . .     298          36            871        895
Accounting change for income taxes .      --          --             --         --
                                     -------     -------        -------    -------
  Income before extraordinary item       298          36            871        895
Extraordinary item - penalty for
 early extinguishment of debt,
 net of income tax benefit . . . . .      --          --             --         --
                                     -------     -------        -------    -------
  Net income . . . . . . . . . . . . $   298     $    36        $          $   895
                                     =======     =======        =======    =======

Per common share data after giving
  retroactive effect for the 2 for
  1 stock split(1):
  Net income per common share  . . . $   .29     $   .04        $    .85   $   .86
  Cash dividends declared per share  $ .0650     $ .0500        $  .2150   $ .1625
Dividend payout ratio. . . . . . . .     .22        1.25             .25       .19


                                          Years Ended June 30,
                                     ------------------------------
                                      1995        1994        1993
                                     ------      ------      ------
                              (Dollars in Thousands Except per Share Data)
Selected Operations Data:
-------------------------
Total interest income  . . . . . . . $ 4,778     $ 4,013     $ 4,098
Total interest expense . . . . . . .   2,638       2,228       2,547
                                     -------     -------     -------
  Net interest income. . . . . . . .   2,140       1,785       1,551
Provision (credit) for loan losses .      --          20          (4)
                                     -------     -------     -------
  Net interest income after provi-
   sion for losses on loans. . . . .   2,140       1,765       1,555
Non-interest income:
  Gain (loss) on sale of investments      36          --          --
  Gains on sale of real estate            11          34           5
  Other non-interest income. . . . .      81          79          47
                                     -------     -------     -------
Total non-interest income. . . . . .     128         113          52
Total non-interest expense . . . . .   1,321       1,061         856
                                     -------     -------     -------
  Income before income taxes . . . .     947         817         751
Income tax expense . . . . . . . . .     316         281         237
                                     -------     -------     -------
  Net income before accounting
    change . . . . . . . . . . . . .     631         536         514
Accounting change for income taxes .      --          --         (64)
                                     -------     -------     -------
  Income before extraordinary item       631         536         450
Extraordinary item - penalty for
 early extinguishment of debt,
 net of income tax benefit . . . . .      --          51          --
                                     -------     -------     -------
  Net income . . . . . . . . . . . . $   631     $   485     $   450
                                     =======     =======     =======

Per common share data after giving
  retroactive effect for the 2 for
  1 stock split(1):
  Net income per common share  . . . $   .60     $   .26         N/A
  Cash dividends declared per share  $ .0375          --         N/A
Dividend payout ratio. . . . . . . .     .06          --          --

_______________
(1) Subsequent to the conversion of the Bank to stock form, effective January 5, 1994. See Notes to Consolidated Financial Statements in the Annual Report for additional information regarding earnings per common share data.

                                   (viii)

                                    Three Months Ended        Years Ended
                                       September 30,            June 30,
                                    ------------------     ------------------
                                     1997        1996       1997        1996
                                    ------      ------     ------      ------
                                  (Dollars in Thousands Except per Share Data)
Selected Financial Ratios
 and Other Data:
-------------------------
Performance Ratios:
  Return on assets (ratio of net
   income to average total assets). . .    1.19%        .16%(4)    .99%       1.15%
  Interest rate spread information:
   Average during period  . . . . . . .    2.77        2.65       2.85        2.56
   End of period  . . . . . . . . . . .    2.63        2.62       2.64        2.51
  Net interest margin(1)  . . . . . . .    3.46        3.32       3.52        3.30
  Ratio of operating expense to
   average total assets . . . . . . . .    1.67        3.03(4)    2.07        1.72
  Return on equity (ratio of net
   income to average equity)  . . . . .   10.39         .43       8.63        9.25

Quality Ratios:
  Non-performing assets to total
   assets at end  of period(2)  . . . .     .98        1.63(4)    1.00        1.15
  Allowance for loan losses to
   non-performing loans(3)  . . . . . .   87.83       49.75      70.03       87.24

Capital Ratios:
  Equity to total assets at
   end of period  . . . . . . . . . . .   11.51       11.57      11.45       11.94
  Average equity to average assets  . .   11.44       11.65      11.47       12.43
  Average interest-earning assets
   to average interest-bearing
   liabilities  . . . . . . . . . . . .  114.45      114.22     114.36      115.34
Number of full-service offices  . . . .       1           1          1           1


                                                       Years Ended June 30,
                                               ----------------------------------
                                                1995          1994          1993
                                               ------        ------        ------
                                        (Dollars in Thousands Except per Share Data)
Selected Financial Ratios
 and Other Data:
-------------------------
Performance Ratios:
  Return on assets (ratio of net
   income to average total assets). . .         1.01%          .89%          .90%
  Interest rate spread information:
   Average during period  . . . . . . .         2.70          2.81          2.76
   End of period  . . . . . . . . . . .         2.14          2.84          2.60
  Net interest margin(1)  . . . . . . .         3.48          3.34          3.15
  Ratio of operating expense to
   average total assets . . . . . . . .         2.10          1.91          1.66
  Return on equity (ratio of net
   income to average equity)  . . . . .         6.89          7.76         11.79

Quality Ratios:
  Non-performing assets to total
   assets at end of period(2) . . . . .          .02           .44(4)        .56
  Allowance for loan losses to
   non-performing loans(3)  . . . . . .     2,857.43      1,290.32      6,198.40

Capital Ratios:
  Equity to total assets at
   end of period  . . . . . . . . . . .        13.45         15.41          7.89
  Average equity to average assets  . .        14.7          11.50          7.65
  Average interest-earning assets
   to average interest-bearing
   liabilities  . . . . . . . . . . . .       118.24        112.66        107.50
Number of full-service offices  . . . .            1             1             1

_______________
(1) Net interest income divided by average interest earning assets.
(2) Non-performing assets consist of non-accruing loans, accruing loans past due 90 or more days and real estate owned.
(3)  Excludes real estate owned.
(4) Reflects the effect of a $287,568 one time special assessment to recapitalize the Savings Association Insurance Fund.

                              (ix)

             PROPOSAL I -- APPROVAL OF THE AGREEMENT

     The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement attached hereto as Appendix A. Stockholders are urged to read this document carefully.

GENERAL

     On October 16, 1997, the Company, the Bank and First Federal entered into the Agreement, which provides for the acquisition of the Company and the Bank by First Federal by means of the Merger, with First Federal surviving the Merger. The Agreement provides that the Merger is subject to the receipt of all required regulatory approvals, the approval by the holders of the Common Stock and the satisfaction or waiver of a number of other conditions and that each outstanding share of the Common Stock, by virtue of the Merger and without any further action by the holder thereof, will be converted into the right to receive $17.65 in cash. See " -- Description of the Merger."

     The aggregate purchase price to be paid by First Federal for the Common Stock in the Merger is approximately $19.2 million (including payment for issued options). First Federal has represented that it will have sufficient funds at the Effective Time of the Merger (the "Effective Time") to pay for shares of the Common Stock pursuant to the Agreement.

     Approval of the Agreement requires the affirmative vote of at least a majority of all votes entitled to be cast by the holders of the Common Stock.

THE PARTIES TO THE AGREEMENT

     GFS Bancorp, Inc. The Company was incorporated under the laws of the State of Delaware in September 1993 to become a savings and loan holding company with the Bank as its sole subsidiary. The Company's principal business is to act as the holding company of the Bank.

     The Company is classified as a unitary savings and loan holding company subject to regulation by the OTS. Prior to its acquisition of the capital stock of the Bank, the Company had no assets and no liabilities and engaged in no business activities. Since the acquisition of the Bank's capital stock, the primary business activities of the Company has been acting as the holding company of the Bank, and investing in U.S. Government obligations, common and preferred stock and mutual funds.

     Grinnell Federal Savings Bank. The Bank is a federally chartered stock savings bank which was organized in 1935 and operates through one office in Grinnell, Iowa. The Bank converted to a stock savings bank in January 1994. The Bank is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are federally insured.

     The Bank is primarily engaged in the business of attracting deposits from the general public and originating permanent loans secured by one-to four-family residential properties in its primary market area of Jasper, Marshall and Poweshiek Counties, Iowa. To a lesser extent, the Bank originates multi-family, construction, consumer and commercial business loans. In addition, in order to supplement loan demand in its market area, the Bank has purchased whole loans and participation interests in loans secured by one- to four-family owner-occupied real estate in the Des Moines, Iowa metropolitan area, and multi-family and commercial real estate in the Madison and Milwaukee, Wisconsin metropolitan areas, originated by a mortgage-broker located in Wisconsin and other savings institutions headquartered in Iowa. All of such purchased loans meet the Bank's underwriting standards. The Bank also invests in U.S. Government and agency securities and other investment securities.

     First Federal Savings Bank of Siouxland. First Federal is a federally chartered stock savings bank headquartered in Sioux City, Iowa. First Federal is a community oriented financial institution offering traditional financial services to its local community. Its primary lending area includes the Sioux City metropolitan area and adjacent counties which include parts of Nebraska and South Dakota. First Federal's primary lending activity involves
the origination of fixed rate and adjustable rate mortgage loans secured by single family residential real estate. To a lesser extent, First Federal makes second mortgage loans secured by the borrower's principal residence and other types of consumer loans such as auto loans, home improvement loans and commercial loans. First Federal is organized as a subsidiary of First Federal Bankshares, M.H.C., a federal mutual holding company.

BACKGROUND OF THE MERGER

     The first contact between Grinnell and First Federal in which possible interest in a merger transaction was discussed was on June 26, 1997, at a meeting attended by Mr. Barry Backhaus, President and Chief Executive Officer of First Federal, and Mr. Leroy E. Meredith, Chairman of the Company and the Bank and Mr. Steven L. Opsal, President and Chief Executive Officer of the Company and the Bank. At the meeting, the parties discussed the histories, management philosophies, business strategies and objectives of the two institutions and Mr. Backhaus indicated in very general terms First Federal's interest in the Company. Mr. Opsal indicated, on behalf of the Company's Board, that the Company's strategy was to remain independent but that the Company's Board would be receptive to any discussions that might ultimately benefit the Company's shareholders. In a subsequent meeting held on July 22, 1997, Mr. Backhaus reiterated his interest in a possible acquisition of the Company by First Federal and the parties discussed some of the possible terms of such an acquisition. Messrs. Opsal and Meredith informed the Company's Board of these discussions at a meeting on July 31, 1997, and the Board affirmed its prior position that while the Company was not actively seeking to be acquired, it was appropriate and in the shareholders' best interests that the Board keep fully informed as to transactions that could maximize shareholder value. Accordingly, the Board authorized Messrs. Opsal and Meredith to engage in further discussions with First Federal. In the course of those discussions, First Federal indicated a preliminary price of approximately $17.00 per share.

     At a Board meeting held on August 21, 1997, Messrs. Meredith and Opsal related the substance of their continued discussions with management of First Federal regarding the terms of a possible merger transaction. The Board engaged in detailed discussions in this regard, including the advantages and disadvantages of the Company's continued independence versus a combination with First Federal. The Board then determined that an independent financial advisor should be retained to assist the Board in evaluating whether the First Federal indication of interest was in the best interests of the Company's shareholders, and accordingly authorized the engagement of PBS as financial advisor to the Company.

     At a special meeting of the Company's Board of Directors on September 2, 1997, attended by Mr. Barry Backhaus, Mr. Backhaus gave a detailed presentation describing First Federal's history and operations and explained in general terms how the Bank's operations would be run in the event of a sale to First Federal. Mr. Backhaus indicated that the Bank would retain its name and be run as a separate division of First Federal, and that the impact on the Bank's personnel would be minimal. The Company's directors then questioned Mr. Backhaus on several matters, including the basis for First Federal's interest and the terms of a possible merger transaction.

     In a telephone call to Mr. Opsal on September 5, 1997, Mr. Backhaus indicated that, subject to First Federal Board approval, the results of a due diligence review of the Company's and Bank's business and operations and further discussions between the parties regarding other terms, First Federal would be willing to acquire the Company for a per share cash purchase price of $17.65.

     On September 11, 1997, at a special meeting of the Board attended by a representative of PBS and (telephonically) by the Company's legal counsel, the Board reviewed and discussed the preliminary price indicated by First Federal. The Company's legal counsel discussed with the Board its fiduciary duties to the Company and its shareholders in evaluating the First Federal indication of interest and explained generally the procedures that the Company would follow in the event the Board authorized a sale of the Company to First Federal.

     The PBS representative then made a detailed presentation to the Board of Directors regarding the range of valuation of the Company's stock in the context of a possible sale, and furnished the Board with a report to this effect for the Board's review. The PBS representative then reviewed and discussed the preliminary price indicated in First


Federal's indication of interest, comparing it to, among other things, values received by shareholders in recent acquisitions of comparable thrift institutions. The PBS representative also reviewed the capacity of other financial institutions to acquire the Company at a price similar to that expressed in First Federal's indication of interest, and presented an analysis of the Company's strategic alternatives for enhancing shareholder value. On the basis of these alternatives and other considerations, PBS concluded that First Federal's price indication (1) produced a greater shareholder value than that possible given the Company's continued independence and (2)represented a compelling price which could not be matched by another bidder. On this basis, the Board concluded that a sale of the Company to First Federal on the terms expressed in First Federal's indication of interest would be in the best long term interests of the Company's shareholders, and authorized management of the Company to proceed to negotiate a sale of the Company with First Federal on those terms.

     During the period September 19 through 21, 1997, First Federal conducted a due diligence examination of the Company's and the Bank's business and operations. During the period following this examination through October 15, 1997, extensive negotiations ensued regarding the terms of the potential acquisition.

     On October 16, 1997, the Board of Directors of the Company held a special meeting attended by representatives of PBS and the Company's legal counsel. The PBS representative provided detailed information concerning the financial terms of the Merger. After reviewing the information and certain other data regarding, among other things, the valuation of the Company and the values received in comparable transactions, the PBS representative responded to questions from the directors. The PBS representative then advised the Board that it was the opinion of PBS that the proposed Merger was fair to holders of the Company's common stock from a financial point of view. Following such presentation, legal counsel provided an overview of the proposed Merger and furnished each director with an updated draft of the Merger Agreement. Legal counsel then conducted a detailed analysis of the updated draft, responded to numerous questions concerning the terms of the proposal, and discussed certain procedural aspects of the Merger. After discussion and further questions and answers, the Merger Agreement was unanimously approved by the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The Board of Directors of the Company considered a variety of factors in evaluating the Merger, including (i) the value being offered the Company's stockholders by First Federal in relation to the market value, book value, and earnings per share of the Company's common stock; (ii) information concerning the financial condition, results of operations and prospects of First Federal and the Company; (iii) the competitive environment for financial institutions generally; (iv) the compatibility of the respective business management philosophies of the Company and First Federal; (v) the ability of First Federal to provide comprehensive financial services in relevant markets; (vi) the financial terms of other recent business combinations in the local financial services industry; (vii) the fact that First Federal has the financial resources to serve the lending and deposit needs of the Company's customer base; (viii) the opinion of the Company's financial advisor, PBS, that the consideration to be received by the Company's stockholders is fair to such stockholders from a financial point of view; and (ix) the financial effect of the Company's continued operation as an independent financial institution on stockholders' value.

     In its deliberations, the Board of Directors discussed a variety of other matters related to the Merger, but believes that the foregoing factors represent the material factors considered in the Board's collective determination that the Merger is in the best interests of stockholders. The Board of Directors did not quantify or otherwise attempt to assign relative weights to the factors considered in making its determination and does not believe that any single factor discussed above was given greater weight than any other factor. Having considered all of the foregoing, however, the Board of Directors determined that the Merger is in the best interest of stockholders and unanimously recommends that stockholders vote for the Merger.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS OF THE COMPANY VOTE FOR APPROVAL OF THE AGREEMENT.


OPINION OF FINANCIAL ADVISOR

     PBS was engaged by the Company to advise the Company's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by First Federal to the Company's shareholders as set forth in the Agreement by and between the Company and First Federal.

     PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in the Company or First Federal. PBS was selected to advise the Company's Board of Directors based upon their familiarity with Iowa financial institutions and knowledge of the banking industry as a whole.

     PBS performed certain analyses described herein and presented the range of values for the Company resulting from such analyses to the Board of Directors of the Company in connection with its advice as to the fairness of the consideration to be paid by First Federal.

     The preliminary fairness opinion of PBS was delivered to the Board of Directors of the Company on October 16, 1997, at a special meeting of the Board of Directors and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Opinion, is attached as Appendix B to this Proxy Statement and should be read in its entirety.

     In arriving at the Opinion, PBS reviewed certain publicly available business and financial information relating to the Company and First Federal. PBS considered certain financial and stock market data of the Company and First Federal, compared that data with similar data for certain other publicly-held thrift holding companies and considered the financial terms of certain other comparable thrift transactions in the states of Iowa, Nebraska, Missouri, Wisconsin, South Dakota, North Dakota, Ohio, Kansas, Minnesota, Indiana, Illinois, Kentucky and Michigan (the "Regional Area") that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of the Company or First Federal.

     PBS reviewed and analyzed the historical performance of the Company and the Bank contained in: audited Annual Reports and financial statements dated June 30, 1995 and 1996 of the Company; June 30, 1996, September 30, 1996, December 31, 1996, March 31, 1997 and June 30, 1997 Consolidated Reports of Condition and Income filed by the Bank with the Office of Thrift Supervision; preliminary September 30, 1997 internal financial reports; the historical common stock trading activity of the Company; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the Opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

         In connection with rendering the Opinion and preparing its written and oral presentation to the Company's Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes

that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company's or First Federal's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     Acquisition Comparison Analysis. In performing this analysis, PBS reviewed all thrift acquisition transactions in the states of Iowa, Nebraska, Missouri, Wisconsin, South Dakota, North Dakota, Ohio, Kansas, Minnesota, Indiana, Illinois, Kentucky and Michigan (the "Regional Area") since 1990. There were 185 thrift acquisition transactions in the Regional Area announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area thrift acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of the Company. In addition to reviewing recent Regional Area thrift transactions, PBS performed separate comparable analyses for acquisitions of thrifts which, like the Company, had an equity-to-asset ratio between 10.00% and 12.00%, had total assets between $50.0 - $150.0 million, and those transactions in which the acquired institutions were located in the state of Iowa. Median values for the 185 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.34X and 16.42X, respectively. The median multiples of book value and earnings for acquisitions of Regional Area thrifts which, like the Company, had an equity-to-asset ratio between 10.00% and 12.00% were 1.34X and 17.22X, respectively. For acquisitions of Regional Area thrifts with assets between $50.0 - $150.0 million the median multiples were 1.33X and 14.18X. The median multiples of book value and earnings for acquisitions of thrifts located in the state of Iowa were 1.41X and 14.67X, respectively.

     In the proposed transaction, Company shareholders will receive $17.65 in cash for each outstanding share of Common Stock, as further defined in the Agreement. The $17.65 per share of Company Common Stock represents a multiple of the Company's September 30, 1997 stated book value and a multiple of the Company's September 30, 1997 last twelve month earnings of 1.60X and 15.41X, respectively. Including the dilutive effects of the Company's stock options, the $17.65 per Company common share represents a multiple of September 30, 1997 adjusted book value and adjusted last twelve month earnings of 1.69X and 17.21X, respectively.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable group without considering the dilutive effect of the Company's options. Compared to all Regional Area thrift transactions, the acquisition value ranked in the 71st percentile as a multiple of book value and in the 39th percentile as a multiple of earnings. Compared to Regional Area thrift transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 12.00%, the acquisition value ranked in the 71st percentile as a multiple of book value and the 31st percentile as a multiple of earnings. For Regional Area thrift acquisitions where the acquired institution had between $50.0 - $150.0 million in assets, the acquisition value ranked in the 73rd percentile as a multiple of book value and 40th percentile as a multiple of earnings. For thrift transactions in the State of Iowa, the acquisition value ranked in the 90th percentile as a multiple of book value and in the 44th percentile as a multiple of earnings.

     Taking the dilutive effect of the Company's options into consideration, the market value of the proposed transaction's percentile ranking was again prepared and analyzed with respect to the above Regional Area comparable group. Compared to all Regional Area thrift transactions, the acquisition value ranked in the 81st percentile as a multiple of adjusted book value and in the 48th percentile as a multiple of adjusted earnings. Compared to Regional Area thrift transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 12.00%, the acquisition value ranked in the 87th percentile as a multiple of adjusted book value and the 39th percentile as a multiple of adjusted earnings. For Regional Area thrift acquisitions where the acquired institution had between $50.0 - $150.0 million in assets, the acquisition value ranked in the 91st percentile as a multiple of adjusted book value and 49th percentile as a multiple of adjusted earnings. For thrift transactions in the State of Iowa, the acquisition value ranked in the 97th percentile as a multiple of adjusted book value and in the 64th percentile as a multiple of adjusted earnings.


     Adjusted Net Asset Value Analysis. PBS reviewed the Company's balance sheet data to determine the amount of material adjustments required to be made to the stockholders' equity of the Company based on differences between the market value of the Company's assets and their value reflected on the Company's financial statements. PBS determined that three adjustments were warranted. Equity was increased $187,000 for the elimination of the Company's ESOP and MRP contra equity accounts. Equity was increased $60,000 to reflect the after tax appreciation in the Company's held to maturity securities portfolio. In addition, PBS also reflected a value of the non-interest bearing demand deposits of approximately $1,470,000. The aggregate adjusted net asset value of the Company was determined to be $12,596,000 or $12.75 per Company common share. PBS also performed a similar analysis taking into consideration the Company's common stock options. Under this analysis equity was increased $1,154,000 to reflect the exercise of the Company's 163,512 stock options. The aggregate value of the Company under this analysis was determined to be $13,750,000 or $11.94 per Company common share.

     Discounted Earnings Analysis. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of the Company was determined by adding (i) the present value of estimated future dividend streams that the Company could generate over a five-year period and (ii) the present value of the "terminal value" of the Company's earnings at the end of the fifth year. The "terminal value" of the Company's earnings at the end of the five-year period was determined by applying a multiple of 16.42 times the projected terminal year's earnings. The 16.42 multiple represents the median price paid as a multiple of earnings for all thrift transactions in the Regional Area since 1990.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of the Company's common stock. The aggregate value of the Company, determined by adding the present value of the total cash flows, was $16,715,000 or $16.91 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 5.0% and the Company's return on assets increasing to 1.60% by year ten. Dividends were assumed to increase from 30.0% of income in years one through five to 60% of income for years six through twenty. This long-term projection resulted in a aggregate value of $14,305,000 or $14.47 per Company common share. This same analysis was repeated assuming the exercise of the Company's stock options. Under this scenario, the five year short term value was determined to equal $17,584,000 or $15.27 per Company common share and the twenty year long term projection resulted in an aggregate value of $14,640,000 or $12.71 per Company common share.

     Specific Acquisition Analysis. PBS valued the Company based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $17,937,000, or $18.15 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 6.75% adjusted for taxes, amortization of the acquisition premium over 15 years and a September 30, 1997 last twelve month earnings level of $1,245,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $18,759,000 or $18.98 per Company share. PBS repeated this analysis taking into consideration the dilutive effects of the Company's stock options. Under this scenario an acquiring institution would pay in aggregate $19,074,000, or $16.56 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 6.75% adjusted for taxes, amortization of the acquisition premium over 15 years and a September 30, 1997 last twelve month adjusted earnings level of $1,294,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $19,886,000 or $17.27 per Company share.

     The Opinion is directed only to the question of whether the consideration to be received by the Company's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Company shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by the Company.


     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by the Company's shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of the Company.

     PBS will receive fees in the amount of $100,000 for all services performed in connection with the rendering of the Opinion. In addition, the Company has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of the Company.

VOTE REQUIRED

     Under Delaware law and the Company's Certificate of Incorporation, approval of the Agreement requires the affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company. As of the Record
Date, directors and executive officers of the Company and their affiliates were the beneficial owners of 251,467 shares, or 22.9% of the Common Stock outstanding at that date, including 149,445 shares, or 15%, of the Common Stock outstanding, which directors of the Company had the power to vote. [UPDATE] As of the date hereof, the Company believes that directors and executive officers and their affiliates will vote all their shares FOR approval of the Agreement.

DISSENTERS' RIGHTS

     Section 262 of the DGCL (the "Appraisal Statute") entitles any stockholder of record of the Company to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Common Stock if he or she: (i) held shares of Common Stock on the date of his or her demand for appraisal rights;
(ii) continuously held the shares through the effective date of the Merger; (iii) has complied with all of the requirements to obtain appraisal rights under the statute; and (iv) has not voted in favor of the Merger nor consented to the Merger in writing. A person having a beneficial interest in shares of the Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. The following is not a complete statement of the law pertaining to appraisal rights and is qualified in its entirety by the full text of Section 262 which is reprinted in its entirety as Appendix C to this Proxy Statement.

     A DISSENTING STOCKHOLDER ELECTING TO DEMAND THE APPRAISAL OF HIS OR HER SHARES MUST DELIVER TO GINGER L. STERK, SECRETARY OF THE COMPANY, BEFORE THE TAKING OF THE VOTE ON THE MERGER, A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER SHARES. The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand the appraisal of his or her shares. In addition, the stockholder must be the record holder of those shares on the date the written demand is made and must hold the shares continuously through the Effective Time and must not vote in favor of the Agreement. A STOCKHOLDER WHO RETURNS AN EXECUTED BLANK PROXY WILL BE DEEMED TO HAVE VOTE IN FAVOR OF THE MERGER AND, THEREFORE, TO HAVE WAIVED HIS OR HER DISSENTER'S RIGHTS OF APPRAISAL. A proxy or vote against the Merger does not constitute the written demand. Within 10 days after the Effective Time of the Merger, the Company must notify each stockholder who has complied with the provisions of the Appraisal Statute and has not voted in favor of or consented to the Merger that the Merger has become effective.

     Within 120 days after the Effective Time, the Company or any stockholder who has complied with the above requirements may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock. At any time within 60 days after the Effective Time, any stockholder has the right to withdraw his demand for appraisal and accept the offer in the Agreement. Within 120 days after the Effective Time, any stockholder who has complied with the above requirements, upon written request, will be entitled to receive from the Company, within 10 days of receipt of this request, a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.


     At the hearing on a petition by a stockholder to determine the value of the stock, the Delaware Court of Chancery will determine the stockholders who have complied with the above provisions and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     After determining the stockholders entitled to an appraisal, the Court will appraise the shares, determining their fair value exclusive of any element of value arising out of the Merger, together with a rate of interest. In determining fair value, the Court of Chancery will take into account all relevant factors. The fair value determined by the Court of Chancery may be more or less than the Merger Consideration. Any stockholder whose name appears on a list containing the names and addresses of all stockholders who have demanded payment for their shares, which must be filed by the Company in the office of the Register in Chancery, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights.

      The Court will direct payment of the fair value of the shares, together with interest, if any, by the Company to the stockholder entitled thereto. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to an appraisal.

     From and after the Effective Time, no stockholder who has demanded appraisal rights is entitled to vote such stock for any purpose or to receive payment of any dividends or other distributions on the stock; provided, however, that if no petition for an appraisal is filed with the allotted time or if such stockholder withdraws his demand for appraisal within 60 days of the Effective Time or, thereafter, with written approval of the Company, then the right of appraisal shall cease.

DESCRIPTION OF THE MERGER

     Subject to the terms of the Agreement, First Federal will acquire the Company through the Merger in accordance with the Agreement and applicable provisions of Delaware law. First Federal shall be the surviving entity resulting from the Merger. The Merger will become effective and the separate corporate existence of the Company shall cease at the Effective Time.
Each share of the Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action by the holder thereof, be canceled and converted into and represent the right to receive $17.65 in cash (the Merger Consideration). In addition, at the Effective Time, all Company stock options that are then outstanding and exercisable shall be exchanged for First Federal stock options with each holder of Company stock options receiving First Federal stock options in accord with a mutually agreed upon exchange ratio and exercise price. [SUBJECT TO CHANGE PENDING RESOLUTION OF THIS ISSUE] Following the Effective Time, there shall be no further registration or transfer on the records of the Company of shares of Common Stock which were outstanding immediately prior to the Effective Time.

EXCHANGE OF STOCK CERTIFICATES

     At least twenty (20) days before the Effective Time, First Federal will appoint an exchange agent (the "Exchange Agent"), to make payment of the Merger Consideration to each holder of shares of Common Stock who surrenders the certificate or certificates representing such shares to the Exchange Agent, together with a duly executed letter of transmittal (which the Exchange Agent will mail not later than ten (10) business days after the Effective Time to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented issued and outstanding shares of Common Stock). At the Effective Time, First Federal shall cause to be deposited with the Exchange Agent an amount of immediately available funds equal to the aggregate total Merger Consideration.


     Any shares of Common Stock as to which the holder has duly demanded payment of the fair value pursuant to Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal. See "Proposal I -- Dissenters' Rights." However, any shares of Common Stock held by a stockholder who subsequently fails to perfect or withdraws or otherwise loses such right of appraisal, shall thereafter be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration.

     After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Common Stock outstanding immediately prior to the Effective Time and any such shares presented for transfer after the Effective Time shall be canceled and exchanged for the Merger Consideration. No interest shall accrue on the Merger Consideration for the benefit of any holder of shares of Common Stock after the Effective Time. In addition, all shares of Common Stock which are held in the treasury of the Company or the Bank by any direct or indirect wholly-owned subsidiary of the Company and any shares of Common Stock owned by First Federal or any direct or indirect wholly-owned subsidiary or parent of First Federal shall be canceled and no consideration shall be paid or delivered in exchange.

    PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
              ---
EFFECTIVE TIME

     The Effective Time shall be on the date and at the time when the articles of combination of the Merger are endorsed by the OTS pursuant to applicable regulations. Assuming that the Agreement is approved by the Company's stockholders, the Merger will remain subject to a number of conditions, including the
receipt of required regulatory approvals.   See " -- Regulatory
Approvals."

CONDITIONS TO THE MERGER

     The obligations of the Company and the Bank and First Federal to consummate the Merger are subject to the satisfaction of a number of conditions on or before Closing, including the following (as used herein, the term "Party" shall mean the Company and the Bank on the one hand and First Federal on the other hand, and the term "Parties" shall mean the Company, the Bank and First Federal): (i) the approval and adoption of the Agreement by the stockholders of the Company; (ii) the approval of the OTS, FDIC and any other regulatory agency having authority to review and approve the transactions contemplated by the Agreement to the Merger and the transactions contemplated by the Agreement, the expiration of all mandatory waiting periods, and the receipt of all appropriate orders, consents, approvals and clearances required by law for the consummation of the transactions contemplated by the Agreement in form and substance reasonably satisfactory to First Federal and the Company, the terms of which permit the effectuation of the Merger; (iii) no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iv) the representations and warranties of each Party as set forth in the Agreement shall have been true as of the date of the Agreement and, with certain exceptions, as of the Closing except to the extent of changes permitted by the Agreement (v) prior to or on the date of the Closing, each Party shall have in all material respects performed all material obligations and complied with all material covenants required to be performed by it by the Closing and each Party shall have delivered to the other certificates, signed by each party's Chief Executive Officer and Chief Financial Officer, dated as of Closing; and (vi) each Party shall have received from counsel for the other Party the required legal opinion in the form specified in the Agreement. All action required to be taken by, or on the part of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the Parties.

     In addition, the obligations of the Company are contingent on: (i) each of the representations and warranties of First Federal contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in

all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of the Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the closing date of the Merger (the "Closing Date"), except as otherwise contemplated or permitted by the Agreement);
(ii) all action required to be taken by, or on the part of First Federal and its holding company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by them; and (iii) the Company shall have received on or before the date of this Proxy Statement the Opinion.

     The obligations of First Federal are contingent upon: (i) the absence of any material adverse change in the financial condition, results of operations, or business of the Company or the Bank and the Company's subsidiaries, taken as a whole, from June 30, 1997, to the closing date of the Merger, except for general changes in generally accepted accounting principles; changes in economic, financial, or market conditions, changes in market interest rates; payments due under any employment agreements or benefit plans; and the transactions contemplated by the Agreement, costs and expenses relating to and contemplated by the Agreement; (ii) on the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against the Company, Grinnell or any Company Subsidiary involving any of the assets, properties, business or operations of the Company, Grinnell or any Company Subsidiary that would reasonably be expected to have a material adverse effect; (iii) First Federal shall have received the consent or approval of each person or entity whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which the Company or the Bank is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on First Federal, whether prior to (if applicable) or following the consummation of the transactions contemplated by the Agreement; (iv) neither the Board of Directors of the Company or the Bank nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to this Agreement or shall have adopted any other resolutions in connection with the Agreement and the transactions contemplated thereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of the Bank under the Agreement; and (v) immediately prior to the closing of the Merger, the Company's total stockholders' equity account determined in accordance with generally accepted accounting principles on a basis consistent with the Company's audited financial statements, shall not be less than $10.4 million, as reasonably determined by First Federal's independent public accountant, in consultation with the Company's independent public accountant; provided, however, that for purposes of calculating total stockholders' equity, the Company's expense associated with [the issuance of stock appreciation rights and with] the severance payments due under the employment agreement between the Bank and William T. Nassif dated as of January 19, 1996, will not be counted.

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the Agreement, the Company and the Bank have agreed that unless the prior written consent of First Federal shall have been obtained (which First Federal may not unreasonably withhold) and except as otherwise contemplated by the Agreement, the Company and Grinnell will:

     (a) operate their business in the ordinary course in accordance with past business practices;

     (b) use their best efforts to (i) preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees (except that they shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and (ii) maintain their relationships with customers;

     (c) maintain their corporate existence in good standing and file all reports required with regulatory authorities;

     (d) use their best efforts to maintain and keep their properties in as good repair and condition as at present, except for ordinary wear and tear;


     (e) use their best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by them and, in the event that the Bank is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to First Federal;

     (f) perform all obligations required to be performed by them under all material contracts, leases, and documents relating to or materially affecting their assets, properties, and business;

     (g) use their best efforts to comply with and perform in all material respects all obligations and duties imposed upon them by all applicable laws and regulations; and

     (h)  as soon as reasonably practicable, furnish First
Federal copies of all of reports and documents provided to Company stockholders or filed with the OTS subsequent to the date of the Agreement.

     The Agreement also provides that except as specifically contemplated thereby, from the date of the Agreement until the Effective Time, neither the Company nor the Bank nor any Company subsidiary shall, without the prior written consent of First Federal (which may not be unreasonably withheld), do any of the following:

     (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past business practices or in connection with the transactions contemplated and permitted by the Agreement;

     (b) (i) Except as disclosed by the Company in the disclosure schedule accompanying the Agreement, grant any bonus or increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees,
(ii) effect any change in retirement benefits to any class of employees or officers (unless any such change is required by applicable law) that would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any benefit plan except as required by law, (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers (exclusive of renewals in the ordinary course of business), (v) make any additional awards under any stock bonus plan or stock option plan, or (vi) make any additional contributions to the Company's Employee Stock Ownership Plan;

     (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for regular, quarterly cash dividends, paid on normal dividend payment dates, in an amount no greater than the dividend rate as of the date of the Agreement;

     (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     (e) except pursuant to the exercise of outstanding stock options, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities;


         (f) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Superior Proposal, as defined in the Agreement, take any action in furtherance of such inquiries or to obtain a Superior Proposal, or negotiate with any person in, or agree to or endorse any Superior Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it or any Company Subsidiary to take any such action, except with respect to negotiations regarding, and the endorsement of a Superior Proposal, as legally required by the fiduciary duties of the Company's Board of Directors under applicable law and as advised by counsel to the Company's Board of Directors, and the Company shall promptly notify First Federal orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters;

     (g) propose or adopt any amendments to its charter or by-laws, except such amendments as may be required to consummate the transactions contemplated by the Agreement;

     (h) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

     (i) except in its fiduciary capacity, purchase any shares of capital stock of First Federal;

     (j) subject to the provisions of paragraph (f) above regarding a Superior Proposal, willfully take action which would or is reasonably likely to (i) adversely affect the ability of either of First Federal, the Company or the Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the Agreement; (ii) adversely affect the Bank's or the Company's ability to perform its covenants and agreements under the Agreement; or (iii) result in any of the conditions to the Merger not being satisfied;

     (k) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of the Bank or the Company, unless required by law or regulation or, with respect to lending or depository activities;

     (l) file any applications or make any contract with respect to branching by the Bank (whether de novo or by purchase, sale or relocation);

     (m) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company subsidiary or make additional material investments in subsidiaries or enter into or invest in any partnership, joint venture or other business enterprise;

     (n) purchase any debt securities or derivative securities including CMO or REMIC products;

     (o)  purchase any equity securities other than Federal Home
Loan Bank Stock;

     (p) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

     (q) sell or otherwise dispose of any loan, mortgage-backed security or investment security except in the ordinary course of business consistent with past practices and policies;

     (r) modify or restructure the terms of any loan except in the ordinary course of business consistent with prudent banking practices and policies;

     (s) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;


     (t) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its and the Company's independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the Company's last full taxable year, except as required by changes in laws or regulations;

     (u) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     (v) except for loans secured by commercial real estate or multi-family real estate and originated as part of the Bank's Bache Funding, Inc. program, for which the net amount retained by the Bank shall be limited to $500,000, make, renew, increase, extend or purchase any loan secured by commercial real estate or multifamily real estate, any land acquisition or development loan, any commercial business loan, or any residential loan in an amount in excess of $200,000, except to the extent that the Bank is contractually obligated to do so as of the date of the Agreement;

     (w) fail to keep in full force and effect its insurance and bonds as now carried;

     (x) fail to notify First Federal promptly of its receipt of any letter, notice or other communication, whether written or oral, from any regulatory authority advising that it is contemplating issuing, requiring or requesting any agreement, memoranda, understanding or similar undertaking, or order, directive, or extraordinary supervisory letter;

     (y) agree in writing or otherwise to do any of the foregoing.

     For purposes of the Agreement, "Superior Proposal" is defined as a bona fide proposal to acquire the entire equity interest in the Company or the Bank or substantially all of the assets of the Company or the Bank, which is expressly conditioned upon the termination of the Agreement and is made by a third party on terms which a majority of the disinterested members of the Board of Directors of the Company determines pursuant to the exercise of its fiduciary duty after consultation with legal counsel, to be more favorable
(from a financial point of view) to the holders of Company Common Stock than the Merger and for which financing is either then committed or not a condition precedent to the consummation thereof.

     The Company and the Bank have also agreed: (a) to use their best efforts to keep First Federal fully informed concerning all developments of which they become aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of the Company (other than developments affecting financial institutions generally); (b) in the event they become aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of the Agreement) of any of their representations or agreements contained or referred to herein, give prompt written notice thereof to First Federal and use their best efforts to prevent or promptly remedy the same; (c) to promptly supplement or amend the Company disclosure schedule with respect to any matter hereafter arising after the date of the Agreement that, if existing or occurring at the date of the Agreement, would have been required to be set forth or described in such disclosure schedule; (d) use their best efforts to assist First Federal in obtaining the consents and approvals necessary to complete the Merger; (e) to pay the expenses of First Federal under the circumstances enumerated in the Agreement. See " -- Expenses" and "Termination Fee."

NO SOLICITATION

     By the terms of the Agreement, the Company and the Bank may not initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Superior Proposal, take any action in furtherance of such inquiries or to obtain a Superior Proposal, or negotiate with any person in, or agree to or endorse any Superior Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it or any Company subsidiary to take any such action, except with respect to negotiations regarding, and the endorsement of a Superior Proposal, as legally required

by the fiduciary duties of the Company's Board of Directors under applicable law and as advised by counsel to the Company's Board of Directors, and the Company shall promptly notify First Federal orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

     The Company and the Bank have made certain representations and warranties to First Federal with respect to, among other things, their organization and qualification, capitalization, authority with respect to the Agreement, reports and financial statements, the absence of certain changes or events, taxes, properties and assets, environmental hazards, litigation, pending proceedings and compliance with laws, regulatory compliance, employee benefit plans, insurance policies, material agreements, breaches of agreements, allowances for loan losses and real estate owned, agreements with insiders, affiliated persons and affiliates, full disclosure and absence of misrepresentations and information with respect to the Company and the Bank contained in this Proxy Statement.

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF FIRST FEDERAL

     First Federal has made certain representations and warranties to the Company and the Bank with respect to, among other things, its organization and qualification, authority with respect to the Agreement, regulatory approvals, the absence of certain material adverse changes in the financial condition, results of operations, business or capitalization of First Federal, First Federal's possession of sufficient funds to pay the Merger Consideration; and the truth and accuracy of its representations and warranties and the information and documents furnished or to be furnished to the Company by First Federal in connection with the Agreement and for inclusion in this Proxy Statement.

     First Federal has also agreed that it will:

     (a) from the date of the Agreement until the Effective Time, furnish the Bank with copies of all of First Federal's periodic reports on Forms 10-K, 10-Q and 8-K, all proxy statements and all call reports filed with the OTS, or provided to the stockholders of First Federal, subsequent to the date of the Agreement;

     (b) in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of the Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same;

     (c) use its best efforts promptly to and, in any event, no later than 90 days after the date of the Agreement, prepare, submit, publish and file (i) an application to the OTS seeking approval for its acquisition of the Company and the Bank in connection with the Merger; and (ii) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby;

     (d) promptly supplement or amend its disclosure schedule with respect to any matter hereafter arising after the date of the Agreement that, if existing or occurring at the date of the Agreement, would have been required to be set forth or described in such disclosure schedule; and

     (e) pay the expenses of the Company and the Bank under the circumstances enumerated in the Agreement (see " -- Expenses" and " -- Termination Fee").

     Further, First Federal has agreed that except as specifically contemplated by the Agreement, it will not, and will not agree to, without the prior written consent of the Bank, take action which would or is reasonably likely to (i) adversely affect the ability of either First Federal or the Company and the Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the Agreement; (ii) adversely affect First


Federal's ability to perform its covenants and agreements under the Agreement; or (iii) result in any of the conditions to the Merger not being satisfied.

TERMINATION OF THE AGREEMENT

     The Agreement will terminate on June 30, 1998 and may be terminated at any time prior to the earlier of that date or the Effective Time:

     (a) by mutual written consent of the Board of Directors of First Federal and the Board of Directors of the Company;

     (b) by written notice from First Federal to the Company if:

          (i) any condition to First Federal's obligations under the Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or

          (ii) any condition to all parties' obligations under the Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, First Federal shall not have the right to terminate the Agreement on this basis if any such condition was not met due to the failure of First Federal to perform or observe the covenants and agreements set forth in the Agreement; or

          (iii) any warranty or representation made by the Company or the Bank shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by the Company or the Bank of notice of such discovery; or

          (iv) the Company or the Bank shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by the Company or the Bank of notice of such breach; or

     (c) by written notice from the Company to First Federal, if

          (i) any condition to the Company's obligations under the Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or

          (ii) any condition to all parties' obligations under the Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; provided, however, the Company shall not have the right to terminate the Agreement on this basis if any such condition was not met due to the failure of the Company or the Bank to perform or observe the covenants and agreements set forth in the Agreement; or

          (iii) any warranty or representation made by First Federal shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by First Federal of notice of such discovery; or

          (iv) First Federal shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by First Federal of notice of such breach.


     (d) by the Board of Directors of the Company if all of the following conditions are met: (i) a person (including a company or any other entity) makes a Superior Proposal; (ii) within seven (7) business days after First Federal receives written notice from the Company of such Superior Proposal, First Federal does not increase the consideration to be paid to the holders of Common Stock in the Merger so that it is at least as favorable to the holders of Common Stock as the Superior Proposal; (iii) the Board of Directors of the Company, to the extent permitted by the Agreement, shall have failed to recommend to stockholders, or shall have withdrawn or shall have modified in a manner adverse to First Federal its recommendation of, the Agreement or the Merger in order to permit the Bank to enter into a definitive written agreement providing for the transactions contemplated by such Superior Proposal; and (iv) the Company or the person or entity making the Superior
Proposal shall have paid to First Federal the $900,000 termination fee, to the extent such fee is payable pursuant to the provisions of the Agreement, and the expenses of First Federal (including, but not limited to, the fees and expenses of attorneys) incurred in connection with negotiating the Agreement and effectuating the consummation of the transactions contemplated thereby;

     (e) by the Board of Directors of First Federal if the Board of Directors of the Company shall not recommend, or shall withdraw or modify in a manner adverse to First Federal, its recommendation to the holders of Common Stock to approve the Agreement;

     (f) by the Board of Directors of First Federal or the Company at any time after the Special Meeting if the stockholders of the Company have not approved the Agreement by the requisite affirmative vote;

     (g) by the Board of Directors of First Federal or the Company if the Merger has not been consummated on or before June
30, 1998.

     In the event of termination of the Agreement, the Agreement will become void and have no further effect except for certain specified sections of the Agreement dealing with expenses, access to records and confidentiality, and payment of termination fees. Upon termination, there shall be no further liability by reason of the Agreement, or the termination thereof, on the part of any of the Parties or their respective directors, officers, employees, agents or stockholders except that: (i) the obligation of the Company and the Bank to pay to First Federal certain specified damages under the circumstances described in " -- Termination Fee" herein will survive the termination of the Agreement; and (ii) the mutual covenants with respect to the confidentiality and use of non-public information will survive the termination of the Agreement.

ADDITIONAL AGREEMENTS OF THE PARTIES

     The Parties have also agreed that

     (i) the Company shall call the Special Meeting and take certain actions in connection therewith, including using its best efforts to obtain stockholder approval of the Agreement;

     (ii) the Company will prepare a proxy statement satisfying all requirements under the federal securities laws;

     (iii) each Party will cooperate in the preparation and submission of such applications, petitions, and other documents and materials as either Party deem necessary or desirable to the OTS, the FDIC, the Department of Justice, other regulatory authorities, and other persons for purposes of obtaining approvals or consents necessary to consummate the Agreement, as well as each Party having the right to review and comment and receive a copy of such applications, petitions and other filings of the other Party;

     (iv) the Company and the Bank, prior to the Effective Time of the Merger, will prepare and file all required Bank's Regulatory Reports, that will comply with all applicable statutes, rules, and regulatory requirements, with such Report containing the Company Financial Statements which are prepared in accordance with generally accepted accounting principals and practices utilized by the Company on a consistent basis, and the Reports fairly present the
consolidated financial condition and the consolidated results of operations and cash flows for the specified periods; and in the case of interim fiscal periods, all adjustments consisting of only normal recurring items;

     (v) all of the Parties represent that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Agreement;

     (vi) all of the Parties agree to use all reasonable efforts to take, or cause to be taken, all action necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, including the period of time following the Effective Date if any further action is necessary or desirable to carry out the purposes of the Agreement or to vest First Federal with full title to all properties, assets, rights, approvals, immunities, and franchises of the Company or the Bank;

     (vii) each party will consult with the other prior to making any public announcement with respect to the transactions contemplated by the Agreement, and will use its best efforts to either agree upon the text of a proposed joint announcement by both parties or to obtain the other's approval (not unreasonably withheld) of the text of an announcement to be made solely on behalf of such party;

     (viii) First Federal will appoint Steven L. Opsal and one additional individual to the First Federal Board of Directors and to the Board of Directors of First Federal's holding company, and First Federal will also appoint the Board of Directors of the Bank, as of October 16, 1997, to serve as members of an Advisory Board to the Board of Directors of First Federal for a period of one year following the Effective Time, subject to reappointment at the discretion of First Federal;

     (ix) the Company and the Bank will permit First Federal and its representatives, including its financial advisors, reasonable access to properties, and will disclose and make available to them all necessary documentation as indicated in the Agreement;

     (x)  the Company will permit a representative of First
Federal to attend board meetings, including, without limitation, the loan committee or asset/liability committee meetings;

     (xi) all information furnished in connection with the transactions contemplated by the Agreement will be treated as the sole property of the party furnishing the information until consummation of the Merger, and if the Merger does not occur, the party receiving the information shall, upon request, return to the other party which furnished the information all documentation and other materials; then, each party will use its best efforts to keep confidential and not take competitive or commercial advantage of all such information for a period of one year from the date the Merger was abandoned, except for (A) that information already in possession of the party before it was furnished, information generally known to the public or became known to the public by no fault of the receiving party; and
(B)any disclosures pursuant to legal requirement or in accordance with a court order of competent jurisdiction; and

     (xii) at the request of First Federal and prior to the Effective Time, the Company shall, (A) establish and take such reserves and accruals as First Federal shall reasonably request to conform, on a mutually satisfactory basis, the Company's loan, real estate, accrual and reserve policies to First Federal's policies, and (B) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Reorganization, provided that such action by the Bank shall not be taken until First Federal specifies its request in writing delivered to the Company , and acknowledges that all conditions to the obligations of First Federal to consummate the Reorganization set for the in the Agreement have been waived or satisfied and the Company and the Bank acknowledge that the conditions to its obligation to consummate the Reorganization set forth in the Agreement have been waived or satisfied (the representations, warranties and covenants of the Company and the Bank contained the Agreement shall not be deemed to be untrue or breached in any respect for
any purpose as a consequence of any action undertaken on account of this provision of the Agreement and shall not constitute grounds for termination of the Agreement by First Federal).

WAIVER AND AMENDMENT

     Each Party to the Agreement may in writing waive the obligations to it of any other Party under the Agreement. In addition, the Agreement may be amended by a written document signed by all parties to the Agreement. However, after the Company's shareholders have approved the Agreement, the Agreement may only be amended if, in the opinion of the Company's Board of Directors, such amendment would not have a material adverse effect on the benefits intended to be conferred under the Agreement for the Company's shareholders and would not require resolicitation of the proxies sought hereby.

EXPENSES

     Generally, all expenses incurred by First Federal and the Company in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated thereby will be borne by the Party that has incurred them. The Parties have agreed, however, to pay the other Party's reasonable out-of-pocket expenses, in an amount not to exceed $300,000, in the event the Agreement is terminated as a result of a willful breach in which
(i) any warranty or representation of the breaching Party becomes untrue or incorrect in any material respect and such breach is not cured within thirty (30) days following receipt of notice of the breach, or (ii) one or more provisions of the Agreement is breached in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt of notice of the breach.

TERMINATION FEE

     In order to induce First Federal to enter into the Agreement and as a means of compensating First Federal for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with the Agreement and the transactions contemplated thereby, the Company and the Bank have agreed pursuant to the Agreement that the Bank shall pay to First Federal a fee of $900,000, upon the occurrence of any of the following events on or before the earlier of the date the Agreement is terminated or June 30, 1998:

     (i) if the Board of Directors of the Company recommends a Superior Proposal and thereafter (A) the Special Meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of the Agreement or (B) the Company's shareholders do not approve the Agreement;

     (ii) if the Board of Directors of the Company withdraws or modifies its recommendation of approval of the Agreement, and thereafter (A) the Special Meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of the Agreement or (B) the Company's shareholders do not approve the Agreement;

     (iii) if the Company's shareholders do not approve the Agreement after a Superior Proposal is made and within twelve
(12) months thereafter the Company enters into a definitive agreement to be merged into or acquired by another entity (provided, however, that the Bank shall pay all reasonable out-of-pocket expenses of First Federal incurred by it in connection with the Agreement, in an amount not to exceed $300,000, within five business days following rejection of the Agreement by Company shareholders);

     (iv) if the Company or the Bank enters into an agreement to be acquired by any other party; or

     (v) if the Company both (1) fails to receive the opinion of its financial advisor that the Merger is fair to the Company's shareholders from a financial point of view, and such failure occurs after a Superior Proposal is made, and (2) the Merger is not consummated.


     With the exception of the payment under subparagraph (iii) above, which shall be paid within five business days following the Company's execution of a definitive agreement of merger or acquisition (except that the expenses of First Federal shall be paid as provided in (iii) above), such payment shall be made to First Federal in immediately available funds within five business days after the occurrence of an event set forth above.

EFFECT ON EMPLOYEES AND CERTAIN EMPLOYEE BENEFIT PLANS

     Employment Arrangements. The Agreement states that it is First Federal's intention to offer continued employment to employees of the Bank as of the Effective Time at the base salary levels in effect at the Effective Time (provided that the Agreement shall not, except as otherwise provided therein, provide any contractual right to such employees of such employment).

     Employee Benefit Plans. Employees of the Bank who continue employment with First Federal on or after the Effective Time ("Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of First Federal from time to time (the "First Federal Plans"), if such Continuing Employee shall be eligible or selected for participation therein. Generally, Continuing Employees will be entitled to participate on the same basis as similarly situated employees of First Federal, except that Continuing Employees shall be entitled to full credit for each year of prior service (in which 1,000 hours of service are performed) with the Bank for purposes of determining eligibility for participation and vesting, but not for benefit accruals, in the First Federal Plans, subject to applicable break in service rules. Participation by Continuing Employees in employee benefit plans of First Federal with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, stock option plans, stock bonus plans, restricted stock plans, and other such similar plans, (but not including employee benefit plans generally available to all full-time employees of First Federal) shall be discretionary with First Federal.

     Following the Effective Time, the Financial Institutions Retirement Plan, as adopted by the Bank will be merged with a comparable plan of First Federal. Future benefit accruals shall be made in accordance with the adoption agreement that relates to the retirement plan adopted by First Federal. Any benefits accrued by participants in the retirement plan adopted by the Bank attributable to service before the Effective Time shall not be reduced. Under the terms of the Agreement, the Bank is permitted to, and intends to, amend the Bank's retirement plan to assure that the excess funding in such plan as of June 30, 1997 (determined in accordance with a formula set forth in the Agreement) inures solely to the benefit of individuals who have become participants in such plan.

     Under the Agreement, the Bank's Employee Stock Ownership Plan ("ESOP") will automatically terminate as of the Effective Time. Thereafter, the outstanding balance of the ESOP loan shall be repaid from the cash proceeds in the ESOP suspense account and the remainder shall be allocated to participants of the plan, in accordance with applicable law and the rules and regulations of the Internal Revenue Service ("IRS"). In connection with the termination of the ESOP, the Bank has applied to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on termination and on any amendments made to the ESOP in connection with its termination or otherwise. Any and all distributions from the ESOP after its termination shall be made consistent with such determination letter. As of the Effective Time, the administrative authority over the ESOP, including the authority to appoint and remove trustees of the ESOP trustees, shall be exercised by a committee consisting of Steven L. Opsal and another individual to be selected by the Bank prior to the Effective Time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Board of Directors and management of the Company and the Bank may be deemed to have certain interests in the Merger in addition to their interests as stockholders of the Company generally. The Board of Directors of the Company was aware of these interests and considered them, among other matters, in unanimously approving the Agreement and the transactions contemplated thereby. See " -- Recommendation of the Board of Directors; Reasons for the Merger."


     Change in Control Payment. Mr. William T. Nassif is party to an employment agreement with the Bank that provides for severance upon the occurrence of certain events, including termination of his employment under such agreement following a change in control of the Company or the Bank. It is currently anticipated that in connection with the Merger, Mr. Nassif will receive approximately $_____ as of the Effective Time pursuant
to this employment agreement.   [To come from McGladrey]

     Employment Agreements. In order to maintain the continuity of the Company's and the Bank's business operations after the Effective Time, First Federal has entered into employment agreements with Officers Leroy Meredith, Steven Opsal, Katherine Rose, Glenyce Conway, Chris Christinson, Dale Nelson and Ginger Sterk. The employment agreements provide for continued employment of these individuals with First Federal under the terms and conditions which are consistent with each individual's past position with the Bank, with the exception that Mr. Opsal's base salary will increase from $90,000 to $110,000, and Mr. Nelson's base salary will increase from $50,000 to $60,000.

     Stock Options. For a discussion of the treatment of outstanding Company stock options under the Agreement, see "PROPOSAL I -- APPROVAL OF THE AGREEMENT -- Description of the Merger." Set forth below are the number and value of stock options currently held by the Company's executive officers and directors.

                                                           Number of       Net Realizable
                                                       Shares Underlying      Value of
Name                  Position                          Issued Options     Issued Options
----                  --------                          --------------     --------------
LeRoy E. Meredith     Director, Chairman of the Board        26,406            259,453
Steven L. Opsal       President, Chief Executive Officer
                        and Director                         26,406            259,453
Katherine A. Rose     Sr. Vice President, Chief Financial
                        Officer and Director                 17,522            178,133
William T. Nassif     Senior Vice President and Chief
                        Operating Officer                     8,000             74,440
Donald H. Howig       Director                                5,760             67,424
Scott A. Jensen       Director                                3,856             43,338
David S. Clay         Director                                4,456             33,477
Thomas M. Groth       Director                                4,808             55,381
Theodore Mokricky     Director                                4,808             55,381

     Restricted Stock Awards. The Company has previously issued shares of Common Stock pursuant to the Company's Recognition and Retention Plan (the "RRP") to directors, officers and employees of the Company and the Bank. Pursuant to the terms of the RRPs, vesting is accelerated in the event of a change in control of the Company. As a result of the change in control of the Company due to the Merger, at the Effective Time, Director David
S. Clay and Officer William T. Nassif will become immediately fully vested in 286 and 900 shares of Common Stock, respectively, with an approximate aggregate value (based on a per share price of $17.65) of $5,047 and $15,885, respectively.


     Employee Stock Ownership Plan. As noted above, on or before the Effective Time, the Bank will cause the ESOP to be terminated as of the Effective Time. Upon its termination, the assets of the ESOP will be distributed to its participants in accordance with the terms of such plan. Based on their current interests in the ESOP, Messrs. Opsal, Nassif, Meredith and Rose are expected to receive ESOP distributions of approximately $_______, $_______, $_______ and $_______, respectively.

     Insurance; Indemnification. First Federal has agreed that, for a period of four (4) years following the Effective Time, it will indemnify the employees, agents, directors or officers of the Company and the Bank to the extent they are indemnified under the Company's Certificate of Incorporation and Bylaws in the form in effect at the date of the Agreement or arising by operation of law. First Federal has also agreed to use its best efforts to cause the Company's directors and officers to be covered under individual directors' and officers' liability insurance policies for the duration of any applicable statute of limitations, provided the cost of such coverage shall not exceed $7,500.

     Advisory Board. Pursuant to the Agreement, First Federal has agreed to appoint Mr. Opsal and one additional individual to the First Federal Board of Directors and to the Board of First Federal's holding company as of the Effective Time, and to permit the remaining members of the Bank's Board of Directors to serve on an advisory board to First Federal for a period of one year following the Effective Time, subject to reappointment at the sole discretion of First Federal. Such advisory board members will receive an annual fee of at least $2,000 plus $200 per meeting attended; provided, that Mr. Meredith's compensation shall be $9,000. Such appointments will be effective as of the Effective Time.

     Deferred Compensation Plan for Company Chairman. The Agreement provides that the deferred compensation plan maintained by the Bank for the benefit of Mr. Leroy Meredith, Chairman of the Company and the Bank, shall be terminated as of the Effective Time, and all benefits under the plan shall be paid out in a lump sum to Mr. Meredith. Alternatively, the Bank in its sole discretion may establish an irrevocable trust and deposit therein guaranteed investment contracts in amounts sufficient to provide the monthly benefits specified in accordance with the deferred compensation plan for Mr. Meredith. To the extent that a lump sum is not paid as of the Effective Time, First Federal shall assume the payment of the liabilities in such plan thereafter. The amount of the obligation of such plan that was accrued for as of September 30, 1997 was $132,677 and the amount estimated to be necessary to complete the funding of such plan is $77,323.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS OF THE COMPANY. THE TAX DISCUSSION SET FORTH BELOW DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF THE SITUATION OF EACH OF THE COMPANY'S STOCKHOLDERS. EACH STOCKHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE MATTERS DESCRIBED HEREIN AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     For federal income tax purposes, the receipt of cash by a stockholder of the Company in exchange for shares of the Common Stock pursuant to the Merger will constitute a taxable transaction to such stockholder. In general, a stockholder who receives cash in the Merger in exchange for such stockholder's shares of Common Stock will recognize gain or loss equal to the difference, if any, between (i) the sum of the cash payment of $17.65 per share received from First Federal in exchange for the shares of the Common Stock and (ii) the stockholder's tax basis in such Common Stock. Any gain or loss will be treated as capital gain or loss if the Common Stock exchanged was held as a capital asset in the hands of the stockholder.

     The cash payments due to the holders of the Common Stock upon the exchange thereof pursuant to the Merger (other than certain exempt entities and persons), will be subject to a backup withholding tax at the rate of 31% unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if: (i) the stockholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under

<PAGE
penalty of perjury that such TIN is correct; (ii) the Internal Revenue Service ("IRS") notifies the Exchange Agent that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies the Exchange Agent that the stockholder has failed to report interest, dividends or original issue discount in the past; or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

     No ruling has been or will be requested from the IRS as to any of the tax effects of any of the transactions discussed in this Proxy Statement to stockholders of the Company, and no opinion of counsel has been or will be rendered to the Company's stockholders with respect to any of the tax effects of the Merger to the Company's stockholders.

ACCOUNTING TREATMENT

     The Company has been advised by First Federal that the transaction will be accounted for utilizing purchase accounting as required by Accounting Principles Board Opinion No. 16
Business Combinations.

REGULATORY APPROVALS

     The Merger is subject to the approval of the OTS. First Federal has filed an application with the OTS for approval of the Merger. As of the date of this Proxy Statement, the approval of the OTS has not been received. There can be no assurance as to the timing of such approval, if given, or as to the conditions, if any, on which approval will be given. In addition, the approval, if and when granted, may contain conditions which First Federal may find unduly burdensome. When such approval is received, material changes to the Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith which could require a resolicitation of the Company's stockholders for approval. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. If the required regulatory approvals are not obtained, the Agreement will be terminated, and the Merger will not occur.

        PROPOSAL II - ADJOURNMENT OF THE SPECIAL MEETING

     Approval of the Agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the Common Stock. In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Agreement, the Board of Directors intends to adjourn the Special Meeting to a later date. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting, but would in no event be more than 30 days after the date of the Special Meeting.

     The effect of any such adjournment would be to permit the Company to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the Agreement, it would give the Company the opportunity to solicit additional proxies in favor of the Agreement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF
THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN.
APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE
HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN
PERSON OR BY PROXY AT THE SPECIAL MEETING.

   STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the Record Date, certain information as to those persons who were beneficial owners of more than five percent (5%) of the Common Stock and as to the shares of the Common Stock beneficially owned by each of the Company's directors and executive officers required to be named in a summary compensation table and by all executive officers and directors of the Company as a group. Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. Based upon such reports, management knows of no persons, other than those set forth below, who owned more than 5% of the outstanding shares of the Common Stock as of the Record Date.

                                                             Percentage of
                                        Amount and Nature      Shares of
                                         of Beneficial        Common Stock
                                         Ownership (1)        Outstanding
                                        -----------------    -------------
Manatt Enterprises Limited
Box 535
Brooklyn, Iowa 52211                         73,500                7.4%

GFS Bancorp, Inc.
Employee Stock Ownership Plan
1025 Main Street
Grinnell, Iowa  50112 (2)                    84,640                8.5%

Steven L. Opsal, President
 and Chief Executive Officer (3)             59,087                5.8%

All directors and executive
 officers of the Company
 as a group (9 persons) (4)                 251,467               24.9%

_______________
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Common Stock if he or she has sole or shared voting or investment power with respect to such shares, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the individuals in the group exercise sole voting and investment power over the shares of the Common Stock.
(2) The amount reported represents shares held by the Company's ESOP, 46,351 shares of which were allocated to accounts of participants. First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants or are not voted by participants. Pursuant to the terms of the ESOP, participants in the ESOP have the right to direct the voting of shares allocated to participant accounts.
(3) Includes 19,560 shares held directly, 5,520 shares held by Mr. Opsal's spouse, 250 shares held by Mr. Opsal's minor children, 7,351 shares allocated to Mr. Opsal's account under the ESOP and 26,406 shares subject to option.
(4) Includes shares held directly, as well as jointly with family members, and shares held in retirement accounts in a fiduciary capacity or by certain family members, with respect to which shares the listed individuals or group members may be deemed to have sole or shared voting and/or investment power. This table also includes 22,675 shares allocated to the accounts of executive officers under the ESOP, options to purchase 102,022 shares of Common Stock granted to directors and executive officers and 1,186 shares of restricted Common Stock awarded pursuant to the RRP.


                   MARKET FOR THE COMMON STOCK

     The Common Stock is traded over-the-counter and is listed on the Nasdaq "Small Cap" Market under the symbol "GFSB." At September 30, 1997, there were 988,242 shares of Common Stock issued and outstanding and there were approximately 247 holders of record and approximately 505 beneficial holders. The high and low sales prices of the Common Stock on October 10, 1997, the last trading date on which the Common Stock was traded before the Agreement was signed, were $16 7/16 and $16.00, respectively. Upon consummation of the Merger, the Common Stock will no longer be traded over-the-counter market or quoted on Nasdaq.


                     INDEPENDENT ACCOUNTANTS

     Representatives of McGladrey & Pullen LLP, the Company's independent accountants, are expected to be present at the Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                      STOCKHOLDER PROPOSALS

     In the event the Merger is not consummated and the 1998 Special Meeting of Stockholders is held, any stockholder proposal intended for inclusion in the Company's proxy statement and proxy relating to the 1998 Special Meeting of Stockholders be received at the Company's main office at 1025 Main Street, Grinnell, Iowa, no later than May 28, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


                          MISCELLANEOUS

     The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Special Meeting. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of the Board of Directors.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended, previously filed with the Securities and Exchange Commission, is hereby incorporated by reference in this Proxy Statement. A copy of the Annual Report on Form 10-K, as amended, will be furnished by first class mail (or other equally prompt means) without charge to stockholders, as of the record date upon oral or written request to: GFS Bancorp, Inc., Investor Relations Department, 1025 Main Street, Grinnell, Iowa (telephone (515) 236-3121). In addition, the Form 10-Q and the Annual Report accompany this Proxy Statement and are also hereby incorporated by reference herein.

     All documents filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since 1997 are deemed to be incorporated herein by reference to this Proxy Statement and are deemed to be a part hereof from the date of filing of such documents. Any such documents will be furnished without charge to stockholders as of the record date upon oral or written request directed to the Company as described above.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

     All information contained in this proxy statement with respect to First Federal has been supplied by First Federal and all information with respect to the Company and the Bank has been supplied by the Company.


                            BY ORDER OF THE BOARD OF DIRECTORS



                            Ginger L. Sterk
                            Secretary

Grinnell, Iowa
____________, 1998

                            APPENDIX A

               AGREEMENT AND PLAN OF REORGANIZATION

                          BY AND BETWEEN

             FIRST FEDERAL SAVINGS BANK OF SIOUXLAND

                       GFS BANCORP, INC.

                               AND

                 GRINNELL FEDERAL SAVINGS BANK









                    Dated: October 16, 1997

                        TABLE OF CONTENTS
                                                       Page No.

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . .2
  THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . .2
    1.1. The  Reorganization . . . . . . . . . . . . . . . . .2
    1.2  Adoption and Execution and Delivery of Documents
         providing for the Reorganization. . . . . . . . . . .3
    1.3. Effective Time and Closing of the Reorganization. . .3
    1.4  Modification of Structure . . . . . . . . . . . . . .3

ARTICLE II.. . . . . . . . . . . . . . . . . . . . . . . . . .4
     EFFECT OF THE REORGANIZATION; CERTAIN ACTIONS IN
     CONNECTION THEREWITH. . . . . . . . . . . . . . . . . . .4
     2.1. Effect of the Reorganization.. . . . . . . . . . . .4
     2.2. Effect on Common Stock of the Company and First
          Federal. . . . . . . . . . . . . . . . . . . . . . .4
     2.3. First Federal to Make Cash Available . . . . . . . .5
     2.4. Payment of Cash. . . . . . . . . . . . . . . . . . .5
     2.5. Recapitalization or Stock Dividends. . . . . . . . .6

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . .6
     REPRESENTATIONS AND WARRANTIES OF GRINNELL. . . . . . . .6
     3.1. Corporate Organization.. . . . . . . . . . . . . . .7
     3.2. Capitalization.. . . . . . . . . . . . . . . . . . .8
     3.3. Authorization. . . . . . . . . . . . . . . . . . . .9
     3.4. No Violation.. . . . . . . . . . . . . . . . . . . .9
     3.5. Reports and Consolidated Financial Statements. . . 10
     3.6. Consents and Approvals.. . . . . . . . . . . . . . 10
     3.7. Absence of Certain Changes.. . . . . . . . . . . . 11
     3.8. Employee and Employee Benefits Matters.. . . . . . 11
     3.9. Litigation.. . . . . . . . . . . . . . . . . . . . 14
     3.10.Tax Matters .. . . . . . . . . . . . . . . . . . . 14
     3.11.Information in the Company Proxy Statement . . . . 15
     3.12.Environmental Matters .. . . . . . . . . . . . . . 15
     3.13.Insurance. . . . . . . . . . . . . . . . . . . . . 17
     3.14.Compliance with Laws and Orders. . . . . . . . . . 17
     3.15.Governmental Regulation. . . . . . . . . . . . . . 18
     3.16.Contracts and Commitments. . . . . . . . . . . . . 18
     3.17.Agreements with Directors, Officers and
          Stockholders . . . . . . . . . . . . . . . . . . . 18
     3.18.Accuracy of Information. . . . . . . . . . . . . . 19
     3.19 [Reserved] . . . . . . . . . . . . . . . . . . . . 19
     3.20 Allowances for Losses and Real Estate Owned. . . . 19
     3.21 Title to Assets; Leases. . . . . . . . . . . . . . 19
     3.22.Business of Grinnell . . . . . . . . . . . . . . . 20
     3.23.Tax Matters. . . . . . . . . . . . . . . . . . . . 20

ARTICLE IV.. . . . . . . . . . . . . . . . . . . . . . . . . 20
     REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL . . . . 20
     4.1. Corporate Organization.. . . . . . . . . . . . . . 20
     4.2. Authorization. . . . . . . . . . . . . . . . . . . 21
     4.3. No Violation.. . . . . . . . . . . . . . . . . . . 21
     4.4. Consents and Approvals.. . . . . . . . . . . . . . 21
     4.5. Information Supplied for Inclusion in the
          Company Proxy Statement. . . . . . . . . . . . . . 21
     4.6. Cash Payment.. . . . . . . . . . . . . . . . . . . 22
     4.7. Accuracy of Information. . . . . . . . . . . . . . 22
     4.8. Regulatory Approvals and No Adverse Change.. . . . 22

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     COVENANTS OF FIRST FEDERAL. . . . . . . . . . . . . . . 22
     5.1. Affirmative Covenants. . . . . . . . . . . . . . . 22
     5.2. Negative Covenants.. . . . . . . . . . . . . . . . 22
     5.3. Breaches.. . . . . . . . . . . . . . . . . . . . . 23
     5.4. Filing of Applications . . . . . . . . . . . . . . 23
     5.5. Supplement to First Federal Disclosure Schedule. . 23
     5.6. Expenses.. . . . . . . . . . . . . . . . . . . . . 23

ARTICLE VI.. . . . . . . . . . . . . . . . . . . . . . . . . 23
     COVENANTS OF THE COMPANY AND GRINNELL . . . . . . . . . 23
     6.1. Affirmative Covenants. . . . . . . . . . . . . . . 24
     6.2. Negative Covenants.. . . . . . . . . . . . . . . . 24
     6.3. Report to First Federal. . . . . . . . . . . . . . 27
     6.4. Breaches.. . . . . . . . . . . . . . . . . . . . . 27
     6.5. Supplement to Disclosure Schedule. . . . . . . . . 28
     6.6. Consents and Approvals.. . . . . . . . . . . . . . 28
     6.7. Expenses.. . . . . . . . . . . . . . . . . . . . . 28

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . 28
     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . 28
     7.1. Company Shareholders' Meeting. . . . . . . . . . . 28
     7.2. Proxy Statement for Company Shareholders' Meeting. 29
     7.3. Cooperation; Regulatory Approvals. . . . . . . . . 29
     7.4. Reports. . . . . . . . . . . . . . . . . . . . . . 29
     7.5. Brokers or Finders.. . . . . . . . . . . . . . . . 30
     7.6. Additional Agreements; Reasonable Efforts. . . . . 30
     7.7. Release of Information.. . . . . . . . . . . . . . 30
     7.8. Directors and Advisory Directors.. . . . . . . . . 30
     7.9. Access to Properties and Records; Confidentiality. 30
     7.10.Certain Policies . . . . . . . . . . . . . . . . . 31
     7.11.Employee Benefit Plans; Employment Arrangements. . 32
     7.12.Company Stock Options. . . . . . . . . . . . . . . 34
     7.13.D&O Indemnification and Insurance. . . . . . . . . 35

ARTICLE VIII.. . . . . . . . . . . . . . . . . . . . . . . . 36
     CONDITIONS TO THE OBLIGATIONS OF FIRST FEDERAL. . . . . 36
     8.1. No Material Adverse Change.. . . . . . . . . . . . 36
     8.2. Representations and Warranties.. . . . . . . . . . 36
     8.3. Performance and Compliance.. . . . . . . . . . . . 36
     8.4. No Proceeding or Litigation. . . . . . . . . . . . 36
     8.5. Consents Under Agreements. . . . . . . . . . . . . 36
     8.6. No Amendments to Resolutions.. . . . . . . . . . . 37
     8.7. Certificate of Grinnell Officers.. . . . . . . . . 37
     8.8.  Corporate Proceedings.. . . . . . . . . . . . . . 37
     8.9. Legal Opinion. . . . . . . . . . . . . . . . . . . 37
     8.10.     Closing Book Value. . . . . . . . . . . . . . 37

ARTICLE IX.. . . . . . . . . . . . . . . . . . . . . . . . . 38
     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND
     GRINNELL. . . . . . . . . . . . . . . . . . . . . . . . 38
     9.1. Representations and Warranties.. . . . . . . . . . 38
     9.2. Performance and Compliance.. . . . . . . . . . . . 38
     9.3  Corporate Proceedings. . . . . . . . . . . . . . . 38
     9.4. Certificate of First Federal Officers. . . . . . . 38
     9.5. Legal Opinion. . . . . . . . . . . . . . . . . . . 38
     9.6. Opinion of Financial Advisor . . . . . . . . . . . 38

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. . . . . . 39
     10.1.Governmental Approvals . . . . . . . . . . . . . . 39
     10.2.No Injunctions or Restraints . . . . . . . . . . . 39
     10.3.Stockholder Approval . . . . . . . . . . . . . . . 39
     10.4 Corporate Proceedings. . . . . . . . . . . . . . . 39

ARTICLE XI.. . . . . . . . . . . . . . . . . . . . . . . . . 40
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . 40
     11.1.Reasons for Termination. . . . . . . . . . . . . . 40
     11.2.Effect of Termination. . . . . . . . . . . . . . . 42

ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . 42
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . 42
     12.1. Nonsurvival of Representations, Warranties
           and Agreements . . . . . . . . . . . . . . . . .  42
     12.2. Expenses and Termination Fee . . . . . . . . . .  42
     12.3. Waivers; Amendments. . . . . . . . . . . . . . .  43
     12.4. Assignment; Parties in Interest. . . . . . . . .  43
     12.5. Entire Agreement . . . . . . . . . . . . . . . .  43
     12.6. Captions and Counterparts. . . . . . . . . . . .  44
     12.7. Certain Definitions. . . . . . . . . . . . . . .  44
     12.8. Enforcement of this Agreement. . . . . . . . . .  44

     12.9. Governing Law. . . . . . . . . . . . . . . . . .  44
     12.10. Notices . . . . . . . . . . . . . . . . . . . .  45
                             SCHEDULES

Schedule 3.1(a)
Schedule 3.2
Schedule 3.5
Schedule 3.6
Schedule 3.7
Schedule 3.8(a)
Schedule 3.8(b)
Schedule 3.9
Schedule 3.10
Schedule 3.12(f)
Schedule 3.13
Schedule 3.14
Schedule 3.15
Schedule 3.16
Schedule 3.17
Schedule 3.21(b)
Schedule 7.5
Schedule 7.11(c)
Schedule 7.11(f)

                AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization, dated as of October 16, 1997 (the "Agreement"), is entered into by and between First Federal Savings Bank of Siouxland ("First
Federal"), GFS Bancorp, Inc. (the "Company" or "GFS")  and
Grinnell Federal Savings Bank ("Grinnell").

                          R E C I T A L S:

     1. First Federal is a federally-chartered stock savings bank headquartered in Sioux City, Iowa, 53.8% of the issued and outstanding capital stock of which is owned by First Federal Bankshares, M.H.C. ("Bancorp"), a federally-chartered mutual holding company.

     2. GFS is a company organized under the laws of the State of Delaware, is registered with the Office of Thrift Supervision as a unitary savings and loan holding company, and owns 100% of the issued and outstanding common stock of Grinnell.

     3. Grinnell is a federally-chartered savings bank headquartered in Grinnell, Iowa.

     4. The parties desire to provide for First Federal's acquisition of Grinnell pursuant to the transactions set forth in this Agreement on or after the Effective
          Time (as defined in Section 1.3 hereof).

     5. In connection with the Reorganization, as defined herein, the outstanding capital stock of the Company will be converted into the right to receive cash and, subject to certain regulatory conditions or approvals, if applicable, the outstanding stock options of the Company will be converted into First Federal stock options.

     6. It is intended that First Federal and Grinnell will be merged such that First Federal will be the surviving bank and that the resulting savings institution will expand its market area and achieve certain economies of scale and efficiencies as a result of the Reorganization, as defined herein.

     In consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing Reorganization, as defined herein, will be carried out, the parties, intending to be legally bound, hereby agree as follows:

                             ARTICLE I.

                         THE REORGANIZATION


          1.1. The Reorganization. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended (the "Bank Merger Act"), the Home Owners' Loan Act (the "HOLA"), and the rules and regulations promulgated thereunder including 12 C.F.R. 563.22 and 574.3(a) (the "Thrift Regulations"), at the Effective Time, the parties hereby agree that the following corporate transactions (collectively referred to herein as the "Reorganization") shall occur substantially concurrently in the order set forth below in accordance with applicable laws and regulations and the provisions of this Agreement:

     (a) Pursuant to the Agreement of Merger, attached hereto as Exhibit A, among First Federal, the Company, and a to-be-formed Delaware corporation which is to be wholly owned by First Federal, such to-be-formed corporation shall be merged with and into the Company (the "Company Merger") and, in connection therewith, and subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of Section 262 of the Delaware General Corporation Law, each share of common stock, $.01 par value per share, of the Company ("Common Stock") outstanding immediately prior to the effective time of the Company Merger shall be canceled in exchange for the right to receive the cash payments specified in such Agreement of Merger, with the result that the Company will become a wholly owned subsidiary of First Federal.

     (b) Pursuant to the Agreement of Merger, attached hereto as Exhibit B, between Grinnell and First Federal, Grinnell shall merge with and into First Federal (the "Bank Merger") immediately following consummation of the transactions referred to in Section 1.1(a) hereof, with the result that First Federal will acquire all of the assets and liabilities of Grinnell and Grinnell shall cease to exist.

     (c) Pursuant to the Plan of Complete Liquidation and Dissolution (the "Plan"), attached hereto as Exhibit C, the Company shall be liquidated into First Federal simultaneously with consummation of the transaction referred to in Sections 1.1
(b) hereof, with the result that First Federal will acquire all of the assets and liabilities of the Company and the Company shall cease to exist.

     (d) Upon the consummation of the Reorganization, the separate existence of the Company and Grinnell shall cease, and First Federal shall continue as the surviving institution in the Bank Merger.


          1.2 ADOPTION AND EXECUTION AND DELIVERY OF DOCUMENTS PROVIDING FOR THE REORGANIZATION. Promptly following the formation of the to-be-formed corporation referred to in
Section 1.1(a) hereof, the Company shall execute and deliver the Agreement of Merger included as Exhibit A hereto and First Federal and such to-be-formed corporation shall execute and deliver such Agreement of Merger, as applicable. Promptly upon consummation of the transactions contemplated by Section 1.1(a) hereof, First Federal and Grinnell shall execute and deliver the Agreement of Merger included as Exhibit B hereto and the Company shall adopt such agreement in its capacity as the sole stockholder of Grinnell. Promptly upon consummation of the transactions contemplated in Sections 1.1(a) and (b) hereof, First Federal shall adopt the Plan in its capacity as sole stockholder of the Company.

          1.3. EFFECTIVE TIME AND CLOSING OF THE REORGANIZATION. As soon as practicable after each of the conditions set forth in Articles VIII, IX and X hereof have been satisfied or waived, First Federal and Grinnell will file, or cause to be filed, articles of combination with the Office of Thrift Supervision (the "OTS"), which articles of combination shall be in the form required by and executed in accordance with the Thrift Regulations. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Effective Time"). If (a) this Agreement and the transactions contemplated hereby have been duly approved as required by the stockholders of the Company, and (b) all relevant conditions of this Agreement have been satisfied or waived and all applicable waiting periods have expired, the closing (the "Closing") shall take place within thirty (30) business days thereafter, on such date as First Federal and Grinnell shall agree, at the executive offices of First Federal or at such other location mutually acceptable to First Federal and Grinnell. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in this Section 1.3 with respect to the Bank Merger to be made. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.4 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, First Federal may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of the Company as a result of such modification,
(ii) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount because of such modification, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals required hereunder, or otherwise impede the consummation of the transactions contemplated hereby.



                            ARTICLE II.

   EFFECT OF THE REORGANIZATION; CERTAIN ACTIONS IN CONNECTION
                            THEREWITH

          2.1. EFFECT OF THE REORGANIZATION.

          (a) First Federal, as the surviving institution in the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Grinnell, all as more fully described in the Merger Agreement and the Thrift Regulations. The name of First Federal, as the surviving institution in the Bank Merger, shall remain "First Federal Savings Bank of Siouxland."

          (b) At the Effective Time, each share of capital stock of GFS issued and outstanding immediately prior thereto (except shares as to which the holders have perfected dissenters' rights in accordance with Section 262 of the Delaware General Corporation Law) shall, by virtue of the Reorganization, be canceled. No new shares of the capital stock or other securities or obligations of First Federal shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of capital stock shall not be converted into any shares or other securities or obligations of First Federal.

          (c) The Charter and Bylaws of First Federal, as in effect immediately prior to the Effective Time, shall be the Charter and Bylaws of First Federal, as the surviving institution of the Bank Merger.

          (d) Except as otherwise contemplated hereby, the directors and officers of First Federal immediately prior to the Effective Time shall be the directors and officers of First Federal, as the surviving institution of the Bank Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (e) All deposit accounts of Grinnell existing immediately prior to the Bank Merger shall, upon consummation of the Bank Merger, remain insured by the Federal Deposit Insurance
Corporation ("FDIC") to the fullest extent permitted by law and regulation.

          2.2. EFFECT ON COMMON STOCK OF THE COMPANY AND FIRST
FEDERAL.

          (a) As of the Effective Time, by virtue of the Reorganization and without any action except as specified herein on the part of the holders of shares of common stock, $.01 par value, of the Company ("Company Common Stock"), each issued and outstanding share of Company Common Stock (except with respect to the rights of dissenting shareholders of GFS) shall be converted into the right to receive $17.65 in cash (the "Purchase Price"), and all outstanding certificates representing Company Common Stock shall thereafter represent solely the right to receive the Purchase Price. Any holders of dissenting shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware General Corporation Law,

with funds provided by First Federal. The Company shall give First Federal prompt notice of any written demand for the payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the Delaware General Corporation Law and received by the Company. The Company shall give First Federal the opportunity to participate in all negotiations and proceedings with respect to such demands, and shall not voluntarily make any payment with respect to any demands for payment of fair value or settle or offer to settle any such demands. All shares of Company Common Stock which are held in the treasury of the Company or Grinnell or by any direct or indirect wholly-owned subsidiary of the Company and any shares of Company Common Stock owned by First Federal or any direct or indirect wholly-owned subsidiary or parent of First Federal shall be canceled and no consideration shall be paid or delivered in exchange therefor. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock by any holder thereof shall thereafter be made or recognized.

          (b)  The aggregate purchase price payable under
Section 2.2(a) hereof shall be increased by $1,900 per day for each day from May 1, 1998 to the date of Closing (the "Purchase Price Adjustment"). The per share purchase price shall be increased by an amount equal to the Purchase Price Adjustment divided by the number of shares of Company Common Stock outstanding, excluding stock options and treasury shares, rounded to the nearest $.01.

          2.3. FIRST FEDERAL TO MAKE CASH AVAILABLE.  At the
Effective Time, First Federal shall make available to the Exchange Agent (as defined in Section 2.4(a) hereof) hereof, the amount of cash payable pursuant to Section 2.2 hereof.

          2.4. PAYMENT OF CASH.

          (a) At least twenty (20) days before the Effective Time, First Federal shall designate an exchange agent (the "Exchange Agent") in connection with the Reorganization. As soon as practicable after the Effective Time, but in no event later than ten (10) days thereafter, the Exchange Agent shall send a notice and form of letter of transmittal to each holder of record of Company Common Stock at the Effective Time advising such stockholder of the effectiveness of the Reorganization and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing shares of Company Common Stock. Each holder of shares of Company Common
Stock who thereafter delivers his or her certificate or certificates representing such shares to the Exchange Agent shall be mailed a check for an amount, without interest, equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. Upon surrender, each certificate evidencing Company Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time evidenced shares of Company Common Stock will be deemed for all purposes (except as otherwise provided in Section 2.2 hereof) to evidence the right to receive cash, without interest, equal to number of shares represented by the certificate or certificates multiplied by the Purchase Price. After the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock and, if a certificate evidencing such shares is presented for transfer, it shall be canceled in exchange for a check (except as otherwise provided in Section 2.2 hereof) in the

appropriate amount as calculated above. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of Company Common Stock (or to anyone claiming through any such former holder) with respect to amounts to which any such holder would have been entitled as a consequence of the Reorganization, if such amounts have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

          (b) If delivery of all or any part of the cash to be paid in connection with the Reorganization is to be paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such delivery that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such a delivery pay to the Exchange Agent any transfer or other taxes required by reason of such delivery in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c) In the event any certificate for Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.2hereof) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the cash to be paid in the Reorganization as provided for herein; provided, however, that First Federal may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as First Federal may direct as indemnity against any claim that may be made against First Federal, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

          2.5. RECAPITALIZATION OR STOCK DIVIDENDS. If between the date of this Agreement and the Effective Time, a share of Company Common Stock shall be changed into a different number of shares of Company Common Stock or a different class of shares by reason of reclassification, recapitalization, split-up, exchange of shares or readjustment, or if a stock dividend shall be declared with a record date within such period, then the Purchase Price shall be appropriately and proportionately adjusted.



                            ARTICLE III.

    REPRESENTATIONS AND WARRANTIES OF GRINNELL AND THE COMPANY


         Grinnell and the Company hereby represent and warrant to First Federal as follows:

          3.1. CORPORATE ORGANIZATION.

     (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the operations, assets, or financial condition of the Company and its subsidiaries taken as a whole. The Company is duly registered with the OTS under the HOLA as a unitary savings and loan holding company. Other than as set forth in Company Disclosure Schedule 3.1(a) and shares of capital stock in Grinnell and its subsidiaries, as identified below (collectively, the "Company Subsidiaries") the Company does not own or control or have the right to acquire, directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

     (b) Grinnell is a stock savings bank organized, validly existing and in good standing under the laws of the United States, has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole. All eligible accounts of depositors in Grinnell are insured by the Savings Association Insurance Fund ("SAIF") administered by the FDIC to the fullest extent permitted by law. Grinnell is a member of the Federal Home Loan Bank of Des Moines.

     (c) The Company has heretofore delivered to First Federal true and complete copies of the certificate of incorporation, charter, organization certificate or other chartering instrument and bylaws of the Company, Grinnell, and each Company Subsidiary in effect on the date hereof. The minute books of the Company and each Company Subsidiary contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholder(s) of the Company and each Company Subsidiary recorded therein, and as of the Effective Time such minute books will contain accurate minutes of all such meetings and such consents in lieu of meetings respectively held or executed prior thereto. These minute books accurately reflect all


transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the stockholder(s) and boards of directors of the Company and the Company Subsidiaries and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the boards of directors (or any committee thereof) or of the stockholder(s) of the Company or any Company Subsidiary.

          3.2. CAPITALIZATION.

               (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, par value $.01 per share and 500,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement, there were issued and outstanding 988,242 shares of Company Common Stock and no shares of preferred stock. On such date, there were 112,478 shares of Company Common Stock held by the Company as treasury stock. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. As of the date hereof, no shares of serial preferred stock were issued and outstanding. Except pursuant to its stock option plans, the Company does not have any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. There are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of shares of the capital stock or other ownership interests of any subsidiary of the Company.

          (b) All of the outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company or Grinnell, as the case may be, free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Grinnell does not have any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. There are no agreements, understandings or commitments relating to the right or obligation of Grinnell to issue, to vote or to dispose of shares of its capital stock or the share of capital stock of any Company Subsidiary.

          (c)  Schedule 3.2(c) of the Company Disclosure
Schedule sets forth a complete and accurate list of all options to purchase Company Common Stock that have been granted and which remain unexercised, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant.

          (d) To the best of the Company's knowledge, no person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than as set forth at Schedule 3.2(d) of the Company Disclosure
Schedule, is the beneficial owner of more than 5% of the outstanding Company Common Stock.


          3.3. AUTHORIZATION.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger included as Exhibit A hereto and, subject to the consents and approvals of federal and state regulatory authorities referred to in Section 3.6 hereof and the approval of the stockholders of the Company, to consummate the Company Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Agreement of Merger included as Exhibit A hereto and the consummation of the Reorganization by the Company have been duly authorized by the board of directors of the Company and, except for the approval of the stockholders of the Company and the Company's adoption of an amendment to the Grinnell charter to permit the acquisition of more than 10% of the Grinnell common stock in connection with the Bank Merger (the "Charter Amendment"), no other corporate proceedings on the part of the Company are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (b) Promptly following formation of the to-be-formed corporation referred to in Section 1.1(a) hereof, the Agreement of Merger included as Exhibit A hereto will be duly and validly executed by the Company and, upon such execution and delivery and the execution and delivery thereof by the other parties thereto, will constitute a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

          3.4. NO VIOLATION. Subject to the adoption and effectiveness of the Charter Amendment, none of the execution and delivery of this Agreement and the agreements included as Exhibits A and B hereto by the Company and Grinnell, as applicable, nor the consummation by the Company and Grinnell of the transactions contemplated hereby and thereby and the Plan in accordance with their respective terms, as applicable, nor compliance by the Company or Grinnell with any of their respective terms, as applicable, will (i) violate any provision of the Company's or Grinnell's certificate of incorporation, charter or other chartering instrument or bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, Grinnell, or any Company Subsidiary or any of their properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination or cancellation of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company, Grinnell, or any Company Subsidiary under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, Grinnell, or

any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clause (iii) above, such as individually or in the aggregate will not have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated by this Agreement.

          3.5. REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS.
(a) The Company and Grinnell have previously furnished First Federal with true and complete copies of (a) all annual reports, quarterly reports, proxy statements, financial statements, or any other documents or material provided by the Company to its stockholders since January 1, 1994, (b) all call reports and other reports filed by Grinnell with the OTS since January 1, 1994, and (c) the audited financial statements of the Company for the fiscal years ended June 30, 1995, 1996 and 1997. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company, including any financial statements included in such reports or otherwise delivered to First Federal (collectively referred to herein as the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company or Grinnell, as the case may be, as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein, and the absence of certain footnotes. Except as set forth in
Schedule 3.5 to the Company Disclosure Schedule, since June 30, 1997 neither the Company or Grinnell, or any Company Subsidiary, has suffered a Material Adverse Effect (as that term is defined in Section 12.7 hereof) and the Company is not aware of any event or circumstance, or series of events and circumstances, which is reasonably likely to result in a Material Adverse Effect to the Company or Grinnell. The books and records of the Company and Grinnell have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. Except and to the extent reflected, disclosed or provided for in the Company Financial Statements, neither the Company, nor Grinnell nor any Company Subsidiary had, as of the date of the Company Financial Statements, any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Company.

     (b) Grinnell has filed all reports, together with any amendments required to be made with respect thereto, that were required to be filed since January 1, 1994 to the date of this Agreement with (i) the OTS; (ii) the FDIC; and (iii) any state banking commission or other banking authority, and has paid all fees and assessments due and payable in connection therewith.

          3.6. CONSENTS AND APPROVALS. Other than as set forth in Schedule 3.6 to the Company Disclosure Schedule and other than the receipt of approvals required by the HOLA, the Bank Merger Act, the Thrift Regulations, and applicable federal securities and state laws, and the approval of the holders of Company Common Stock as described in Section 7.1 hereof, no filing or registration

with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by the Company or Grinnell of the transactions contemplated by this Agreement, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. The Company knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair
Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained, and is aware of no reason to believe that such approvals would include any term, condition or requirement that, individually or in the aggregate, would have a Material Adverse Effect on the results, business, operations, assets, or financial condition of the Company.

          3.7. ABSENCE OF CERTAIN CHANGES. Since June 30, 1997, and except as otherwise permitted by this Agreement, neither the Company, Grinnell or any Company Subsidiary has, except as set forth in Schedule 3.7 to the Company Disclosure Schedule, (a) issued or sold any corporate debt securities; (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business consistent with past practices; (e) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Company's consolidated balance sheet as of June 30, 1997, and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices; (g) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business consistent with past practices; (h) made any wage or salary increase or entered into or modified any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement, whether tax-qualified or non tax-qualified; (i) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business consistent with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (k) entered into any material transaction outside the ordinary course of its business consistent with past practices, except as expressly contemplated by this Agreement; or (1) except in the ordinary course of business consistent with past practices or as reflected in the Company Financial Statements, sold or otherwise disposed of any of its material investment securities.

          3.8. EMPLOYEE AND EMPLOYEE BENEFITS MATTERS.  (a)
Schedule 3.8(a) to the Company Disclosure Schedule lists (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, which constitutes an "employee
pension plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is maintained by the Company, Grinnell or any Company Subsidiary or to which the Company, Grinnell or any Company Subsidiary contributes or is maintained for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, which is maintained by the Company, Grinnell or any Company Subsidiary or to which the Company or any Company Subsidiary contributes for the benefit of any current or former employee, officer, director, consultant or agent; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, stock bonus plan or stock grant plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which the Company, Grinnell or any Company Subsidiary provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent. The plans, programs or arrangements described in this Section 3.8 or listed in Schedule 3.8(a) of the Company Disclosure Schedule are hereinafter referred to as the "Grinnell Benefit Plans." Grinnell has delivered or made available to First Federal a true and correct copy of (a) each Grinnell Benefit Plan, (b) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to each Grinnell Benefit Plan, if applicable, (c) each trust agreement and group annuity contract, if any, relating to such Grinnell Benefit Plan, (d) the most recent actuarial report or valuation relating to a Grinnell Benefit Plan subject to Title IV of ERISA and (e) all rulings and determination letters and any open requests for rulings or letters that pertain to any Grinnell Benefit Plan.

          (b) All of the Grinnell Benefit Plans that are subject to ERISA and the Internal Revenue Code (the "Code") are in compliance with all applicable requirements of ERISA and the Code and all other applicable federal and state laws, including, without limitation, the reporting and disclosure requirements of
Part I of Title I of ERISA. Each of the Grinnell Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. Except as set forth in
Schedule 3.8(b) to the Company Disclosure Schedule, there is no pending or, to the best knowledge of Grinnell, threatened litigation, claim, action, governmental proceeding or investigation against or relating to any Grinnell Benefit Plan which could give rise to any material liability, and there is no reasonable basis for any material litigation, claims, actions or proceedings against any such Grinnell Benefit Plan, and there are not any facts that could give rise to any material liability in the event of such litigation, claim, action, investigation, or proceeding. No Grinnell Benefit Plan (or Grinnell Benefit Plan fiduciary) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such plan. There have been no acts or omissions by the Company, Grinnell or any Company Subsidiary that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43
of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which the Company, Grinnell or any Company Subsidiary may be liable. No liability under Title IV of ERISA has been incurred by the Company, Grinnell, any Company Subsidiary, any former
Affiliate (as such term is defined in Section 12.7 hereof) of the Company, Grinnell or the Grinnell Benefit Plans since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made or will be made when due. With respect to each of the Grinnell Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such plan or Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and Grinnell is not aware of any facts or circumstances that would materially change the funded status of any such ERISA plan. None of the Grinnell Benefit Plans is a "multiemployer pension plan" as such term is defined in section 3(37) of ERISA. Except as listed on Schedule 3.8(b) to the Company Disclosure Schedule, no employee of the Company, Grinnell or any Company Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Grinnell Benefit Plan as a result of the transactions contemplated by this Agreement. Other than current or contingent liabilities previously disclosed on Schedule 3.8(b) to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary or any Grinnell Benefit Plan will have any material current or contingent liability with respect to any plan. All group health plans of the Company, Grinnell and any Company Subsidiary, including any plans of current and former Affiliates of the Company, Grinnell or any Company Subsidiary that must be taken into account under
Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any Grinnell Benefit Plan (or from the Company, Grinnell or any Company Subsidiary with respect to any Grinnell Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of the Company, Grinnell or any Company Subsidiary that have not yet been paid have been properly recorded on the books of the Company, Grinnell or any Company Subsidiary.

          (c) No amounts payable under the Grinnell Benefit Plans, or any employment, severance or termination agreement between or among the Company, Grinnell, any Company
Subsidiary and any employee, officer or shareholder will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. No compensation payable by the Company, Grinnell or any Company Subsidiary to any of their employees under any existing contract, plan or other employment arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under section 162(m) of the Code.

          (d) In the event of the withdrawal of Grinnell from the Financial Institutions Retirement Plan adopted by Grinnell (the "Retirement Plan") or in the event of the consolidation of the interests of Grinnell and First Federal under the Retirement Plan after the Effective Time, neither


Grinnell, the Company or First Federal will have a funding obligation for benefits that have accrued up to the Effective
Time for the benefit of Grinnell employees.

          (e) Except as set forth in Schedule 3.8(e) to the Company Disclosure Schedule, from July 1, 1997 to the date hereof, neither Grinnell nor the Company have made contributions to the Grinnell employee stock ownership plan ("Grinnell ESOP") for the plan year commencing July 1, 1997.

          3.9. LITIGATION. Except as set forth in Schedule 3.9 to the Company Disclosure Schedule, no claims have been asserted and no relief has been sought against the Company, Grinnell or any Company Subsidiary in any pending litigation or governmental proceedings or otherwise that would be reasonably expected to result in damages or other relief which would have a Material Adverse Effect on the Company and Grinnell, taken as a whole. To the best knowledge of the Company and Grinnell, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving the Company, Grinnell or any Company Subsidiary that would reasonably be expected to result in damages or other relief that would have a Material Adverse Effect, nor, to the knowledge of the Company and Grinnell, are any such proceedings, claims, actions or government investigations threatened. Except as set forth in Schedule 3.9 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party to any order, judgment or decree that would reasonably be expected to have a Material Adverse Effect on the Company and Grinnell, taken as a whole, and neither the Company, Grinnell or any Company Subsidiary (a) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority or (b) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

          3.10. TAX MATTERS. The Company, Grinnell and the Company Subsidiaries have timely filed (inclusive of applicable extension periods) with the appropriate governmental agencies all material federal, state and local income, employment, franchise, excise, sales, use, real and personal property and other tax returns and reports (including information returns and reports) that are required to be filed, and neither the Company, Grinnell or any Company Subsidiary is materially delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by the Company, Grinnell or any Company Subsidiary. There are included in the Company Financial Statements adequate reserves for the payment of all accrued but unpaid federal, state and local taxes of the Company, Grinnell and each Company Subsidiary, including interest and penalties, whether or not disputed for such fiscal years as reflected therein and all fiscal years prior thereto. Neither the Company, Grinnell or any Company Subsidiary has executed or filed with the Internal Revenue Service ("IRS") or any state tax authority any agreement extending the period for assessment and collection of any federal or state tax, nor is the Company, Grinnell or any Company Subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of any Company Subsidiary. There is no outstanding material assessment or claim for collection of taxes against the Company, Grinnell or any Company Subsidiary. Except as set forth in Schedule 3.10 to the Company Disclosure Schedule, the federal income tax returns of the Company, Grinnell and each Company Subsidiary have been examined by the IRS (or are closed to

examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations that have not been resolved and paid in full or for which adequate reserves or accruals established in accordance with generally accepted accounting principles have been taken with respect thereto.

          Neither the Company, Grinnell or any Company
Subsidiary has, during the past five (5) years, except as disclosed in Schedule 3.10 to the Company Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state, county or local taxes. No federal or state tax return of the Company, Grinnell or any Company Subsidiary is currently the subject of any audit by the IRS or any other governmental agency. During the past five (5) years, no material deficiencies have been asserted in connection with the federal and state income tax returns of each of the Company, Grinnell and the Company Subsidiaries and the Company has no reason to believe that any material deficiency would be asserted relating thereto. Except as disclosed in
Schedule 3.10 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party to any agreement providing for allocation or sharing of taxes. Neither the Company, Grinnell or any Company Subsidiary has ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which the Company is or was the common parent.

          3.11. INFORMATION IN THE COMPANY PROXY STATEMENT. The Company represents and warrants that the Company Proxy Statement (as defined in Section 7.2 hereof) will not, either at the time it is mailed to the stockholders of the Company in connection with the Company Shareholders' Meeting (as defined in Section 7.1 hereof) or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this
Section 3.11 shall apply to statements in or omissions from the Company Proxy Statement made in reliance upon and in conformity with information about or furnished by Bancorp or First Federal for use in the Company Proxy Statement.

          3.12.     ENVIRONMENTAL MATTERS.  For purposes of this
Section 3.12, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to
(1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation
(1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Subsection 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Subsection 6901, et seq; the Clean Air Act, as amended, 42


U.S.C. Subsection 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Subsection 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Subsection 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Subsection11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Subsection 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental
Laws.

     "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by the Company, Grinnell or any Company Subsidiary, including those properties serving as collateral for any loans made and retained by Grinnell or any Company Subsidiary or for which Grinnell or any Company Subsidiary serves in a trust relationship for the loans retained in portfolio.

          (a) To the knowledge of the Company and Grinnell and each Company Subsidiary, the Company, Grinnell and each Company Subsidiary is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole. Neither the Company, Grinnell or any Company Subsidiary has received any communication alleging that the Company, Grinnell or any Company Subsidiary is not in such compliance and, to the knowledge of the Company and Grinnell, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b) To the knowledge of the Company and Grinnell and each Company Subsidiary, neither the Company, Grinnell or any Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities that would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole.

          (c) To the knowledge of the Company, Grinnell and each Company Subsidiary, none of the Loan Portfolio Properties and Other Properties Owned by them has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities that singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole.


          (d) To the knowledge of the Company, Grinnell and each Company Subsidiary, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any
Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole.

          (e) To the knowledge of the Company, Grinnell and each Company Subsidiary, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company, Grinnell or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company, Grinnell or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole.

          (f) The Company has set forth on Schedule 3.12(f) any environmental studies conducted by it, Grinnell or any Company
Subsidiary during the past five years with respect to any properties owned by it as of the date hereof.

          3.13. INSURANCE. Grinnell or the Company has delivered to First Federal as part of Schedule 3.13 to the Company Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of the Company, Grinnell and the Company Subsidiaries. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. The Company, Grinnell and the Company Subsidiaries have not been notified that their fidelity or insurance coverage will not be renewed by their carrier(s) on substantially the same
terms as their existing coverage.   All such policies (i) are
sufficient for compliance by the Company, Grinnell and each Company Subsidiary with all requirements of law and all agreements to which the Company, Grinnell or any Company Subsidiary is a party, and (ii) will not, due to action or inaction by the Company or Grinnell, terminate or lapse prior to the Effective Time without similar policies being obtained that would continue until the Effective Time.

          3.14. COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in Schedule 3.14 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary has received notice of any violation or alleged material violation of, or, to the knowledge of the Company or Grinnell, is subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any law, statute or regulation. Neither the Company, Grinnell or any Company Subsidiary is in default under, and no event has occurred that, with the lapse of time or the giving of notice by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or


local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

          3.15. GOVERNMENTAL REGULATION. Each of the Company, Grinnell and the Company Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of its business; and, between the date hereof and the Closing Date, the Company and Grinnell will, and the Company will cause each Company Subsidiary to maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in Schedule 3.15 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party or subject to any agreements, directives, orders or similar arrangements between or involving the Company, Grinnell or any Company Subsidiary and any federal savings institution regulatory authority.

          3.16. CONTRACTS AND COMMITMENTS. Except as set forth in Schedule 3.16 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party to or bound by any (a) material lease or license with respect to any property, real or personal; (b) material contract or commitment for capital expenditures; (c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement;
(d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; (e) agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director or officer of the Company, Grinnell or any Company Subsidiary; or (f) interest-rate swaps, caps, floors, and option agreements, or other similar interest
rate risk management agreements.   To their knowledge, the
Company, Grinnell and the Company Subsidiaries have performed in all material respects all obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which the Company, Grinnell or any Company Subsidiary is a party or by which the Company, Grinnell or any Company Subsidiary is bound or under any provision of their respective charters or bylaws. Each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of the Company, Grinnell or the Company Subsidiary subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings institutions the accounts of which are insured by the FDIC, and
(y) the application of equitable principles if equitable remedies are sought.

          3.17. AGREEMENTS WITH DIRECTORS, OFFICERS AND STOCKHOLDERS. Except as set forth in Schedule 3.17 to the Company Disclosure Schedule, no director, executive officer, or beneficial owner of five percent (5.0%) or more of the outstanding capital stock of GFS or any associate of any such person (hereinafter sometimes referred to as a "Company Principal") (a) is or has during the period subsequent to June 30, 1997, been a party (other than as a depositor) to any transaction with the Company or Grinnell, whether as a borrower or otherwise, that (i) was made other than in the ordinary


course of business, (ii) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, or (iii) involves more than the normal risk of collectability or presents other unfavorable features; or (b) is a party to any material loan or loan commitment, whether written or oral. Except as disclosed in Schedule 3.17 to the Company Disclosure Schedule, no director, executive officer (or any associate of such person) and, to the knowledge of the Company, no beneficial owner of five percent (5.0%) or more of the outstanding capital stock of GFS or any associate of such person holds any position with or owns more than five percent (5.0%) of the outstanding shares of any class of voting stock of any depository organization, or holding company therefor, other than the Company. For the purposes of this Section 3.17, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository holding company.

          3.18. ACCURACY OF INFORMATION. The statements made by the Company and Grinnell in this Agreement and in any other written documents executed and/or delivered by or on behalf of the Company or Grinnell pursuant to the terms of this Agreement are true and correct in all material respects. The statements contained in such other documents specifically referred to in this Agreement will be deemed to constitute representations and warranties of the Company and Grinnell under this Agreement to the same extent as if set forth herein in full.

          3.19 [RESERVED]

          3.20 ALLOWANCES FOR LOSSES AND REAL ESTATE OWNED. Each of the allowance for loan losses, and the reserve for losses on Real Estate Owned reflected on the consolidated balance sheets included in the Company's Financial Statements referred to in Section 3.5 hereof is, or will be in the case of subsequently delivered Company Financial Statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries and foreclosed real estate, respectively.

          3.21 TITLE TO ASSETS; LEASES

          (a)  Except for (i) liens and encumbrances
specifically disclosed in any of the Company Financial Statements referred to in Section 3.5 hereof, (ii) landlords' or statutory liens or other liens incurred in the ordinary course of business and not securing indebtedness for borrowed money and not yet delinquent, and (iii) liens and encumbrances which are not material in amount and do not materially impair the value of any property subject thereto or the use of such property for the purposes for which it is presently used or intended to be used, the Company, Grinnell and each Company Subsidiary has good and marketable title, free and clear of all security interests, encumbrances, trust agreements, liens or other adverse claims, to all its assets and property, real and personal, reflected in the Company Financial Statements referred to in Section 3.5 hereof or acquired thereafter, which includes all property and assets used by the Company, Grinnell and each Company


Subsidiary that are material to the conduct of their respective businesses, except for assets and property disposed of in the ordinary course of business after June 30, 1997.

          (b) The Company, Grinnell and each Company Subsidiary as lessee has the right under valid and existing leases to occupy, use, and possess all property leased by it in all material respects as presently occupied, used, and possessed by the Company, Grinnell or any Company Subsidiary and such leases will not terminate or lapse prior to the Effective Time or be affected in any material respect by consummation of the transactions contemplated hereby. Schedule 3.21(b) contains an accurate listing of each lease pursuant to which the Company, Grinnell or any Company Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by the Company, Grinnell or any Company Subsidiary and used in the conduct of its respective business.

          (c) All material real and personal property owned by the Company, Grinnell or any Company Subsidiary or presently used by any of them are in an adequate condition (ordinary wear and tear excepted) and are in all material respects sufficient to carry on the business of the Company, Grinnell and each Company Subsidiary in the manner conducted currently by them.

          3.22. BUSINESS OF GRINNELL. Since June 30, 1997, Grinnell has conducted its business in the ordinary course. For purposes of the foregoing, Grinnell has not, since June 30, 1997, controlled expenses through the (i) elimination of employee benefits; (ii) deferral of routine maintenance of real property or leased premises; (iii) elimination of reserves where the liability related to such reserve has remained; (iv) reduction of capital improvements from previous levels; (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets no longer used in Grinnell's business; (vi) capitalization of loan production expenses other than in accordance with SFAS No. 91, or (vii) extraordinary reduction or deferral of ordinary or necessary expenses.

          3.23. TAX MATTERS. Neither the Company or any Company Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code, or
(ii) materially impede or delay receipt of any approval from any regulatory authority or the consummation of the transactions contemplated by this Agreement.


                            ARTICLE IV.

          REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

          First Federal hereby represents and warrants to the Company and Grinnell as follows:

          4.1. CORPORATE ORGANIZATION. First Federal is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States. Bancorp is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States.



All eligible accounts issued by First Federal are insured by the FDIC to the maximum extent permitted under applicable law. Each of First Federal and Bancorp has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to engage in the activities and business now being conducted by it.

          4.2. AUTHORIZATION. The Board of Directors of First Federal has approved this Agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance by First Federal of this Agreement. No corporate proceeding on the part of First Federal is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and First Federal has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject to the consents and approvals of federal and state regulatory authorities referred to in Section 4.4 hereof. This Agreement has been duly and validly executed and delivered by First Federal and constitutes the valid and binding obligation of First Federal, enforceable against it in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

          4.3. NO VIOLATION. Neither the execution and delivery of this Agreement or, subject to the receipt of the consents and approvals contemplated by Section 4.4 hereof, the consummation of the transactions contemplated herein will, (a) conflict with, result in the breach of, constitute a violation of, constitute a default under or accelerate the performance of the terms of any government regulation, judgment, order or decree of any court or other governmental agency to which First Federal or Bancorp may be subject, or any contract, agreement or instrument to which First Federal or Bancorp is a party or by which First Federal or Bancorp are bound or committed, or the Charter or Bylaws of First Federal or Bancorp, or any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party could result in a default under any of the foregoing, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of First Federal or Bancorp.

          4.4. CONSENTS AND APPROVALS. Other than the receipt of approvals required by the HOLA, the Thrift Regulations, and the Bank Merger Act, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by First Federal of the transactions contemplated by this Agreement. First Federal knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained in a reasonably timely manner.

          4.5. INFORMATION SUPPLIED FOR INCLUSION IN THE COMPANY PROXY STATEMENT. Any information regarding First Federal, Bancorp or any subsidiary of First Federal supplied by First Federal or Bancorp to the Company specifically for inclusion in the Company Proxy Statement (as defined in Section 7.2 hereof) will not contain any untrue statement of a material fact or omit to state

a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          4.6. CASH PAYMENT. First Federal has sufficient funds to pay the cash payment required under Sections 2.3 and 2.4, hereof and such payment will not cause it to fail to meet any regulatory capital requirements to which it is subject.

          4.7. ACCURACY OF INFORMATION. The statements made by First Federal and with respect to Bancorp in this Agreement and in any other written documents executed and/or delivered by or on behalf of Bancorp and First Federal pursuant to the terms of this Agreement are true and correct in all material respects. The statements contained in such other documents specifically referred to in this Agreement will be deemed to constitute representations and warranties of First Federal under this Agreement to the same extent as if set forth herein in full.

          4.8. REGULATORY APPROVALS AND NO ADVERSE CHANGE.
First Federal is aware of no reason that it cannot obtain any of the approvals of regulatory authorities necessary to consummate the Merger and First Federal has received no advice or information from any regulatory authority indicating that such approvals will be denied or are doubtful. There has not been any adverse change in the business or financial condition, operations, properties or capitalization of First Federal since the end of its most recently completed fiscal year that is reasonably likely to have a material adverse effect upon its ability to consummate the transactions contemplated by this Agreement and as of the date of this Agreement, no event, occurrence or development of any nature is existing or, to the knowledge of First Federal, threatened, which would reasonably be expected to have such an effect on First Federal's ability to consummate such transactions.


                             ARTICLE V.

                     COVENANTS OF FIRST FEDERAL


          First Federal hereby agree that from the date of this Agreement until the Effective Time:

          5.1. AFFIRMATIVE COVENANTS. As soon as reasonably practicable, First Federal shall furnish Grinnell with copies of all of First Federal's periodic reports on Forms 10-K, 10-Q and 8-K, all proxy statements and all call reports filed with the OTS, or provided to the stockholders of First Federal, subsequent to the date hereof.

          5.2. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, First Federal shall not do, or agree or commit to do, without the prior written consent of Grinnell any of the following:


          (a) take action which would or is reasonably likely to (i) adversely affect the ability of either First Federal or the Company and Grinnell to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect First Federal's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Reorganization set forth in Articles IX and X not being satisfied; or

          (b) agree in writing or otherwise to do any of the foregoing.

          5.3. BREACHES. First Federal shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

          5.4. FILING OF APPLICATIONS. First Federal shall use its best efforts promptly to and, in any event, no later than 90 days after the date hereof shall, prepare, submit, publish and file (a) an application to the OTS pursuant to 12 C.F.R. Part 574; and (b) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby.

          5.5. SUPPLEMENT TO FIRST FEDERAL DISCLOSURE SCHEDULE. First Federal will promptly supplement or amend the First Federal Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the First Federal Disclosure Schedule. No supplement or amendment to the First Federal Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof as to the accuracy of representations made as of the date of this Agreement.

          5.6. EXPENSES. First Federal hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Sections 11.1 (c)(iii) or 11.1 (c)(iv) as a result of a willful breach by First Federal, First Federal shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of Grinnell in an amount not to exceed $300,000. For purposes of this Section 5.6, the "Expenses of Grinnell" shall include all reasonable out-of-pocket expenses of Grinnell (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to Grinnell and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.


                            ARTICLE VI.

               COVENANTS OF THE COMPANY AND GRINNELL

          The Company and Grinnell hereby agree that from the date of this Agreement until the Effective Time:


          6.1. AFFIRMATIVE COVENANTS. Unless the prior written consent of First Federal shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, the Company and Grinnell will:

          (a) operate their business in the ordinary course in accordance with past business practices;

          (b) use their best efforts to (i) preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees (except that they shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and (ii) maintain their relationships with customers:

          (c) maintain their corporate existence in good standing and file all required Grinnell Reports (as defined in such Section 12.7(c) hereof);

          (d) use their best efforts to maintain and keep their properties in as good repair and condition as at present, except for ordinary wear and tear;

          (e) use their best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by them and, in the event that Grinnell is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to First Federal;

          (f) perform all obligations required to be performed by them under all material contracts, leases, and documents relating to or materially affecting their assets, properties, and business;

          (g) use their best efforts to comply with and perform in all material respects all obligations and duties imposed upon them by all applicable laws and regulations; and

          (h)  as soon as reasonably practicable, furnish First
Federal copies of all of Grinnell's reports and documents provided to Company stockholders or filed with the OTS subsequent to the date hereof.

          6.2. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, neither the Company nor Grinnell shall, or shall any Company Subsidiary be permitted to, without the prior written consent of First Federal (which shall not be unreasonably withheld), do any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past business practices or in connection with the transactions contemplated and permitted by this Agreement;


          (b) (i) Except as set forth on Schedule 6.2(b) of the Company Disclosure Schedule, grant any bonus or increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities,
(iii) adopt, enter into, amend or modify any Grinnell Benefit Plan except as required by law, (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers (exclusive of renewals in the ordinary course of business), (v) make any additional awards under any Grinnell stock bonus plan or Grinnell stock option plan, or (vi) make any additional contributions to the Grinnell ESOP;

          (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for regular, quarterly cash dividends, paid on normal dividend payment dates, in an amount no greater than the dividend rate as of the date hereof.

          (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (e) except pursuant to the exercise of outstanding stock options, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities;

          (f) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Superior Proposal (as defined in Section 7.1 hereof), take any action in furtherance of such inquiries or to obtain a Superior Proposal, or negotiate with any person in, or agree to or endorse any Superior Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it or any Company Subsidiary to take any such action, except with respect to negotiations regarding, and the endorsement of a Superior Proposal, as legally required by the fiduciary duties of the Company's Board of Directors under applicable law and as advised by counsel to the Company's Board of Directors, and the Company shall promptly notify First Federal orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters;


          (g) propose or adopt any amendments to its charter or by-laws, except such amendments as may be required to consummate the transactions contemplated by this Agreement;

          (h) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in its fiduciary capacity, purchase any shares of capital stock of First Federal;

          (j)  [RESERVED]

          (k) subject to the provisions of Section 7.1 hereof (and provisions of this Agreement related thereto) regarding a Superior Proposal, willfully take action which would or is reasonably likely to (i) adversely affect the ability of either of First Federal, the Company or Grinnell to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Grinnell's or the Company's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Reorganization set forth in Articles VIII and X not being satisfied;

          (l) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of Grinnell or the Company, unless required by law or regulation or, with respect to lending or depository activities;

          (m) file any applications or make any contract with respect to branching by Grinnell (whether de novo or by purchase, sale or relocation);

          (n) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional material investments in subsidiaries or enter into or invest in any partnership, joint venture or other business enterprise;

          (o) purchase any debt securities or derivative securities including CMO or REMIC products;

          (p)  purchase any equity securities other than Federal
Home Loan Bank Stock;

          (q) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (r)  sell or otherwise dispose of any loan,
mortgage-backed security or investment security except in the ordinary course of business consistent with past practices and policies;


          (s) modify or restructure the terms of any loan except in the ordinary course of business consistent with prudent banking practices and policies;

          (t) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (u) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its and the Company's independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the Company's last full taxable year, except as required by changes in laws or regulations;

          (v) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; or

          (w) except for loans secured by commercial real estate or multifamily real estate and originated as part of the Bache Funding, Inc. program, for which the net amount retained by Grinnell shall be limited to $500,000, make, renew, increase, extend or purchase any loan secured by commercial real estate or multifamily real estate, any land acquisition or development loan, any commercial business loan, or any residential loan in an amount in excess of $200,000, except to the extent that Grinnell is contractually obligated to do so as of the date hereof;

          (x) fail to keep in full force and effect its insurance and bonds as now carried;

          (y) fail to notify First Federal promptly of its receipt of any letter, notice or other communication, whether written or oral, from any regulatory authority advising that it is contemplating issuing, requiring or requesting any agreement, memoranda, understanding or similar undertaking, or order, directive, or extraordinary supervisory letter;

          (z ) agree in writing or otherwise to do any of the foregoing.

          6.3. REPORT TO FIRST FEDERAL. The Company and Grinnell will use its best efforts to keep First Federal fully informed concerning all developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of the Company (other than developments affecting financial institutions generally).

          6.4. BREACHES. The Company and Grinnell shall, in the event they become aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of their representations or agreements contained or referred to herein,

give prompt written notice thereof to First Federal and use their best efforts to prevent or promptly remedy the same.

          6.5. SUPPLEMENT TO DISCLOSURE SCHEDULE. The Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule. No supplement or amendment to the Company Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.2hereof as to the accuracy of representations made as of the date of this Agreement.

          6.6. CONSENTS AND APPROVALS. The Company and Grinnell shall use their best efforts to assist First Federal in obtaining the consents and approvals referenced in Section 8.5 hereof.

          6.7. EXPENSES. Grinnell hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Sections 11.1 (b)(iii) or 11.1 (b)(iv) as a result of a willful breach by Grinnell or the Company, Grinnell shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of First Federal in an amount not to exceed $300,000. For purposes of this
Section 6.7, the "Expenses of First Federal" shall include all reasonable out-of-pocket expenses of First Federal (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to First Federal and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.


                            ARTICLE VII.

                       ADDITIONAL AGREEMENTS

          7.1. COMPANY SHAREHOLDERS' MEETING. The Company shall, as soon as is reasonably practicable, call and hold a meeting of its stockholders (the "Company Shareholders' Meeting") to submit for stockholder approval this Agreement. Subject to receipt of a fairness opinion from Professional Bank Services updated as of a date within five days of mailing of the Company Proxy Statement, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve this Agreement at the Company Shareholders' Meeting; provided, however, that nothing contained in this
Section 7.1 shall prohibit the Board of Directors of the Company from failing to recommend approval of the transactions contemplated hereby, if necessary to comply with its fiduciary duties as determined in consultation with legal counsel in the context of a Superior Proposal (as hereinafter defined). For purposes of this Agreement, "Superior Proposal" means a bona fide proposal to acquire the entire equity interest in the Company or Grinnell or substantially all of the assets of the Company or Grinnell, which is expressly conditioned upon the termination of this Agreement and is made by a third party on terms which a majority of the disinterested members of the Board of Directors of the Company determines pursuant to the exercise of its fiduciary duty after consultation with legal counsel, to be more favorable (from a financial point


of view) to the holders of Company Common Stock than the Reorganization and for which financing is either then committed or not a condition precedent to the consummation thereof.

          7.2. PROXY STATEMENT FOR COMPANY SHAREHOLDERS' MEETING. For the purposes of holding the Company Shareholders' Meeting, the Company shall prepare a proxy statement satisfying all requirements under applicable securities laws (said proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Company Proxy Statement"). First Federal shall review and comment on the Company Proxy Statement prior to its distribution to the Company's stockholders.

          7.3. COOPERATION; REGULATORY APPROVALS. The parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, the FDIC, the Department of Justice, other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. Each party will have the right to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly after filing or submission thereof. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this Section 7.3 shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that are unduly burdensome as reasonably determined by the Boards of Directors of First Federal or Grinnell. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 10.2 hereof, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

          7.4. REPORTS. Prior to the Effective Time, the Company and Grinnell shall prepare and file as and when required all Grinnell Reports. Grinnell shall prepare such Grinnell Reports so that (a) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) with respect to any Grinnell Reports containing Company Financial Statements, the financial information (i) is prepared in accordance with generally accepted accounting principles and practices as utilized in the Company Financial Statements applied on a consistent basis, (ii) presents fairly the consolidated financial condition of Grinnell at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (iii) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments. All Grinnell Reports shall be provided to First Federal promptly following the filing of such reports with the respective regulatory authority.


          7.5. BROKERS OR FINDERS.  Except as set forth on
Schedule 7.5, each of First Federal, the Company and Grinnell represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          7.6. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of the Company described in
Section 7.1 hereof, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest First Federal with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, Grinnell or the Company Subsidiaries, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          7.7. RELEASE OF INFORMATION. The Company, Grinnell and First Federal agree that prior to making any public announcement with respect to the transactions contemplated by this Agreement, each party will consult with the other and will use its best efforts either to agree upon the text of the proposed joint announcement to be made by both parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

          7.8. DIRECTORS AND ADVISORY DIRECTORS. At the Effective Time, First Federal shall appoint Steven L. Opsal and one additional individual to the First Federal Board of Directors and to the Bancorp Board of Directors. Each of the members of the Board of Directors of Grinnell as of the date of this Agreement (other than the directors referred to in the preceding sentence) shall be entitled to serve on an Advisory Board to the Board of Directors of First Federal, for a period of one year following the Effective Time, subject to reappointment at the sole discretion of First Federal and such Advisory Board members shall meet monthly during the first year following the Effective Time. Thereafter, to the extent such Advisory Board is continued, such Advisory Board members will meet as frequently as requested by the Board of Directors of First Federal, but no less frequently than quarterly. Such Advisory Board members shall receive an annual fee of at least $2,000 plus $200 per meeting attended; provided, however, with respect to Grinnell Director LeRoy Meredith, the compensation this Advisory Board member shall be as set forth in that certain Employment Agreement of even date herewith between Mr. Meredith and First Federal.

          7.9. ACCESS TO PROPERTIES AND RECORDS;
CONFIDENTIALITY.  (a) Each of the Company, Grinnell and each
Company Subsidiary shall permit First Federal and its representatives, including financial advisors, reasonable access to its properties, and shall disclose and make available to them all

books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company, Grinnell and each Company Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (except portions thereof relating to this Agreement, the Reorganization and matters relating thereto, including competing transactions) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (other than attorney work product or materials protected by any attorney-client privilege), plans affecting employees, and any other business activities or prospects in which the Company or Grinnell may have a reasonable interest. The Company and Grinnell and each Company Subsidiary shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with First Federal and its representatives. The Company and Grinnell shall permit a representative of First Federal to attend meetings of their Board of Directors, including, without limitation, the loan committee or asset/liability committee meetings.

          (b)  All information furnished previously in
connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for one year from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

          7.10. CERTAIN POLICIES. At the request of First Federal, the Company shall, prior to the Effective Time, (i) establish and take such reserves and accruals as First Federal shall reasonably request to conform, on a mutually satisfactory basis, the Company's loan, real estate, accrual and reserve policies to First Federal's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Reorganization, provided, however, that Grinnell shall not be obligated to take any such action pursuant to this Section 7.10 unless and until (x) First Federal specifies its request in a writing delivered to the Company, and acknowledges that all conditions to the obligations of First Federal to consummate the Reorganization set forth in Articles VIII and X have been waived (if available) or satisfied and (y) the Company and Grinnell acknowledge that the conditions to its obligation to consummate the Reorganization set forth in Articles IX and X have been
waived (if available) or satisfied. The Company and Grinnell shall not be required to take any such action that is not consistent with generally accepted accounting principles or any requirement applicable to either of them by any bank regulatory agency. The representations, warranties and covenants of the Company and Grinnell contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this
Section 7.10and shall not constitute grounds for termination of this Agreement by First Federal.

          7.11.     EMPLOYEE BENEFIT PLANS; EMPLOYMENT
ARRANGEMENTS.

          (a) First Federal intends to offer continued employment to employees of Grinnell as of the Effective Time at the base salary levels in effect at the Effective Time, subject to the provisions in this Section 7.11 and provided that this Agreement shall not, except as otherwise provided herein, provide any contractual right to such employees of such employment. Employees of Grinnell who continue employment with First Federal on or after the Effective Time (all such persons are referred to herein as "Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of First Federal from time to time (the "First Federal Plans"), if such Continuing Employee shall be eligible or selected for participation therein. Except as specifically set forth in this Section 7.11, Continuing Employees shall be entitled to participate on the same basis as similarly situated employees of First Federal, except that Continuing Employees shall be entitled to full credit for each year of prior service (in which 1,000 hours of service are performed) with Grinnell for purposes of determining eligibility for participation and vesting, but not for benefit accruals, in the First Federal Plans, subject to applicable break in service rules. Notwithstanding anything in this Section 7.11(a) to the contrary, participation by Continuing Employees in employee benefit plans of First Federal with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, stock option plans, stock bonus plans, restricted stock plans, and other such similar plans, (but not including employee benefit plans generally available to all full-time employees of First Federal) shall be discretionary with First Federal.

          (b) In connection with the execution of this Agreement, GFS and Grinnell shall amend the Grinnell ESOP loan documents to cause the loan to be repaid on an annual rather than a quarterly basis. Such annual payment shall be due and payable at the end of the Grinnell ESOP plan year. In connection with the execution of this Agreement, and pursuant to amendments made by Grinnell to the Grinnell ESOP, the Grinnell ESOP shall automatically terminate, effective at the Effective Time. Following the termination of the Grinnell ESOP, the outstanding balance of the Grinnell ESOP loan shall be repaid from the cash proceeds in the Grinnell ESOP suspense account and the remainder shall be allocated to participants of the plan, in accordance with ERISA, the rules and regulations promulgated thereunder, the Code, and the rules, regulations promulgated thereunder, and any precedential rulings issued by the Internal Revenue Service ("IRS"). In connection with the termination of the Grinnell ESOP, Grinnell shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on termination and on any amendments made to the Grinnell ESOP in connection with its termination or otherwise, if said amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any and all distributions from the ESOP after its termination shall be made

consistent with the aforementioned determination letter issued by the IRS relating to such termination and amendments. As of the Effective Time, the administrative authority over the Grinnell ESOP, which shall include the authority to appoint and remove trustees of the Grinnell ESOP, shall be exercised by a committee consisting of Steven L. Opsal and another individual to be selected by Grinnell prior to the Effective Time.

          (c) At or prior to the Effective Time, Grinnell shall take all actions necessary to terminate the non-qualified deferred compensation plan for the benefit of its Chairman of the Board of Directors, and all benefits under this plan shall be paid out in a lump sum to such participant; or alternatively, on or before the Closing Date, Grinnell in its sole discretion may establish an irrevocable grantor trust or trusts and deposit therein guaranteed investment contracts in amounts sufficient to provide the monthly benefits specified in accordance with the plan for such participant. To the extent that a lump sum payment is not made as of the Closing Date, First Federal shall assume the payment of the liabilities of such plan thereafter. The amount of the obligation of such plan that was accrued for as of September 30, 1997, and the amount necessary to complete the funding of such plan is set forth in Disclosure
Schedule 7.11(c).

          (d) With respect to Continuing Employees and dependents covered under the Iowa Bankers' Group Health Plan maintained by Grinnell, which plan is concurrently maintained by First Federal, there shall be no waiting period or preexisting condition exclusions applicable to such persons, amounts previously paid by such persons towards satisfaction of the required deductible will count towards satisfaction of the deductible under the plan maintained by First Federal and the benefits previously received by such persons will count toward the maximum benefit coverages provided by First Federal.

          (e) As of the date hereof, Grinnell has entered into employment agreements with each of the individual employees listed in Schedule 7.11 (e) to the Company Disclosure Schedule. Each of such employees who have agreed as of the date hereof to continue employment with First Federal (the "Continuing Executives") have been identified on Schedule 7.11(e) to the Company Disclosure Schedule. Each of the Continuing Executives shall enter into an employment agreement with First Federal in the form set forth on Exhibit D, with such employment agreements to take effect upon the Effective Time. The employment agreements to which the Continuing Executives are party as of the date hereof will terminate as of the Effective Time.

          (f) Following the Effective Time, First Federal shall honor in accordance with their terms the employment, severance and other compensation contracts set forth on Schedule 7.11(f)between the Company, any of the Company Subsidiaries, and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company employee benefit plans.

          (g) The Company shall, by amendment or resolution, as appropriate, ensure that all awards under the Company's
Recognition and Retention Plan shall accelerate, become vested and be paid out to the award recipient immediately prior to the Effective Time.


          (h) At the Effective Time, the separate interests of Grinnell and Siouxland in the Retirement Plan shall be combined. Future benefit accruals shall be made in accordance with the adoption agreement that relates to the Retirement Plan adopted by Siouxland. Any benefits accrued by participants in the Retirement Plan adopted by Grinnell attributable to service before the Effective Time shall not be reduced. Grinnell may amend the Grinnell Retirement Plan in any manner permitted under the Code and Treasury Regulations to assure that a portion of the dollar amount of excess funding in such plan as of June 30, 1997 (the "Determination Date"), determined in accordance with the formula set forth below, inures solely to the benefit of individuals who have become participants in such plan prior to the Effective Time. In providing for such amendment, it is the intent of the parties hereto that the amount of excess funding remaining in the Grinnell Retirement Plan at the Effective Time is proportionally equivalent to the amount of excess funding in the Siouxland Retirement Plan, relative
to the number of participants in each plan.   For these
purposes, said portion shall be determined as follows: the excess funding under the Siouxland Retirement Plan at the Determination Date shall be divided by the number of active participants in the Siouxland Retirement Plan on said date, and this quotient shall be multiplied by the number of active participants in the Grinnell Retirement Plan on the Determination Date. This product shall be subtracted from the excess funding dollar amount in the Grinnell Retirement Plan on the Determination Date. The remainder is the amount that Grinnell shall be entitled to use to increase its benefit formula for the period from July 1, 1997 through the date of closing, to the extent permitted under the Code and Treasury Regulations.

          (i) As soon as practicable after the date hereof, Grinnell shall amend its tax-qualified 401(k) Plan ("Grinnell 401(k) Plan"), effective for the current Plan Year, to provide for the return of elective deferrals if annual additions to the tax-qualified defined contribution plans of Grinnell have been made in excess of the amounts permitted under Section 415 of the Code. At the time of such amendment, Grinnell will further amend the Grinnell 401(k) Plan to disallow further elective deferrals to the Grinnell 401(k) Plan.

          7.12.     COMPANY STOCK OPTIONS.

           (a) At the Effective Time, all Company stock options that are then outstanding and exercisable in accordance with their terms (all of which are listed on Schedule 3.2(c) of the Company Disclosure Schedule) shall be exchanged for First Federal stock options. It is intended that the foregoing exchange shall be undertaken in a manner that will not constitute a "modification" (as defined in the Code) as to any Company stock option that is an "incentive stock option" (as defined in the Code); the number of First Federal stock options to be exchanged for each Company stock option (the "Exchange Ratio") as well as the exercise price (the "Exercise Price") for each such First Federal stock option to be so exchanged shall be fixed so as to preserve the First Federal stock options to be so exchanged as "incentive stock options" (as defined in the Code), and the parties hereby agree to develop a mutually acceptable formula in conformity with applicable law and regulations for determining the Exchange Ratio. The Exercise Price and the Exchange Ratio as fixed in the preceding sentence shall be applied to all Company stock options, whether such options are incentive stock options or non-incentive stock options. The Exchange Ratio and the Exercise Price shall be adjusted as appropriate to reflect any stock split, stock dividend, recapitalization, exchange of shares or other similar


transaction involving either Company Common Stock or First
Federal common stock if such event occurs prior to the Effective
Time.

          (b) The shares of First Federal common stock covered by the stock options to be issued by First Federal pursuant to
Section 7.12 (a) hereof shall be covered by an effective registration statement filed on with the OTS, which shall be filed by First Federal as soon as practicable after the Closing Date and shall be duly authorized, validly issued and in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to or in violation of any preemptive rights. First Federal shall also take any action reasonably required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

          (c) The Company and First Federal acknowledge that the exchange contemplated by Section 7.12 (a) and (b) hereof is subject to OTS approval. First Federal will make all reasonable efforts from and after the date hereof through the Effective Date to secure all necessary regulatory approvals to effect the exchange contemplated; however, the parties hereto acknowledge and agree that efforts to obtain OTS approval of the exchange shall not hinder, delay or impede the Reorganization contemplated by this Agreement. The parties hereto further acknowledge and agree that under no circumstances will First Federal (i) be obliged to grant subscription rights for its common stock; (ii) be obliged to issue shares of its common stock to Bancorp; or (iii) be obliged to form a "mid-tier" stock holding company or repurchase shares of its common stock for the purpose of facilitating or effecting the exchange contemplated by Section 7.12(a) and (b) hereof. If, in the reasonable judgement of First Federal, OTS approval of the exchange will not be forthcoming, or will hinder, delay or impede the Reorganization, the exchange contemplated by Section 7.12 (a) and (b) hereof will be canceled. In lieu of such exchange, the Company will issue stock appreciation rights on First Federal common stock for each Company stock option outstanding at the Effective Time so that the recipients of such stock appreciation rights obtain equivalent value for their Company stock options.

          (d) If, in the reasonable judgment of First Federal, the issuance of stock appreciation rights contemplated by
Section 7.12(c) hereof will impede, delay or hinder the consummation of the transactions contemplated hereby because of regulatory questions, the Company will, immediately prior to the Effective Date, pay cash to the holders of Company stock options that are then outstanding and exercisable in accordance with their terms so that such holders obtain equivalent value for such stock options.

          7.13. D&O INDEMNIFICATION AND INSURANCE. For a period of four (4) years following the Effective Time, First Federal shall indemnify the employees, agents, directors or officers of the Company and Grinnell to the extent they are indemnified under the Company's Certificate of Incorporation and Bylaws in the form in effect at the date of this Agreement or arising by operation of law. First Federal shall use its best efforts to cause the directors and officers listed in Schedule
7.13 of the Company Disclosure Schedule to be covered under individual directors' and officers' liability insurance policies, which coverage is available in the form of tail coverage under the Company's existing directors' and officers' liability policy for the duration of any applicable statute of limitations, provided the cost of such coverage shall not exceed $7,500.


                           ARTICLE VIII.

           CONDITIONS TO THE OBLIGATIONS OF FIRST FEDERAL

          The obligations of First Federal under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by First
Federal of the following conditions:

          8.1. NO MATERIAL ADVERSE CHANGE. Except as disclosed in Schedule 3.5 to the Company Disclosure Schedule and except for general changes in generally accepted accounting principles, changes in economic, financial or market conditions, changes in market interest rates, payments due under any employment agreements or benefit plans and the transactions contemplated hereby, costs and expenses relating to this Agreement (including those resulting from actions or inactions pursuant to the covenants of the Company and Grinnell under this Agreement) and the transactions contemplated hereby, there shall not have been any material adverse change in the financial condition, results of operations or business of the Company, Grinnell, and the Company's Subsidiaries, taken as a whole, from June 30, 1997 to the Closing Date.

          8.2. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties by the Company and Grinnell contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date. Any information provided by the Company and Grinnell pursuant to Section 6.5 hereof as a supplement to the Company Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to First Federal.

          8.3. PERFORMANCE AND COMPLIANCE.  The Company and
Grinnell shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

          8.4. NO PROCEEDING OR LITIGATION. On the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against the Company, Grinnell or any Company Subsidiary involving any of the assets, properties, business or operations of the Company, Grinnell or any Company Subsidiary that would reasonably be expected to have a Material Adverse Effect.

          8.5. CONSENTS UNDER AGREEMENTS. First Federal shall have received the consent or approval of each person or entity whose consent or approval shall be required in order to permit


consummation of the Reorganization under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which the Company, Grinnell or any Company Subsidiary is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on First Federal, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

          8.6. NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of the Company or Grinnell nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to this Agreement or shall have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of Grinnell under this Agreement.

          8.7. CERTIFICATE OF GRINNELL OFFICERS. The Company shall have furnished First Federal a certificate, signed by its Chief Executive Officer and its Chief Financial Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 8.1 through 8.6, and
Section 8.8, of this Agreement have been fully satisfied.

          8.8. CORPORATE PROCEEDINGS. All action required to be taken by, or on the part of the Company and Grinnell to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the Company and Grinnell.

          8.9. LEGAL OPINION. First Federal shall have received an opinion, dated the Closing Date, from legal counsel to Grinnell, in the form specified on Exhibit E.

          8.10.CLOSING BOOK VALUE. Immediately prior to the Closing, the total stockholders' equity account determined in accordance with generally accepted accounting principles on a basis consistent with the Company Financial Statements, of the Company shall not be less than $10.4 million, as reasonably determined by First Federal's independent public accountant, in consultation with the Company's independent public accountant; provided, however, that for purposes of calculating total stockholders' equity, the Company's expense associated with the issuance of stock appreciation rights (as contemplated by Section 7.12(c) hereof), and with the severance payments due under the employment agreement between Grinnell and William T. Nassif dated as of January 19, 1996, will not be counted.



                            ARTICLE IX.

     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND GRINNELL

          The obligations of the Company and Grinnell under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written wavier by the Company or Grinnell of the following conditions:

          9.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of First Federal contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date. Any information provided by First Federal pursuant to Section
5.5 hereof as a supplement to the First Federal Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to the Company or Grinnell.

          9.2. PERFORMANCE AND COMPLIANCE. First Federal shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

          9.3 CORPORATE PROCEEDINGS. All action required to be taken by, or on the part of Bancorp and First Federal to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Bancorp and First Federal.

          9.4. CERTIFICATE OF FIRST FEDERAL OFFICERS. First Federal shall have furnished to Grinnell a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 9.1, 9.2 and 9.3 of this Agreement have been satisfied.

          9.5. LEGAL OPINION. Grinnell shall have received an opinion, dated as of the Closing Date, from Luse Lehman Gorman
Pomerenk & Schick, P.C., counsel for First Federal, in the form specified on Exhibit F.

          9.6. OPINION OF FINANCIAL ADVISOR. The Company shall have received on or before the date on which the Company Proxy Statement or other similar document is to be mailed to holders of Company Common Stock the written opinion of its investment or financial advisor to the effect that the merger consideration payable to the Company's stockholders pursuant to the Reorganization is fair from a financial point of view to the stockholders of the Company.


                             ARTICLE X.

            CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

          In addition to the provisions of Articles VIII and IX hereof, the obligations of First Federal, the Company and Grinnell to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by both First Federal and the Company of the following conditions:

          10.1. GOVERNMENTAL APPROVALS. The parties hereto shall have received all necessary approvals of the transactions contemplated by this Agreement from governmental agencies and authorities, including, without limitation, those of the OTS and the FDIC, and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Provided, however, that no approval or consent referred to in this Section 10.1 shall be deemed to have been received by First Federal if it shall include any non-standard term, condition or requirement that, individually or in the aggregate (i) would have a Material Adverse Effect on the business, results of operations, assets, or financial condition of First Federal on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to First Federal in so significant a manner that First Federal, in its reasonable judgment, would not have entered into this Agreement.

          10.2. NO INJUNCTIONS OR RESTRAINTS. No suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Reorganization and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization shall be in effect.

          10.3. STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite affirmative vote of the stockholders of the Company as contemplated by Section 7.1 hereof.

          10.4 CORPORATE PROCEEDINGS. The obligations of the parties to this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.



                            ARTICLE XI.

                            TERMINATION

          11.1. REASONS FOR TERMINATION. This Agreement may be terminated and the Reorganization abandoned at any time before the Closing Date, whether before or after the approval or adoption of this Agreement by the stockholders of the
Company:

          (a) By mutual written consent of the Board of Directors of First Federal and the Board of Directors of the Company;

          (b) By written notice from First Federal to the Company if:

               (i) any condition set forth in Article VIII of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or

               (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, First Federal shall not have the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) if any condition imposed by Section 10.1 hereof was not met due to the failure of First Federal to perform or observe the covenants and agreements set forth in this Agreement; or

               (iii) any warranty or representation as set forth in Article III hereof made by the Company or Grinnell shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by the Company or Grinnell of notice of such discovery; or

               (iv) The Company or Grinnell shall have breached one or more provisions of this Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by the Company or Grinnell of notice of such breach; or

          (c)  By written notice from the Company to First
Federal, if

               (i) any condition set forth in Article IX of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or


               (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; provided, however, the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) if any condition imposed by Section 10.1 hereof was not met due to the failure of the Company or Grinnell to perform or observe the covenants and agreements set forth in this Agreement; or

               (iii) any warranty or representation as set forth in Article IV hereof made by First Federal shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by First Federal of notice of such discovery; or

               (iv) First Federal shall have breached one or more provisions of this Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by First Federal of notice of such breach.

          (d) By the Board of Directors of the Company if all of the following conditions are met: (i) a person (including a company or any other entity) makes a Superior Proposal; (ii) within seven (7) business days after First Federal receives written notice from the Company of such Superior Proposal, First Federal does not increase the consideration to be paid to the holders of Company Common Stock in the Reorganization so that it is at least as favorable to the holders of Company Common Stock as the Superior Proposal (such increase in the consideration to be paid by First Federal, an "First Federal Superior Proposal");
(iii) the Board of Directors of the Company, to the extent permitted by Section 7.1 hereof, shall have failed to recommend to stockholders, or shall have withdrawn or shall have modified in a manner adverse to First Federal its recommendation of, this Agreement or the Reorganization in order to permit Grinnell to enter into a definitive written agreement providing for the transactions contemplated by such Superior Proposal; and (iv) the Company or the person or entity making the Superior Proposal shall have paid to First Federal the Fee (as defined in Section 12.2(b) hereof), to the extent such Fee is payable pursuant to Section 12.2(b) hereof, and the expenses of First Federal (including, but not limited to, the fees and expenses of attorneys) incurred in connection with negotiating this Agreement and effectuating the consummation of the transactions contemplated hereby.

          (e) By the Board of Directors of First Federal if the Board of Directors of the Company shall not recommend, or shall withdraw or modify in a manner adverse to First Federal, its recommendation to the holders of Company Common Stock to approve this Agreement.

          (f) By the Board of Directors of First Federal or the Company at any time after the Company Shareholders' Meeting as contemplated in Section 7.1 if the stockholders of the Company have not approved this Agreement by the requisite affirmative vote.


          (g)  By the Board of Directors of First Federal or the
Company if the Reorganization has not been consummated on or before June 30, 1998.

          11.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or First Federal as provided in Section 11.1 hereof, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of First Federal or the Company or their respective officers or directors except with respect to Sections 6.7, 7.9, 11.1(d) and 12.2 hereof.


                            ARTICLE XII.

                           MISCELLANEOUS

          12.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements which by their terms are contemplated to be performed after the Effective Time.

          12.2. EXPENSES AND TERMINATION FEE. (a) Except as otherwise provided herein, all expenses incurred by First Federal and the Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, financial advisors, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

          (b) Grinnell also hereby agrees to pay First Federal, and First Federal shall be entitled to payment of, a fee (the "Fee") of $900,000, upon the occurrence of any of the following events on or before the earlier of the date this Agreement is terminated or June 30, 1998:

          (i) if the Board of Directors of the Company recommends a Superior Proposal and thereafter (A) the Company Shareholders' Meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of this Agreement or (B) the Company's shareholders do not approve this Agreement;

          (ii) if the Board of Directors of the Company withdraws or modifies its recommendation of approval of this Agreement, and thereafter (A) the Company Shareholders' Meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of this Agreement or (B) the Company's shareholders do not approve this Agreement;

          (iii) if the Company's shareholders do not approve this Agreement after a Superior Proposal is made and within twelve (12) months thereafter the Company enters into a definitive agreement to be merged into or acquired by another entity (provided, however, that Grinnell shall pay


all Expenses of First Federal, as defined in Section 6.7.
hereof, in an amount not to exceed $300,000, within five business days following rejection of this Agreement by Company shareholders);

          (iv) if the Company or Grinnell enters into an agreement to be acquired by any other party; or

          (v) if the Company both (1) fails to receive the opinion of its financial advisor that the Merger is fair to the Company's shareholders from a financial point of view, and such failure occurs after a Superior Proposal is made, and (2) the Reorganization is not consummated.

          With the exception of the payment under subparagraph
(iii) above, which shall be paid within five business days following the Company's execution of a definitive agreement of merger or acquisition (except that the Expenses of First Federal shall be paid as provided in (iii) above), such payment shall be made to First Federal in immediately available funds within five business days after the occurrence of an event set forth above.

          12.3. WAIVERS; AMENDMENTS. At any time prior to the Closing Date, either First Federal, by action taken by its Board of Directors, or any committee or officers thereunto authorized, or the Company or Grinnell, by action taken by its Board of Directors, or any committee or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement or agree to the amendment or modification of this Agreement by an agreement in writing executed in the same manner as this Agreement; provided, however, that after the favorable vote by the stockholders of the Company pursuant to Section 7.1 of this Agreement any such action shall be taken only if, in the opinion of the Company's Board of Directors, such waiver, amendment or modification will not have a material adverse effect on the benefits intended under this Agreement for the shareholders of the Company and will not require resolicitation of any proxies from such shareholders.

          12.4. ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Except with respect to the payment of benefits pursuant to Section 7.12 and the obligation of First Federal contained in Section 7.8, nothing in this Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          12.5. ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by the Company, Grinnell or First Federal or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of the Company or Grinnell by First Federal, except for the Confidentiality Agreement dated September __, 1997, which shall remain in full force and affect. This Agreement and such Confidentiality Agreement constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.


          12.6. CAPTIONS AND COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This
Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

          12.7.     CERTAIN DEFINITIONS.  For purposes of this
Agreement, the term:

          (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

          (b) "Material Adverse Effect" shall mean a material adverse effect on the operations, assets, or financial condition of the parties to this Agreement other than the effects of any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates.

          (c) "Grinnell Reports" shall mean all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required by applicable law to be filed with the OTS, the FDIC, and any other applicable state securities or bank regulatory authorities by either Grinnell or the Company; and

          (d) "to the knowledge of First Federal" or "to the best knowledge of First Federal" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of First Federal.

          (e) "to the knowledge of the Company or Grinnell" or "to the best knowledge of the Company or Grinnell" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of the Company or Grinnell.

          12.8. ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          12.9.     GOVERNING LAW.  This Agreement shall be
construed and interpreted in accordance with the laws of the State of Iowa, except to the effect that Federal Law applies, without regard to the conflicts of laws rules.


          12.10. NOTICES. All notices given hereunder shall be in writing and shall be hand delivered, sent by facsimile transmission or sent by a nationally recognized overnight delivery service, addressed as follows:

          (a)  If to First Federal to:

               First Federal Savings Bank of Siouxland
               329 Pierce Street
               Sioux City, Iowa  51102
               Attention:  Barry E. Backhaus, President
                  and Chief Executive Officer

               With A Copy To:

               Luse Lehman Gorman Pomerenk & Schick
               5335 Wisconsin Avenue, N.W.
               Suite 400
               Washington, D.C.  20015
               Attention:  Robert B. Pomerenk, Esq.



          (b)  If to Grinnell to:

               GFS Bancorp, Inc.
               1025 Main Street
               Grinnell, Iowa  50112-0030
               Attention:  Steven L. Opsal, President and
                 Chief Executive Officer

               with a copy to:

               Housley Kantarian & Bronstein, P.C.
               Suite 700
               1220 19th Street, N.W.
               Washington, D.C.  20036
               Attention:  Gary R. Bronstein, Esq.

          Any notice provided hereunder shall be effective upon receipt thereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



ATTEST:                  FIRST FEDERAL SAVINGS BANK OF SIOUXLAND


By:                      By: ________________________________
                             Barry E. Backhaus, President



ATTEST:                  GRINNELL FEDERAL SAVINGS BANK


By:                      By: ________________________________
                              Steven L. Opsal, President



ATTEST:                  GFS BANCORP, INC.


By:                      By: ________________________________
                              Steven L. Opsal

                            APPENDIX B

Opinion of Financial Advisor to GFS Bancorp
-------------------------------------------

     Professional Bank Services, Inc. ("PBS") was engaged by the Company)to advise the Company's Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by First Federal to the Company shareholders as set forth in the Agreement by and between the Company and First Federal.

     PBS is a bank consulting firm with offices in Louisville, Atlanta, Chicago, Nashville and Washington, D.C. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in the Company or First Federal. PBS was selected to advise the Company's Board of Directors based upon their familiarity with Iowa financial institutions and knowledge of the banking industry as a whole.

     PBS performed certain analyses described herein and presented the range of values for the Company resulting from such analyses to the Board of Directors of the Company in connection with its advice as to the fairness of the consideration to be paid by First Federal.

     A Fairness Opinion of PBS was delivered to the Board of Directors of the Company on October 16, 1997, at a regular meeting of the Board of Directors and has been updated as of the date of this Prospectus/Proxy Statement. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety.

     In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to the Company and First Federal. PBS considered certain financial and stock market data of the Company and First Federal, compared that data with similar data for certain other publicly-held thrift holding companies and considered the financial terms of certain other comparable thrift transactions in the states of Iowa, Nebraska, Missouri, Wisconsin, South Dakota, North Dakota, Ohio, Kansas, Minnesota, Indiana, Illinois, Kentucky and Michigan (the "Regional Area") that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of the Company or First Federal.

     PBS reviewed and analyzed the historical performance of the Company and the Bank contained in: audited Annual Reports and financial statements dated June 30, 1995 and 1996 of the Company; June 30, 1996, September 30, 1996, December 31, 1996, March 31, 1997 and June 30, 1997 Consolidated Reports of Condition and Income filed by the Bank with the Office of Thrift Supervision; preliminary September 30, 1997 internal financial reports; the historical common stock trading activity of the Company; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

     In connection with rendering the Fairness Opinion and preparing its written and oral presentation to the Company's Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Company's or First Federal's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

     Acquisition Comparison Analysis: In performing this analysis, PBS reviewed all thrift acquisition transactions in the states of Iowa, Nebraska, Missouri, Wisconsin, South Dakota, North Dakota, Ohio, Kansas, Minnesota, Indiana, Illinois, Kentucky and Michigan (the "Regional Area") since 1990. There were 185 thrift acquisition transactions in the Regional Area announced since 1990 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Regional Area thrift acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of the Company.

In addition to reviewing recent Regional Area thrift transactions, PBS performed separate comparable analyses for acquisitions of thrifts which, like the Company, had an equity-to-asset ratio between 10.00% and 12.00%, had total assets between $50.0 - $150.0 million, and those transactions in which the acquired institutions were located in the state of Iowa. Median values for the 185 Regional Area acquisitions expressed as multiples of both book value and earnings were 1.34X and 16.42X, respectively. The median multiples of book value and earnings for acquisitions of Regional Area thrifts which, like the Company, had an equity-to-asset ratio between 10.00% and 12.00% were 1.34X and 17.22X, respectively. For acquisitions of Regional Area thrifts with assets between $50.0
- $150.0 million the median multiples were 1.33X and 14.18X. The median multiples of book value and earnings for acquisitions of thrifts located in the state of Iowa were 1.41X and 14.67X, respectively.

     In the proposed transaction, Company shareholders will receive $17.65 in cash for each outstanding Company common share, as further defined in the Agreement. The $17.65 per Company common share represents a multiple of the Company's September 30, 1997 stated book value and a multiple of the Company's September 30, 1997 last twelve month earnings of 1.60X and 15.41X respectively. Including the dilutive effects of the Company's stock options, the $17.65 per Company common share represents a multiple of September 30, 1997 adjusted book value and adjusted last twelve month earnings of 1.69X and 17.21X, respectively.

     The market value of the proposed transaction's percentile ranking was prepared and analyzed with respect to the above Regional Area comparable group without considering the dilutive effect of the Company's options. Compared to all Regional Area thrift transactions, the acquisition value ranked in the 71st percentile as a multiple of book value and in the 39th percentile as a multiple of earnings. Compared to Regional Area thrift transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 12.00%, the acquisition value ranked in the 71st percentile as a multiple of book value and the 31st percentile as a multiple of earnings. For Regional Area thrift acquisitions where the acquired institution had between $50.0 - $150.0 million in assets, the acquisition value ranked in the 73rd percentile as a multiple of book value and 40th percentile as a multiple of earnings. For thrift transactions in the State of Iowa, the acquisition value ranked in the 90th percentile as a multiple of book value and in the 44th percentile as a multiple of earnings.

     Taking the dilutive effect of the Company's options into consideration, the market value of the proposed transaction's percentile ranking was again prepared and analyzed with respect to the above Regional Area comparable group. Compared to all Regional Area thrift transactions, the acquisition value ranked in the 81st percentile as a multiple of adjusted book value and in the 48th percentile as a multiple of adjusted earnings. Compared to Regional Area thrift transactions where the acquired institution had an equity-to-asset ratio between 10.00% and 12.00%, the acquisition value ranked in the 87th percentile as a multiple of adjusted book value and the 39th percentile as a multiple of adjusted earnings.

For Regional Area thrift acquisitions where the acquired institution had between $50.0 - $150.0 million in assets, the acquisition value ranked in the 91st percentile as a multiple of adjusted book value and 49th percentile as a multiple of adjusted earnings. For thrift transactions in the State of Iowa, the acquisition value ranked in the 97th percentile as a multiple of adjusted book value and in the 64th percentile as a multiple of adjusted earnings.

     Adjusted Net Asset Value Analysis: PBS reviewed the Company's balance sheet data to determine the amount of material adjustments required to be made to the stockholders' equity of the Company based on differences between the market value of the Company's assets and their value reflected on the Company's financial statements. PBS determined that three adjustments were warranted. Equity was increased $187,000 for the elimination of the Company's ESOP and MRP contra equity accounts. Equity was increased $60,000 to reflect the after tax appreciation in the Company's held to maturity securities portfolio. In addition, PBS also reflected a value of the non-interest bearing demand deposits of approximately $1,470,000. The aggregate adjusted net asset value of the Company was determined to be $12,596,000 or $12.75 per Company common share. PBS also performed a similar analysis taking into consideration the Company's common stock options. Under this analysis equity was increased $1,154,000 to reflect the exercise of the Company's 163,512 stock options. The aggregate value of the Company under this analysis was determined to be $13,750,000 or $11.94 per Company common share.

     Discounted Earnings Analysis: A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of the Company was determined by adding (i) the present value of estimated future dividend streams that the Company could generate over a five-year period and (ii) the present value of the "terminal value" of the Company's earnings at the end of the fifth year. The "terminal value" of the Company's earnings at the end of the five-year period was determined by applying a multiple of 16.42 times the projected terminal year's earnings. The 16.42 multiple represents the median price paid as a multiple of earnings for all thrift transactions in the Regional Area since 1990.

     Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of the Company's common stock. The aggregate value of the Company, determined by adding the present value of the total cash flows, was $16,715,000 or $16.91 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of 5.0% and the Company's return on assets increasing to 1.60% by year ten. Dividends were assumed to increase from 30.0% of income in years one through five to 60% of income for years six through twenty. This long-term projection resulted in a aggregate value of $14,305,000 or $14.47 per Company common share. This same analysis was repeated assuming the exercise of the Company's stock options. Under this scenario, the five year short term value was determined to equal $17,584,000 or $15.27 per Company common share and the twenty year long term projection resulted in an aggregate value of $14,640,000 or $12.71 per Company common share.

     Specific Acquisition Analysis: PBS valued the Company based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay in aggregate $17,937,000, or $18.15 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 6.75% adjusted for taxes, amortization of the acquisition premium over 15 years and a September 30, 1997 last twelve month earnings level of $1,245,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $18,759,000 or $18.98 per Company share. PBS repeated this analysis taking into consideration the dilutive effects of the Company's stock options. Under this scenario an acquiring institution would pay in aggregate $19,074,000, or $16.56 per share, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 6.75% adjusted for taxes, amortization of the acquisition premium over 15 years and a September 30, 1997 last twelve month adjusted earnings level of $1,294,000. This analysis was repeated assuming a potential acquiror would attain non-interest expense reductions of 10% in the transaction. Based on this analysis an acquiring institution would pay in aggregate $19,886,000 or $17.27 per Company share.

     The Fairness Opinion is directed only to the question of whether the consideration to be received by the Company's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Company shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by the Company.

     Based on the results of the various analyses described above, PBS concluded that the consideration to be received by the Company's shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of the Company.

     PBS will receive fees in the amount of $100,000 for all services performed in connection with the rendering of the Fairness Opinion. In addition, the Company has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of the Company.

                            APPENDIX C

                                                      APPENDIX C

     SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Subsection228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SubsectionSubsection251 (other than a merger effected pursuant to Subsection251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of Subsection251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SubsectionSubsection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

               c.  Cash in lieu of fractional shares or
fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d.  Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


          (3)  In the event all of the stock of a subsidiary
Delaware corporation party to a merger effected under Subsection253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Subsection 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consideration and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
(ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholders who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice

is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such as duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register of Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.


     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


                       APPENDIX D

================================================================




















                     GFS BANCORP, INC.

                         [LOGO]



















                                              1997 ANNUAL REPORT

================================================================

A MESSAGE FROM THE PRESIDENT


Dear Fellow Stockholder:

Our balance sheet once again reflects solid growth with respect to total assets (up 10.6%), loans receivable (up 9.3%) and
deposits (up 12.1%).   More importantly, this was not simply
"growth for growth's sake", but was profitable growth. Excluding the one-time BIF/SAIF assessment paid by all thrift institutions in the September 1996 quarter, GFS Bancorp's earnings would have been another record high at $1,052,000, a 17.5% increase over last year. Even including the aforementioned assessment, the Bancorp still produced very respectable earnings of $871,000, or about the same as last year's $895,000. We were particularly pleased about the fact that $588,000 of net income was generated in the last half of the fiscal year.

Net interest income, the main driver of our earnings, increased to more than $3 million, up 20.7%. This substantial increase was fueled by a combination of record local lending volume and the continuation of our relationship with Bache Funding Corp. of Wisconsin, a mortgage banking firm headquartered in Madison. These two sources provided over $20 million for our loan portfolio and nearly $27 million in related servicing.

Other highlights for the year included another increase in our cash dividend, a 100% stock dividend, the unveiling of our Hometown Checking program, on-site banking service for residents of the Mayflower Home (a senior care facility), and securing a long term lease on property adjacent to our office which will allow for a planned expansion of our facility.

We pledge to continue our focus on earnings per share. To this end, we will strive to increase market share by providing attractive and reasonably priced banking products and services. You, our investors, can help us by using our services and recommending us to your family and friends.

As always, we are indebted to our valued customers, dedicated staff and loyal stockholders. Thank you!


                         Sincerely,

                         Steven L. Opsal
                         President

________________________________________________________________

                     TABLE OF CONTENTS
________________________________________________________________

President's Letter to Shareholders . . . . . . . . . . . . . . 1

Selected Consolidated Financial Information. . . . . . . . . . 2

Management's Discussion and Analysis of Financial
   Condition and Results of Operation. . . . . . . . . . . . . 4

Consolidated Financial Statements . . . . . . . . . . . . . . 18

Stockholder Information . . . . . . . . . . . . . . . . . . . 45

Corporate Information . . . . . . . . . . . . . . . . . . . . 46

                          GFS BANCORP, INC.
              SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                          June 30,
                                        ------------------------------------------
                                           1997    1996    1995    1994    1993
                                        ------------------------------------------
                                                        (In Thousands)
Selected Financial Condition Data:
---------------------------------
Total assets. . . . . . . . . . . . . . $92,063  $83,305  $70,950  $57,179  $51,213
Cash and cash equivalents . . . . . . .   4,643    2,271    4,107      968    4,923
Mortgage-backed securities, net . . . .   3,146    3,435    3,950    4,237    5,716
Investment securities . . . . . . . . .   3,407    3,255    6,078    6,690    5,001
FHLB stock. . . . . . . . . . . . . . .   1,159    1,159      832      832      832
Loans receivable, net . . . . . . . . .  78,475   71,773   54,999   43,682   33,898
Deposits. . . . . . . . . . . . . . . .  59,551   53,122   46,082   42,016   43,249
FHLB advances . . . . . . . . . . . . .  20,961   19,318   14,578    5,870    3,500
Stockholders' equity. . . . . . . . . .  10,537    9,945    9,540    8,811    4,042

                                                    Year Ended June 30,
                                        ------------------------------------------
                                           1997    1996    1995    1994    1993
                                        ------------------------------------------
                                        (Dollars in Thousands Except Per Share Data)
Selected Operations Data:
------------------------
Total interest income . . . . . . . . . $7,139  $ 6,245  $ 4,778  $ 4,013  $ 4,098
Total interest expense. . . . . . . . .  4,092    3,720    2,638    2,228    2,547
                                        ------  -------  -------  -------  -------
  Net interest income . . . . . . . . .  3,047    2,525    2,140    1,785    1,551
Provision (credit) for loan losses. . .    121      249      ---       20       (4)
                                        ------  -------  -------  -------  -------
  Net interest income after provision
   for losses on loans. . . . . . . . .  2,926    2,276    2,140    1,765    1,555
Non-interest income:
  Gain (loss) on sale of investments. .     (3)     (48)      36      ---      ---
  Gains on sale of real estate. . . . .      4      ---       11       34        5
  Other non-interest income . . . . . .    149      186       81       79       47
                                        ------  -------  -------  -------  -------
Total non-interest income . . . . . . .    150      138      128      113       52
Total non-interest expense. . . . . . .  1,828    1,335    1,321    1,061      856
                                        ------  -------  -------  -------  -------
  Income before income taxes. . . . . .  1,248    1,079      947      817      751
Income tax expense. . . . . . . . . . .    377      184      316      281      237
                                        ------  -------  -------  -------  -------
  Net income before accounting change .    871      895      631      536      514
Accounting change for income taxes. . .    ---      ---      ---      ---      (64)
                                        ------  -------  -------  -------  -------
  Income before extraordinary item. . .    871      895      631      536      450
Extraordinary item - penalty for early
 extinguishment of debt, net of income
 tax benefit . . . . . . . . . . . . .     ---      ---      ---       51      ---
                                        ------  -------  -------  -------  -------
  Net income . . . . . . . . . . . . .  $  871  $   895  $   631  $   485  $   450
                                        ======  =======  =======  =======  =======
Per common share data after giving
retroactive effect for the 2 for 1
stock split(1):
  Net income per common share. . . . .  $  .85  $   .86  $   .60  $   .26     N/A
  Cash dividends declared per share. .  $.2150  $ .1625  $ .0375      ---     N/A
  Dividend payout ratio  . . . . . . .     .25      .19      .06

____________
(1) Subsequent to the conversion of Grinnell Federal Savings Bank to the stock form, effective January 5, 1994.  See Notes to Consolidated Financial Statements for
    additional information regarding earnings per common share data.


                                                    Year Ended June 30,
                                        ------------------------------------------
                                           1997    1996    1995    1994    1993
                                        ------------------------------------------
Selected Financial Ratios and Other Data:
----------------------------------------
Performance Ratios:
  Return on assets (ratio of net income
  to average total assets). . . . . . . .  0.99%    1.15%    1.01%     .89%     .90%
  Interest rate spread information:
   Average during year. . . . . . . . . .  2.85     2.56     2.70     2.81     2.76
   End of year. . . . . . . . . . . . . .  2.64     2.51     2.14     2.84     2.60
  Net interest margin(1). . . . . . . . .  3.52     3.30     3.48     3.34     3.15
  Ratio of operating expense to average
   total assets . . . . . . . . . . . . .  2.07     1.72     2.10     1.91     1.66
  Return on equity (ratio of net income
   to average equity) . . . . . . . . . .  8.63     9.25     6.89     7.76    11.79

Quality Ratios:
  Non-performing assets to total assets
    at end of year(2) . . . . . . . . . .  1.00     1.15      .02      .44      .56
  Allowance for loan losses to non-
    performing loans(3) . . . . . . . . . 70.03    87.24  2857.43  1290.32  6198.40

Capital Ratios:
  Equity to total assets at end of
    year . . . . . . . . . . . . . . . .   11.45    11.94    13.45    15.41    7.89
  Average equity to average assets . . .   11.47    12.43    14.70    11.50    7.65
  Average interest-earning assets to
    average interest-bearing
    liabilities. . . . . . . . . . . . .  114.36   115.34   118.24   112.66  107.50

Number of full-service offices . . . . .       1        1        1        1       1

____________________
(1) Net interest income divided by average interest earning assets.
(2) Non-performing assets consist of non-accruing loans, accruing loans past due 90 or more days and real estate owned.
(3) Excludes real estate owned.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS

BUSINESS

     GFS Bancorp, Inc. (the "Company") was formed to be the holding company for Grinnell Federal Savings Bank ("Grinnell Federal" or the "Bank") in connection with the Bank's conversion to stock form. The Company completed its initial public offering on January 5, 1994 with the sale of 1,058,000 shares at $5.00 per share after giving retroactive effect for the 2 for 1 stock split.  The primary activity of the Company is to
act as a holding company for the Bank.   As a result, unless
otherwise noted, the following discussion relates primarily to the Bank. The primary business of savings banks, including Grinnell Federal, has historically consisted of attracting deposits from the general public and providing financing for the purchase of residential properties. The operations of the Bank are significantly affected by prevailing economic conditions as well as by government policies and regulations relating to monetary and fiscal affairs, housing and financial institutions.

     Net income is primarily dependent upon the difference (or "spread") between the average yield earned on loans, mortgage-backed and related securities and investments, and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

     Net income is also affected by, among other things, gains and losses on sales of real estate and investments, mortgage-backed and related securities, investment securities and foreclosed assets, provisions for loan losses, service charges and other fees, operating expenses and income taxes.

FINANCIAL CONDITION

     June 30, 1997 compared to June 30, 1996. Total assets increased $8.8 million, or 10.6%, from $83.3 million at June 30, 1996 to $92.1 million at June 30, 1997. This increase was due primarily to increases in loans receivable, cash and cash equivalents and investment securities, which increases were partially offset by decreases in mortgage backed securities and the disposition of real estate acquired in settlement of loans.

     Cash and amounts due from depository institutions increased $2.3 million from $2.3 million at June 30, 1996 to $4.6 million
at June 30, 1997.   Investment securities increased $100,000, or
3.0%, from $3.3 million at June 30, 1996 to $3.4 million at June 30, 1997. At June 30, 1997, the investment portfolio consisted primarily of $1.5 million in U.S. agency obligations, $770,000 in mutual funds, and $1.1 million in equity securities consisting of common stocks of one bank holding company and one thrift holding company, and preferred stocks of a life insurance company, a bank holding company, two power companies and an automobile manufacturer.

     Total mortgage-backed securities decreased $290,000, or 8.5%, from $3.4 million at June 30, 1996 to $3.1 million at June 30, 1997. The decrease in mortgage-backed securities was due to repayments and prepayments.

     Net loans receivable increased $6.7 million, or 9.3%, from $71.8 million at June 30, 1996 to $78.5 million at June 30, 1997. Mortgage loans originated during fiscal 1997 totaled $11.4 million and were secured primarily by one-to-four family
dwellings in the Bank's market area.   During this period, the
Bank
also purchased $35.4 million in loans secured by real estate located primarily in the Madison, Wisconsin area, including $7.3 million of loans secured by one-to-four family dwellings, $24.3 million secured by multi-family dwellings, $3.5 million secured by commercial real estate and $316,000 secured by residential land development. Of the $35.4 million in loans purchased during the 1997 fiscal year, $26.9 million in participation interests were sold to other financial institutions with the Bank retaining the servicing.

   On October 5, 1995, the Bank entered into an exclusive agreement effective November 1, 1995 ("Agreement") with Bache Funding Corp. of Wisconsin ("Bache"), a mortgage banking firm headquartered in Madison, Wisconsin. Under the Agreement, the Bank has a right of first refusal on any real estate loans generated by Bache, including one-to-four family, multi-family, commercial real estate, and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Bank normally sells majority participation interests in these loans to financial institutions
located in Iowa and contiguous states.   Although these
purchased loans are subject to the same underwriting guidelines as loans originated, they entail a certain amount of added risk. In addition to the risks associated with the specific type of loan purchased, loans purchased outside the Bank's market carry a greater degree of risk than those loans originated by the Bank since the origination function is performed by third parties and the property is located outside the Bank's normal lending territory. The Company's net investment as of June 30, 1997 in loans generated under this Agreement totaled $13.2 million.
Such net investment reflects an outstanding principal balance of $46.4 million in loans purchased and serviced by the Company, less interests sold to other financial institutions of $33.2 million.

     Total deposits of the Bank increased by $6.4 million, or 12.1%, from $53.1 million at June 30, 1996 to $59.5 million at June 30, 1997. This increase was primarily due to growth of $1.6 million in demand and negotiable order of withdrawal accounts, $1.5 million in money market savings accounts and $3.3 million in certificates of deposit. Management believes that this increase was primarily attributable to successful marketing initiatives and competitive pricing.

     Total borrowed funds consisted of advances from the Federal Home Loan Bank ("FHLB") of Des Moines. FHLB advances increased by $1.7 million, or 8.8%, from $19.3 million at June 30, 1996 to $21.0 million at June 30, 1997. This increase in borrowing was due to the utilization of FHLB advances to partially fund the origination and purchase of loans. Management attempts to use borrowing to maintain the Bank's current spread and provide a stable source of funding for loans. During fiscal 1997, management utilized a combination of fixed-rate FHLB advances with maturities of 30 days to 3 years. At June 30, 1997, approximately 71% of borrowing carried maturities greater than one year. Although this strategy could reduce the short-term impact of an increase in interest rates, the Bank may be exposed to an increase in interest rate risk in future periods to the extent the actual repricing of assets differs from management's assumptions.

     Stockholders' equity increased $592,000 from $9.9 million at June 30, 1996 to $10.5 million at June 30, 1997. This increase was due to net income of $871,000, amortization of Recognition and Retention Plan ("RRP") awards, allocations to the Employee Stock Ownership Plan ("ESOP"), and a decrease in unrealized loss on decline in value of investments available for sale. The increase in stockholders' equity was partially offset by the Company's repurchase of 33,262 shares of its stock and the declaration of $0.215 dividends per share for the 1997 fiscal year.

RESULTS OF OPERATIONS

     The Company's results of operations depend primarily on the level of its net interest income and non-interest income and the level of its operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and interest rates earned or paid.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996

     General. The Company's net income decreased by $24,000, or 2.7%, from $895,000 for fiscal 1996 to $871,000 for fiscal 1997.
As discussed in more detail below, the primary reasons for this decrease were the one time after-tax special assessment of $181,000 ($287,568 before the effect of federal and state income taxes) levied by the Federal Deposit Insurance Corporation (the "FDIC") in order to capitalize the Savings Association Insurance Fund, and increases in non-interest expense and provision for income taxes. The increase in expenses was largely offset by increases in net interest income and non-interest income and a reduction in provision for loan losses.

     Interest Income. Interest income increased by $900,000 to $7.1 million in fiscal 1997 from $6.2 million in fiscal 1996 primarily as a result of an increase in the volume of interest-earning assets and, to a lesser extent, the average rates earned on interest earning assets. The average balance of interest-earning assets increased $9.9 million, or 12.9%, to $86.5 million in fiscal 1997 from $76.6 million in fiscal 1996 primarily due to an increase in the average balances of loans resulting from increased loan originations and purchases. The average yield on interest earning assets increased from 8.16% for 1996 to 8.26% in 1997.

     Interest Expense. Interest expense increased $400,000 to $4.1 million in fiscal 1997 from $3.7 million in fiscal 1996 due primarily to an increase in the volume of interest-bearing liabilities which was partially offset by a decrease in the average rates paid on interest-bearing liabilities. The average balance of interest-bearing liabilities increased $9.2 million from $66.4 million in fiscal 1996 to $75.6 million in fiscal 1997 primarily as a result of an increase in certificates of deposit and, to a lesser extent, savings and NOW accounts, money market accounts, and FHLB advances. The average rates paid on interest-bearing liabilities decreased from 5.60% during fiscal 1996 to 5.41% during fiscal 1997.

     Net Interest Income. Net interest income increased $500,000 to $3.0 million in fiscal 1997 as compared to $2.5 million in fiscal 1996. The Company's average spread increased from 2.56% for the fiscal year ended June 30, 1996 to 2.85% for the fiscal year ended June 30, 1997 due to the increased yields on interest earning assets and a decline in rates paid on
interest costing liabilities.   Net interest margin increased
from 3.30% for the fiscal year ended June 30, 1996 to 3.52% for the fiscal year ended June 30, 1997. The ratio of average interest-earning assets to average interest-bearing liabilities decreased from 115.3% during fiscal 1996 to 114.4% during fiscal 1997.

     Provision for Loan Losses. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio in accordance with generally accepted accounting principles. A $121,000 provision for loan losses was made for fiscal 1997, as compared to $249,000 in fiscal 1996. The allowance for loan losses at June 30, 1997 increased $5,000 to $646,000 from $641,000 at June 30, 1996. This $5,000 increase reflects the net effect of the $121,000 provision for loan losses referenced above as offset by a $115,000 charge-off on equipment leases during the 1997 fiscal year.

     Management believes that the current allowance for loan losses is adequate. Non-performing assets (defined as non-accruing loans for which payments have been due and uncollected for a period in excess of 90 days plus foreclosed assets) totaled $922,000, or 1.00% of total assets at June 30, 1997 as compared to $962,000, or 1.15%at June 30, 1996. The ratio of the allowance for loan losses to non-performing assets increased from 67% of non-performing assets at June 30, 1996 to 70% of non-performing assets at June 30, 1997, due to a

$40,000 decrease in nonperforming assets coupled with the $5,000 increase in allowance for loan losses referenced above. The ratio of the allowance for loan losses to total loans was 0.8% at June 30, 1997 as compared to 0.9% at June 30, 1996. (See discussion of Asset Quality below.) Future additions to the allowance for loan losses are dependent upon the performance and composition of the loan portfolio, the economy, changes in real estate values and interest rates, the view of the regulatory authorities toward adequate reserve levels and inflation.

     Non-interest Income. Non-interest income increased by $12,000 to $150,000 in fiscal 1997 from $138,000 in fiscal 1996.

     Non-interest Expense. Non-interest expense increased by $500,000 to $1.8 million in fiscal 1997 from $1.3 million in fiscal 1996. This increase was primarily due to: (i) a one time special assessment of $287,568 ($181,000 after the effect of federal and state income taxes) levied by the FDIC in order to capitalize the Savings Association Insurance Fund, (ii) a $126,000 increase in salaries and employee benefits resulting from staff additions, fiscal year-end salary increases and increased expenses associated with higher market values of allocated ESOP shares, and (iii) an $84,000 increase in other non-interest expense.

     Income Tax Expense. Income tax expense increased by $193,000, to $377,000 in fiscal 1997 as compared to $184,000 in fiscal 1996. This increase was primarily attributable to resolution of a $137,000 tax contingency during fiscal 1996 and, to a lessor extent, the amount of income subject to income taxes.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1996 AND JUNE 30, 1995

     General. The Company's net income increased by $264,000, or 41.8%, to $895,000 in fiscal 1996 from net income of $631,000 in fiscal 1995. As discussed in more detail below, the primary reason for this increase was the $385,000 increase in net interest income, a $10,000 increase in non-interest income and a $132,000 decrease in provision for income taxes, which together more than offset the $249,000 and $14,000 increases in provision for loan losses and non-interest expense, respectively, over the year earlier period.

     Interest Income. Interest income increased $1.4 million to $6.2 million in fiscal 1996 from $4.8 million in fiscal 1995 primarily as a result of an increase in the volume of interest-earning assets and, to a lesser extent, the average rates earned on interest earning assets. The average balance of interest-earning assets increased $15.1 million, or 24.6%, to $76.6 million in fiscal 1996 from $61.5 million in fiscal 1995 primarily due to an increase in the average balances of loans resulting from increased loan originations and purchases. The average yield on interest earning assets increased from 7.77% for 1995 to 8.16% in 1996.

     Interest Expense. Interest expense increased $1.1 million to $3.7 million in fiscal 1996 from $2.6 million in fiscal 1995 due primarily to an increase in the volume of interest-bearing liabilities and, to a lesser extent, the average rates paid on interest-bearing liabilities. The average balance of interest-bearing liabilities increased $14.4 million from $52.0 million in fiscal 1995 to $66.4 million in fiscal 1996 primarily as a result of an increase in FHLB advances and to a lesser extent NOW accounts, money market accounts, and certificate of deposit accounts. The average rates paid on interest-bearing liabilities increased from 5.07% during fiscal 1995 to 5.60% during fiscal 1996 due to an overall increase in rates paid to attract deposits.

     Net Interest Income. Net interest income increased $385,000 to $2.5 million in fiscal 1996 as compared to $2.1 million in fiscal 1995. The Company's average spread decreased from 2.70% for the fiscal year ended June 30, 1995 to 2.56% for the fiscal year ended June 30, 1996 due to the fact that rates paid on interest costing liabilities increased more than yields
on interest earning assets.   Net interest margin decreased from
3.48% for the fiscal year ended June 30, 1995 to 3.30% for the fiscal year ended June 30, 1996. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 115.3% during fiscal 1996 from 118.2% during fiscal 1995.

     Provision for Loan Losses. A $249,000 provision for loan losses was made for fiscal 1996, as compared to no provision in fiscal 1995. The allowance for loan losses at June 30, 1996 increased $241,000 to $641,000 from $400,000 at June 30, 1995.
This increase resulted from the $241,000 net addition to provision for loan losses during the 1996 fiscal year. Management believes these increases were prudent due to the level of non-performing assets at June 30, 1996 and the increase in the loan portfolio.

     Non-performing assets (defined as non-accruing loans for which payments have been due and uncollected for a period in excess of 90 days plus foreclosed assets) totaled $962,000 or 1.15% of total assets at June 30, 1996 as compared to $14,000 at
June 30, 1995 or .02% of total assets.   The ratio of the
allowance for loan losses to total loans was 0.9% at June 30, 1996 as compared to 0.7% at June 30, 1995.

     Non-interest Income. Non-interest income increased by $10,000 to $138,000 in fiscal 1996 from $128,000 in fiscal 1995.
This increase was primarily due to $87,000 in interest on refunds of prior years income taxes recognized in fiscal 1996, which was partially offset by a $48,000 loss on investment securities in 1996, as compared to a $36,000 gain in fiscal 1995.

     Non-interest Expense. Non-interest expense for fiscal 1996 at $1.3 million was unchanged from fiscal 1995 levels.

     Income Tax Expense. Income tax expense was $184,000 in fiscal 1996 compared to $316,000 in fiscal 1995, a decrease of $132,000, or 41.8%. This decrease was primarily due to a $137,000 resolution of a tax contingency and $30,000 in income tax credits on an investment in a low and moderate income multi-family housing development.

ASSET QUALITY

     Total non-performing assets (defined as non-accruing loans for which payments have been due and uncollected for a period in excess of 90 days plus foreclosed assets) decreased $40,000 to $922,000, or 1.00% of total assets at June 30, 1997, from $962,000, or 1.15% of total assets at June 30, 1996. This $922,000 consisted primarily of seven loans totaling $136,000 secured by single-family homes, three loans totaling $750,000 secured by multi-family real estate located in Madison, Wisconsin, and four consumer loans totaling $36,000. All loans for which payments have been due and uncollected for a period in excess of 90 days are placed on non-accrual status.

     The decrease in non-performing assets primarily reflects the net effect of the addition of the three loans totaling $750,000 secured by multi-family real estate located in Madison, Wisconsin, the redemption of a $227,000 parcel of real estate in judgment, which had been non-performing at June 30, 1996, the settlement of a claim against a bankruptcy trustee concerning a $437,000 package of equipment leases and the return of a $286,000 single family home loan in Houston, Texas to performing status.

     In connection with the settlement of the referenced bankruptcy claim involving equipment leases, management entered into an agreement on February 5, 1997, whereby the Company is receiving a pre-determined percentage of all amounts collected up to 80% of the then outstanding balance. The balance of the equipment packages at June 30, 1997 was $165,000, reflecting payments of $157,000 and a $115,000 charge-off against the allowance for loan losses.

     In addition, at June 30, 1997, other assets of concern totaled $1.1 million and included nine loans totaling $240,000 secured by single-family residences in the Bank's local lending area, one $275,000 loan secured by a single family residence located in Houston, Texas, one $537,000 loan secured by commercial real estate located in Grinnell, Iowa, and one $56,000 commercial business loan. While these loans raise concerns as to timely collectibility, based upon information currently available, management does not anticipate any material loss on these assets.

     Assets classified pursuant to the Office of Thrift Supervision ("OTS") regulations and assets designated special mention totaled $2.0 million at June 30,1997 as compared to $2.5 million at June 30, 1996. The decrease in classified assets reflects the changes in composition of the non-performing and other assets of concern described above. At June 30, 1997, all classified assets were included in non-performing assets or other assets of concern.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, and the resultant costs, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Interest on non-accruing loans has been included in the table to the extent received.

                                                  Year Ended June 30,
                               ---------------------------------------------------------------------------------
                                             1997                        1996                     1995
                               ---------------------------------------------------------------------------------
                                 Average   Interest          Average   Interest         Average  Interest
                               Outstanding  Earned/ Yield/ Outstanding  Earned/ Yield/Outstanding Earned/ Yield/
                                Balance      Paid    Rate    Balance     Paid    Rate    Balance   Paid   Rate
                               ---------------------------------------------------------------------------------
                                                             (Dollars in Thousands)
Interest-Earning Assets:
 Interest-earning bank accounts   $ 2,955   $   90   3.05%    $ 2,641   $  122  4.61%   $ 1,320   $   58  4.39%
 Investments and other securities   3,244      211   6.50       5,078      325  6.40      6,461      384  5.94
 Mortgage-backed securities         3,256      241   7.40       3,660      272  7.44      4,074      303  7.44
 Loans receivable(1)               75,848    6,516   8.59      64,140    5,450  8.50     48,789    3,968  8.13
 FHLB stock                         1,159       81   6.99       1,046       76  7.26        832       65  7.81
                                  -------   ------           -------    ------          -------   ------
  Total interest-earning assets   $86,462   $7,139   8.26     $76,565   $6,245  8.16    $61,476   $4,778  7.77
                                  -------   ------           -------    ------          -------   ------

Interest-Bearing Liabilities:
  Passbook accounts               $ 3,731   $   98   2.63     $ 3,504   $   88  2.51    $ 3,756   $   95  2.53
  NOW accounts                      4,455      183   4.11       2,005       64  3.18      1,598       34  2.12
  Money market accounts             6,952      328   4.72       4,399      214  4.86      1,776       67  3.77
  Certificates of deposit          41,228    2,319   5.62      37,764    2,179  5.77     36,011    1,883  5.23
  FHLB advances                    19,236    1,165   6.06      18,711    1,175  6.28      8,851      559  6.32
                                  -------   ------           -------    ------          -------   ------
   Total interest-bearing
     liabilities                  $75,602   $4,093   5.41     $66,383   $3,720  5.60    $51,992   $2,638  5.07
                                  -------   ------           -------    ------          -------   ------
Net interest income                         $3,046                      $2,525                    $2,140
                                            ======                      ======                    ======
Net interest rate spread                             2.85%                       2.56%                     2.70%

Net earning assets                $10,860                    $10,182                    $ 9,484
                                  =======                    =======                    =======
Net interest margin                                  3.52%                       3.30%                     3.48%

Average interest-earning assets
 to average interest-bearing
 liabilities                                114.36%                     115.34%                   118.24%
                                            ======                      ======                    ======

__________
(1)  Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.


RATE/VOLUME ANALYSIS OF THE NET INTEREST INCOME

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e.,changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                   Year Ended June 30,
                                    -----------------------------------------------------
                                         1997 vs. 1996                1996 vs.1995
                                    -------------------------    ------------------------
                                      Increase                      Increase
                                     (Decrease)                    (Decrease)
                                       Due to          Total         Due to        Total
                                    -------------    Increase    -------------   Increase
                                    Volume   Rate   (Decrease)   Volume   Rate  (Decrease)
                                    ------   ----   ----------   ------   ----  ----------
Interest-earning assets:
 Interest-earning bank accounts    $   13    $(45)    $  (32)    $   61   $  3    $   64
 Investments and other securities    (119)      5       (114)       (87)    28       (59)
 Mortgage-backed securities           (30)     (1)       (31)       (31)     0       (31)
 Loans receivable                   1,009      57      1,066      1,295    187     1,482
 FHLB stock                             6      (1)         5         16     (5)       11
                                   ------    ----     ------     ------   ----    ------
   Total interest-earning assets   $  879    $ 15     $  894     $1,254   $213    $1,467
                                   ======    ====     ======     ======   ====    ======
Interest-bearing liabilities:
 Passbook accounts                      6       4         10         (6)    (1)       (7)
 NOW accounts                          96      23        119         10     20        30
 Money market accounts                121      (7)       114        123     24       147
 Certificates of deposit              196     (56)       140         95    201       296
 FHLB advances                         32     (42)       (10)       619     (3)      616
                                   ------    ----     ------     ------   ----    ------

   Total interest-bearing
     liabilities                   $  451    $(78)    $  373     $  841   $241    $1,082
                                   ======    ====     ======     ======   ====    ======
Net interest income                                   $  521                      $  385
                                                      ======                      ======


     The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between weighted average yields and rates for the Company at the dates indicated.

                                                            At June 30,
                                                 -----------------------------
                                                  1997       1996       1995
                                                 ------     ------     ------
Weighted average yield on:
-------------------------
 Interest-earning bank accounts                   5.21%     4.89%      5.74%
 Investment and other securities                  6.53      6.51       6.01
 Mortgage-backed securities                       7.38      7.37       7.42
 Loans receivable                                 8.41      8.23       8.15
 FHLB stock                                       7.00      7.00       7.00

Combined weighted average yield on interest-
  earning assets                                  8.14      8.03       7.78

Weighted average rate paid on:
-----------------------------
 Passbook accounts                                2.57      2.57       2.57
 NOW Accounts                                     4.29      3.93       2.10
 Money market accounts                            4.76      4.79       4.88
 Certificates of deposit                          5.73      5.87       5.84
 FHLB advances liabilities                        6.12      5.98       6.34

Combined weighted average rate paid on
  interest-bearing liabilities                    5.50      5.52       5.64

Spread                                            2.64      2.51       2.14

ASSET/LIABILITY MANAGEMENT

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceed the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect operations while a positive gap would tend to benefit operations. During a period of falling interest rates, a negative gap would tend to benefit operations while a positive gap would tend to adversely affect operations.

     Since the early 1980's, the Bank's asset/liability management strategy has been directed toward reducing and controlling the Bank's exposure to fluctuations in interest rates. In order to properly monitor interest rate risk, the Board of Directors in 1990 created an Asset/Liability Committee. The committee is currently composed of the Chairman of the Board, the President, two Senior Vice Presidents, and Commercial Loan Officer, which meet quarterly to review the Bank's interest rate risk position. The principal responsibilities of this Committee are to assess the Bank's asset/liability mix and recommend strategies to the Board that will enhance income while managing the Bank's vulnerability to changes in interest rates.

     The Bank's asset/liability management strategy emphasizes the origination or purchase of mortgages with adjustable rates. The Bank's ARM's adjust based upon various indices. The Bank monitors the mix of indices on its adjustable-rate assets and seeks, consistent with market conditions and a degree of risk deemed acceptable to management, to achieve a relative balance in repricing characteristics of its assets and liabilities. In the future, the Bank intends, subject to market conditions, to continue to stress the origination or purchase of adjustable-rate mortgage loans, including commercial and multi-family real estate loans. In response to customer demand, however, the Bank continues to originate and purchase for its loan portfolio fixed-rate mortgages with terms not greater than 30 years.

     As part of its asset/liability management strategy, the Bank has also emphasized core deposits. Consumer savings accounts, demand accounts, money market deposit accounts and NOW accounts amounted to $17.9 million, or 30% of the Bank's total deposits, as of June 30, 1997. Although at June 30, 1997 approximately 66.6% of the Bank's certificates of deposit were scheduled to mature during the next year, management believes that this reflects current consumer preference for short-term investments as a result of the current interest rate environment. Over 65.4% and 10.9% of the Bank's total certificates of deposit at June 30, 1997 had an original term of
more than one      and three years, respectively.  Based on its
experience, the Bank's certificates of deposit have been a relatively stable source of long-term funds as such certificates are generally renewed upon maturity since the Bank has established long-term banking relationships with its customers. In addition, in recent years, the Bank has increased its use of borrowings in an effort to maintain current spreads in a rising rate environment and to reduce the short-term impact of increases in interest rates.

     In managing its asset/liability mix, Grinnell Federal may, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, place greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its spread. Management believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can provide high enough returns to justify the increased vulnerability to sudden and unexpected increases in interest rates.


     The following table sets forth the repricing dates of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 1997 and the Bank's interest rate sensitivity "gap", which is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. All prepayment and liability repricing assumptions are those used by the FHLB of Des Moines at such date for the purpose of assessing the interest rate sensitivity of member thrift institutions and are set forth in detail following the table.

                                                  Maturing or Repricing
                                      ---------------------------------------------------
                                      Less than   6-12  Over 1-3 Over 3-5   Over
                                      6-Months   Months   Years    Years   5 Years  Total
                                      ---------  ------ -------- --------- -------  -----
                                                  (Dollars in Thousands)
Fixed-rate one- to four-family loans
 (including mortgage-backed
 securities)                           $ 3,017  $ 2,739 $ 8,656   $ 5,911 $ 9,768 $30,091
Adjustable-rate one- to four-family
 loans                                  10,999    9,458   3,030       747     ---  24,234
Fixed- and adjustable-rate construction
 loans, multi-family, commercial real
 estate and second mortgages            12,614    9,314     998       839   2,204  25,969
Commercial business loans                  630       95     342       103     ---   1,170
Consumer loans                             238      230     575       ---     ---   1,043
Investment securities and other          5,393      ---     ---     1,498     ---   6,891
                                       -------  ------- -------   -------  ------ -------
    Total interest-earning assets       32,891   21,836  13,601     9,098  11,972  89,398
                                       -------  ------- -------   -------  ------ -------

Money market                             8,056      ---     ---       ---     ---   8,056
Passbook accounts                          308      281     894       616   1,364   3,463
Demand and NOW accounts                  1,057      839   1,946       773     508   5,123
Certificates                            16,408   11,334  12,756     1,162     ---  41,660
FHLB advances & Other Borrowings         1,500    4,500   5,500     8,662   1,011  21,173
                                       -------  ------- -------   -------  ------ -------
   Total interest-bearing liabilities   27,329   16,954  21,096    11,213   2,883  79,475
                                       -------  ------- -------   -------  ------ -------
Interest-earning assets less interest-
  bearing liabilities                  $ 5,562  $ 4,882 $(7,495)  $(2,115) $9,089 $ 9,923
                                       =======  ======= =======   =======  ====== =======
Cumulative interest rate sensitivity
  gap                                  $ 5,562  $10,444 $ 2,949   $   834  $9,923 $ 9,923
                                       =======  ======= =======   =======  ====== =======

Cumulative interest rate gap as a
  percentage of assets                    6.14%   11.53%   3.26%     0.92%  10.96%  10.96%
                                       =======  ======= =======   =======  ====== =======

     In preparing the table above, it has been assumed, with the assumptions used by the FHLB of Des Moines at June 30, 1997, that (i) adjustable-rate mortgage loans on one- to four-family residential properties prepay at the rate of 8% per year; (ii) first mortgage loans on residential properties of five or more units and non-residential properties will prepay at the rate of 8% per year; (iii) fixed-rate construction loans, commercial loans and consumer loans are assumed to prepay at annual rate of 5%, 8% and 8%, respectively; (iv) one- to four-family fixed-rate mortgage loans and mortgage-backed securities will prepay annually as follows:

                                              Annual
                                         Prepayment Rate
                                      ---------------------
                                      15-year       30-year
                                      -------       -------
Less than 8.00%                         7.00%        6.00%
8.00% to 8.99%                         13.00        14.00
9.00% to 9.99%                         16.00        18.00
10.00% to 10.99%                       12.00        14.00
11.00% or more                         11.00        12.00


     In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity, and that passbook accounts and NOW accounts reprice at annual rates of 17% and 37%, respectively. The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an index; (2) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     In addition, the previous table does not necessarily indicate the impact of general interest rate movement on the Bank's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Bank's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes.

     The following table, as of June 30, 1997, is an analysis of the Bank's interest rate risk as measured by changes in the Bank's market value of portfolio equity ("MVPE"), the market value of total assets less the market value of total liabilities, for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points and compared to Board policy limits. Assumptions used in calculating the amounts in this table are FHLB assumptions.

              Change in                         At June 30, 1997
            Interest Rate      Board Limit   ----------------------
           (Basis Points)        % Change    $Change       % Change
           --------------      -----------   -------       --------
                              (Dollars in thousands)
              +300              (35)%        $(1,713)      (17.7)%
              +200              (25)          (1,013)      (10.5)
              +100              (15)            (358)       (3.7)
                 0                0              ---         ---
              -100               10              115         1.2
              -200               15              (68)       (0.7)
              -300               20             (121)       (1.2)

     As indicated in the table above, management has structured its assets and liabilities to minimize its exposure to interest rate risk. In the event of a 200 basis point change in interest rates, the Bank would experience a 0.7% decrease in MVPE in a declining rate environment and a 10.5% decrease in a rising rate environment.

     In evaluating the Bank's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and
liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing table.

LIQUIDITY AND CAPITAL RESOURCES

     The OTS requires minimum levels of liquid assets. OTS regulations presently require Grinnell Federal to maintain an average daily balance of liquid assets (United State Treasury, federal agency and other investments having maturities of five years or less) equal to at least 5.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by the OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which Grinnell Federal may rely, if necessary, to fund deposit withdrawals and other short-term funding needs. The Bank has historically maintained its liquidity ratio in excess of that required. At June 30, 1997, the amount of the Bank's liquidity was $4.6 million, resulting in a liquidity ratio of 7.3%.

     Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits and (iv) the objectives of its asset/liability management program. Excess liquidity generally is invested in interest-bearing overnight deposits and other short-term government and agency obligations. If the Bank requires additional funds, beyond its internal ability to generate, it has additional borrowing capacity with the FHLB of Des Moines and collateral eligible for repurchase agreements.

     The Company's liquidity, represented by cash and cash equivalents, is a combination of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 1996 and 1997.

                                                      Year Ended June 30,
                                                      -------------------
                                                       1997         1996
                                                      ------       ------
                                                         (In Thousands)
Net income                                            $   871     $    895
Adjustments to reconcile net income to net
  cash provided by operating activities                    39          343
                                                      -------     --------
Net cash provided by operating activities                 910        1,238
Net cash provided by (used in) investing activities    (6,367)     (14,348)
Net cash provided by financing activities               7,829       11,274
                                                      -------     --------
Net increase (decrease) in cash and cash equivalents    2,372       (1,836)
Cash and cash equivalents at beginning of year          2,271        4,107
                                                      -------     --------
Cash and cash equivalents at end of year              $ 4,643     $  2,271
                                                      =======     ========

     The Company principally uses its liquidity resources to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. At June 30, 1997, there were loans in process totaling $1.1
million, loan commitments totaling $893,000 and commitments for unused line of credit loans totaling $529,000. The Company anticipates that it will have sufficient funds available to meet current commitments.

     Certificates of deposit scheduled to mature in a year or less at June 30, 1997 totaled $27.8 million. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank; however, there can be no assurance that the Bank can retain all such deposits.

     Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Bank's foreseeable short- and long-term liquidity needs.

     The primary investing activities of the Company include investing in loans, mortgage-backed securities, agency bonds, Treasury Securities, corporate stocks and mutual funds. At June 30, 1997, these assets accounted for over 92% of the Company's total assets. The purchases are funded primarily from loan repayments, maturities of securities, FHLB advances and increases in deposits and net income.

     The Bank has utilized borrowing to offset reductions in other sources of funds and to assist in asset/liability management objectives. At June 30, 1997, the Bank had outstanding borrowing of $21.0 million from the FHLB of Des Moines.

CAPITAL REQUIREMENTS

     OTS regulations establish three capital requirements for savings banks. The following table sets forth Grinnell Federal's compliance with its capital requirements at June 30, 1997.

                                                      Year Ended June 30,
                                                      --------------------
                                                      Amount       Percent
                                                      ------       -------
                                                      (Dollars in Thousands)
Tangible Capital:
   Capital level                                      $8,880       9.80%
   Requirement                                         1,360       1.50
                                                      ------       ----
   Excess                                             $7,520       8.30%
                                                      ======       ====
Core Capital:
   Capital level(2)                                   $8,880       9.80%
   Requirement                                         2,719       3.00
                                                      ------       ----
   Excess                                             $6,161       6.80%
                                                      ======       ====

Fully Phased-In Risk-Based Capital:
   Capital level(3)                                   $9,526      18.31%
   Requirement                                         4,162       8.00
                                                      ------      -----
   Excess                                             $5,364      10.31%
                                                      ======      =====

_____________
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) Under current regulatory capital regulations, the Bank must have: (a) core capital equal to 3% of adjusted total assets,(b) tangible capital equal to 1.5% of adjusted assets, and (c) total capital equal to 8.0% of risk-weighted assets. Risk-weighted assets are comprised of both on- and off-balance sheet items and are assigned a risk weight ranging from 0-100% based on their relative risk.

(3) Includes $646,000 of general valuation allowances.


IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.

     Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the present interest rate environment, the liquidity, maturity structure and quality of the Company's assets and liabilities are important factors in the maintenance of acceptable performance levels.

EFFECT OF NEW ACCOUNTING STANDARDS

The Financial Accounting Standard Board issued in February, 1997, Statement No.128, Earnings Per Share. The Financial Accounting Standard Board has approved, effective for years beginning after December 15, 1997, Statement No. 129, Disclosure of Information About Capital Structure, Statement No. 130, Reporting Comprehensive Income and Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. FASB Statements No.128, 129, 130, and 131 are expected to have no impact on the Company's financial statements when adopted. For additional information, see Note 14 of the Notes to Consolidated Financial Statements.

RECENT DEVELOPMENTS - PENDING FINANCIAL SERVICES MODERNIZATION
LEGISLATION

     Legislation currently under consideration by Congress would repeal the federal thrift charter and require federal associations like the Bank to convert to national banks two years after the enactment of the bill. The bill, in its current form, would permit federal thrifts that converted to national banks to exercise any authority which they were legally entitled to exercise immediately prior to such conversion and would not be required to divest any branches. Further, these institutions could continue to branch in any state in which they were located to the same extent as national banks. Unitary savings and loan holding companies, like the Company, could continue to exercise any powers they had prior to their subsidiary becoming a bank by operation of law as long as they did not acquire another bank. Powers of those unitary savings and loan holding companies that were grandfathered, however, could not be transferred to another company which acquires control of the unitary holding company after the effective date of the law. There can be no assurance that this legislation will be passed in its current form. At this time, the Company is unable to predict whether such legislation would significantly impact its operation.

                       DIVIDENDS

     The Company declared $0.215 in dividends during fiscal 1997, including an increase to a $0.065 quarterly cash dividend on June 20, 1997, payable on July 25, 1997 to stockholders of record on July 11, 1997. The Company intends to continue to pay quarterly cash dividends in the future, dependent on the results of operations and financial condition of the Bank, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, the Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements.

                   McGLADREY & PULLEN, LLP
                   -----------------------
        Certified Public Accountants and Consultants




                 INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
GFS Bancorp, Inc.
Grinnell, Iowa

We have audited the accompanying consolidated balance sheets of GFS Bancorp, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated balance sheet of GFS Bancorp, Inc. and subsidiaries as of June 30, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 1995 were audited by other auditors whose report, dated July 19, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basisfor our opinion.

In our opinion, the 1997 and 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFS Bancorp, Inc. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
July 30, 1997


         Vroman, McGowen, Hurst, Clark & Smith, P.C.
         -------------------------------------------
      Certified Public Accountants and Business Advisors


                    INDEPENDENT AUDITOR'S REPORT
                    ----------------------------

Board of Directors
GFS Bancorp, Inc.
Grinnell, Iowa

We have audited the accompanying consolidated balance sheets of GFS Bancorp, Inc. and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 30, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GFS Bancorp, Inc. and its subsidiary as of June 30, 1995 and 1994 and the consolidated results of their operations and their cash flows for the years ended June 30, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.



         /s/ Vroman, McGowen, Hurst, Clark & Smith, P.C.


Des Moines, Iowa
July 19, 1995

                              18.1

GFS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JUNE 30, 1997 and 1996


ASSETS                                                   1997            1996
------------------------------------------------------------------------------------
Cash and amounts due from depository institutions:
   Noninterest bearing                                 $   334,287    $   222,461
Interest bearing                                         4,308,632   2,048,671
Securities available for sale (Note 2)                   1,909,490   1,672,763
Securities held to maturity (Note 2)                     1,497,785   1,582,188
Mortgage-backed securities held to maturity (Note 2)     3,145,696      3,435,254
Stock in Federal Home Loan Bank (Note 7)                 1,159,000   1,159,000
Loans receivable, net (Notes 3 and 7)                   78,474,914     71,772,896
Real estate acquired in settlement of loans, net                --        226,616
Premises and equipment, net (Note 4)                       223,236        234,415
Accrued interest receivable (Note 5)                       520,661        439,392
Other assets                                               489,552     510,960
                                                       -----------    -----------
      TOTAL ASSETS                                     $92,063,253    $83,304,616
                                                       ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits (Note 6):
  Demand                                               $ 6,273,344    $ 4,651,689
  Savings and money market                              11,617,756     10,140,487
  Certificates of deposit                               41,659,676     38,330,207
                                                       -----------    -----------
      TOTAL DEPOSITS                                    59,550,776     53,122,383
                                                       ===========    ===========

Advances from Federal Home Loan Bank (Note 7)           20,961,466     19,317,997
Advances from borrowers for taxes and insurance            713,593        432,970
Income taxes (Note 8):
  Current                                                       --         90,994
  Deferred                                                  73,500          8,000
Dividends payable                                           64,235         51,460
Other liabilities                                           162,505        335,921
                                                       -----------    -----------
      TOTAL LIABILITIES                                 81,526,075     73,359,725
                                                       -----------    -----------
COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS' EQUITY (Note 10)
  Preferred stock, $.01 par value, authorized 500,000
    shares, issued none                                          -              -
  Common stock, $.01 par value, authorized
    2,000,000 shares; issued 1997 1,100,720 shares;
    1996 1,100,320 shares                                   11,007          5,501
Additional paid-in capital                               5,202,310      5,138,066
Retained earnings, substantially restricted (Note 8)     6,523,527      5,856,546
Less: (Note 9)
  Unearned employee stock ownership plan                  (197,631)      (259,781)
  Unearned recognition and retention plan                   (7,225)       (32,659)
  Treasury stock, at cost 1997 112,478 shares;
    1996 81,120 shares                                  (1,055,302)      (728,800)
  Unrealized gain (loss) on securities available
    for sale, net (Note 2)                                  60,492        (33,982)
                                                       -----------    -----------
      TOTAL STOCKHOLDERS' EQUITY                        10,537,178      9,944,891
                                                       -----------    -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $92,063,253    $83,304,616
                                                       ===========    ===========

See Notes to Consolidated Financial Statements.

GFS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                1997        1996        1995
------------------------------------------------------------------------------------
Interest income:
  Loans receivable                              $6,515,512  $5,449,941 $3,968,174
  Mortgage-backed securities                       241,445     272,367    303,401
  Other securities and interest-bearing
    cash accounts                                  382,413     522,332    506,547
                                                ----------  ---------- ----------
                                                 7,139,370   6,244,640  4,778,122
Interest expense:
  Deposits (Note 6)                              2,927,257   2,545,116  2,078,795
  Advances from Federal Home Loan Bank           1,165,397   1,174,763    559,007
                                                ----------  ---------- ----------
                                                 4,092,654   3,719,879  2,637,802
                                                ----------  ---------- ----------
      NET INTEREST INCOME                        3,046,716   2,524,761  2,140,320

Provision for loan losses  (Note 3)                121,000     249,000         --
                                                ----------  ---------- ----------
      NET INTEREST INCOME AFTER PROVISION
        FOR LOAN LOSSES                          2,925,716   2,275,761  2,140,320
                                                ----------  ---------- ----------

Noninterest income:
  Gain (loss) on sale of securities
    available for sale (Note 2)                     (2,525)    (47,750)    36,250
  Real estate operations                                --          --     10,036
  Gain on sale of real estate                       (3,623)         --     11,388
  Other                                            149,100     186,175     69,876
                                                ----------  ---------- ----------
                                                   150,198     138,425    127,550
                                                ----------  ---------- ----------
Noninterest expenses:
  Salaries and employee benefits (Note 9)          917,752     791,912    756,480
  Real estate operations                             4,043         214     11,068
  Occupancy expenses                                86,157      73,457     59,124
  Federal deposit insurance premiums             71,553     105,530     97,078
  Federal deposit insurance special assessment     287,568          --         --
  Data processing services                          75,094      63,213     64,368
  Other                                            385,409     301,503    333,216
                                                ----------  ---------- ----------
                                                 1,827,576   1,335,829  1,321,334
                                                ----------  ---------- ----------
      INCOME BEFORE PROVISION FOR INCOME TAXES   1,248,338   1,078,357    946,536

Provision for income taxes  (Note 8)               377,180     183,517    315,650
                                                ----------  ---------- ----------
      NET INCOME                                $  871,158  $  894,840 $  630,886
                                                ==========  ========== ==========
Earnings per common share                       $     0.85  $     0.86 $     0.60
                                                ==========  ========== ==========

See Notes to Consolidated Financial Statements.

GFS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                                             Common
                                                   Additional                 Stock
                                      Common        Paid-in      Retained   Acquired by
                                       Stock        Capital      Earnings       ESOP
------------------------------------------------------------------------------------------
Balance, June 30, 1994                $ 5,497      $5,045,663   $4,526,773  $(392,971)
  Net income                               --              --      630,886         --
  Dividends on common stock, $.15
    per share                              --              --      (40,592)        --
  ESOP common stock released for
    allocation                             --          30,065           --     67,960
  Amortization of RRP contributions        --              --           --         --
  Purchase of 17,000 shares of
    treasury stock                         --              --           --         --
  Net change in unrealized (loss) on
    securities available for sale, net
    (Note 2)                               --              --           --         --
                                      -----------------------------------------------
Balance, June 30, 1995                  5,497       5,075,728    5,117,067   (325,011)
  Net income                               --              --      894,840         --
  Dividends on common stock, $.65 per
    share                                  --              --     (155,361)        --
  ESOP common stock released for
    allocation                             --          59,442           --     65,230
  Amortization of RRP contributions        --              --           --         --
  Purchase of 66,024 shares of treasury
    stock                                  --              --           --         --
  Treasury stock reissued to fund stock
    options exercised (1,904 shares)
    (Note 9)                               --          (5,446)          --         --
  Issuance of common stock (856 RRP
    shares)                                 4           8,342           --         --
  Net change in unrealized (loss) on
    securities available for sale,
    net (Note 2)                           --              --           --         --
                                      -----------------------------------------------
Balance, June 30, 1996                  5,501       5,138,066    5,856,546   (259,781)

  Net income
  Dividends on common stock, $.215
    per share                              --              --      871,158         --
  ESOP common stock released for
    allocation                             --              --     (204,177)        --
  Amortization of RRP contributions        --          75,813           --     62,150
  Purchase of 33,262 shares of
    treasury stock                         --              --           --         --
  Treasury stock reissued to fund
    stock options exercised (1,904
    shares) (Note 9)                       --          (8,063)          --         --
  Additional shares issued in two-for-
    one stock split effected in the
    form of a stock dividend            5,502          (5,502)          --         --
  Common stock issued to fund stock
    options exercised (400 shares)
    (Note 9)                                4           1,996           --         --
  Net change in unrealized gain (loss)
    on securities available for
    sale, net (Note 2)                     --              --           --         --
                                      -----------------------------------------------
BALANCE, JUNE 30, 1997                $11,007      $5,202,310   $6,523,527  $(197,631)
                                      ===============================================

                                                               Unrealized
                                      Common                  Gain (Loss) on
                                       Stock                    Securities
                                    Acquired by   Treasury    Available for
                                        RRP        Stock       Sale, Net        Total
------------------------------------------------------------------------------------------
Balance, June 30, 1994              $(158,712)    $        --  $(214,822)  $ 8,811,428
  Net income                               --              --         --       630,886
  Dividends on common stock, $.15
    per share                              --              --         --       (40,592)
  ESOP common stock released for
    allocation                             --              --         --        98,025
  Amortization of RRP contributions    86,910              --         --        86,910
  Purchase of 17,000 shares of
    treasury stock                         --        (131,313)        --      (131,313)
  Net change in unrealized (loss) on
    securities available for sale, net
    (Note 2)                               --              --     84,243        84,243
                                     -------------------------------------------------
Balance, June 30, 1995                (71,802)       (131,313)  (130,579)    9,539,587
  Net income                               --              --         --       894,840
  Dividends on common stock, $.65 per
    share                                  --              --         --      (155,361)
  ESOP common stock released for
    allocation                             --              --         --       124,672
  Amortization of RRP contributions    47,489              --         --        47,489
  Purchase of 66,024 shares of treasury
    stock                                  --        (612,453)        --      (612,453)
  Treasury stock reissued to fund stock
    options exercised (1,904 shares)       --          14,966         --         9,520
    (Note 9)
  Issuance of common stock (856 RRP    (8,346)             --         --            --
    shares)
  Net change in unrealized (loss) on
    securities available for sale,
    net (Note 2)                           --              --     96,597        96,597
                                      ------------------------------------------------
Balance, June 30, 1996                (32,659)       (728,800)   (33,982)    9,944,891

  Net income                               --              --         --       871,158
  Dividends on common stock, $.215
    per share                              --              --         --      (204,177)
  ESOP common stock released for
    allocation                             --              --         --       137,963
  Amortization of RRP contributions    25,434              --         --        25,434
  Purchase of 33,262 shares of
    treasury stock                         --        (344,085)        --      (344,085)
  Treasury stock reissued to fund
    stock options exercised (1,904
    shares) (Note 9)                       --          17,583         --         9,520
  Additional shares issued in two-for-
    one stock split effected in the
    form of a stock dividend               --              --         --            --
  Common stock issued to fund stock
    options exercised (400 shares)
    (Note 9)                               --              --         --         2,000
  Net change in unrealized gain (loss)
    on securities available for
    sale, net (Note 2)                     --              --     94,474        94,474
                                      ------------------------------------------------
Balance, June 30, 1997                $(7,225)    $(1,055,302)   $60,492    10,537,178
                                      ================================================

See Notes to Consolidated Financial Statements.

GFS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                              1997          1996         1995
------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                $    871,158  $    894,840  $    630,886
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation                                  37,235        30,396        19,291
  (Gain) loss on sale of securities available
    for sale                                     2,525        47,750       (36,250)
  (Gain) on sale of real estate                 (3,624)           --       (11,388)
  Stock dividend on FHLB stock                    --       (20,800)           --
  ESOP and RRP expense                         163,397       172,161       184,935
  Deferred loan fees, net                       28,762        40,201        67,087
  Provision for loan losses                    121,000       249,000            --
  Purchases of loans for resale          (26,875,167)   (9,299,768)           --
  Proceeds from the sale of loans           26,875,167     9,299,768            --
  Deferred taxes                                14,000       (61,000)      (12,935)
Change in:
  Accrued interest receivable                  (81,269)     (121,142)      (98,714)
  Other assets                                  21,408         7,663       (21,336)
  Income taxes payable                         (90,994)       73,993        17,001
  Other liabilities                           (173,416)      (74,853)      185,521
                                          ------------   -----------    ----------
      NET CASH PROVIDED BY OPERATING
        ACTIVITIES                             910,182     1,238,209       924,098
                                          ------------   -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Maturity of securities held to maturity         84,403     1,551,800     1,490,000
  Maturity of securities available for sale         --       150,000       225,000
  Proceeds from sales of securities
    available for sale                         147,425     2,912,584       113,750
  Purchase of securities held to maturity             --    (1,582,188)     (994,769)
  Purchase of securities available for sale   (240,703)     (181,500)     (101,610)
  Purchase of FHLB stock                            --      (306,000)           --
  Principal payments received on mortgage-
    backed securities                          289,558       515,135       286,986
  Net (increase) decrease in loans
    outstanding                              1,705,318    (3,699,752)      367,469
  Purchase of loans to be held in portfolio (8,557,098)  (13,589,856)  (11,751,736)
  Proceeds from sale of real estate            230,240            --       234,778
  Purchase of premises and equipment           (26,056)      (68,541)      (85,369)
  Investment in other assets                        --       (50,000)     (250,000)
                                          ------------   -----------    ----------
      NET CASH (USED BY) INVESTING
        ACTIVITIES                          (6,366,913)  (14,348,318)  (10,465,501)
                                          ------------   -----------    ----------

                              (Continued)

GFS BANCORP, INC. AND SUBSIDIARIES

YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                              1997          1996         1995
------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits              $  6,428,393  $ 7,040,438  $ 4,066,421
  Advances from the Federal Home Loan
    Bank                                  13,500,000    9,500,000   15,600,000
  Repayment of advances from the
    Federal Home Loan Bank               (11,856,531)  (4,759,955)  (6,892,025)
  Net increase in advances from
    borrowers for taxes and insurance        280,623      240,838       37,790
  Proceeds from the issuance of common
    stock for stock options exercised          2,000           --           --
  Net proceeds from reissuance of treasury
    stock                                      9,520        9,520           --
  Purchase of treasury stock                (344,085)    (612,453)    (131,313)
  Dividends paid                            (191,402)    (144,493)          --
                                        ------------  -----------  -----------
      NET CASH PROVIDED BY FINANCING
        ACTIVITIES                         7,828,518   11,273,895   12,680,873
                                        ------------  -----------  -----------
      NET INCREASE (DECREASE) IN CASH
        AND CASH EQUIVALENTS               2,371,787   (1,836,214)   3,139,470

CASH AND CASH EQUIVALENTS
  Beginning                                2,271,132    4,107,346      967,876
                                        ------------  -----------  -----------
  End                                   $  4,642,919  $ 2,271,132  $ 4,107,346
                                        ============  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash payments for:
    Income taxes                        $    454,174  $   170,523  $   323,000
    Interest on deposits and advances
      from Federal Home Loan Bank          4,093,029    3,718,737    2,637,802

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
  Real estate acquired in settlement
    of loans                            $           --  $   226,616  $        --

See Notes to Consolidated Financial Statements.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------
NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business: GFS Bancorp, Inc. (the Company) located in Grinnell, Iowa, owns 100% of the outstanding capital stock issued by Grinnell Federal Savings Bank (the Bank). The only significant assets of the Company are investment securities and stock of the Bank. Its business consists primarily of the operation of the Bank.

The Bank provides a full range of banking services to individual and corporate customers from its office located in Grinnell, Iowa. The Bank's wholly-owned subsidiary, Grinnell Service Corporation, had no significant operations during 1997, 1996 or 1995.

Principles of consolidation: The consolidated financial statements include the accounts of GFS Bancorp, Inc., Grinnell
Federal Savings Bank and its wholly-owned subsidiary, Grinnell
Service Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accounting estimates and assumptions: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the period. Actual results could differ from those estimates.

Securities: Securities which management has the intent and the Company has the ability to hold to maturity are carried at cost, adjusted for purchase premiums or discounts. Purchase premiums or discounts are recognized in interest income using the interest method over the period to maturity.

Securities to be held for indefinite periods of time, including debt securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as available for sale. Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in stockholders' equity. Realized gains and losses are determined using the specific identification method of specific securities sold and are included in earnings.

Loans receivable: Loans are stated at unpaid principal balances, less the allowance for loan losses, deferred loan origination fees and discounts.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

A valuation allowance is provided for estimated losses on loans when a probable and reasonably estimable loss or decline in value occurs. Major loans are reviewed periodically to determine potential problems at an early date. The Company's experience has shown that foreclosures on loans can result in some loss. Therefore, in addition to an allowance for specific loans, the Company makes a provision for losses based in part on experience and part on prevailing market conditions. Additions to the allowance are charged to earnings. Although management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's desirable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

Real estate acquired in settlement of loans: Real estate acquired in the settlement of loans, or where the loan is in-substance foreclosed, is initially recorded at the lower of fair value (less estimated costs to sell the real estate) or the loan balance. Costs relating to improvement of the property are capitalized, whereas costs relating to the holding of the property are expensed. Valuation allowances are established and adjusted periodically by management if the carrying value of the property exceeds its fair value, less estimated costs to sell the property.

Premises and equipment: Premises and equipment are carried at cost, less accumulated depreciation. Buildings and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 5 to 50 years.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amount of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company and its wholly-owned subsidiary file a consolidated federal income tax return and separate state returns.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

Earnings per share: Earnings per share for the years ended June 30, 1997, 1996 and 1995 is based on the weighted average number of shares outstanding during the period, plus the shares that would be issued assuming the conversion of dilutive stock options. The weighted average number of common and common stock equivalents for the years ended June 30, 1997, 1996 and 1995 was 1,030,266, 1,037,930 and 1,048,722 shares, respectively. The amount set forth above includes restricted stock issued in accordance with the recognition and retention plan established by the Company. In addition, in accordance with American Institute of Certified Public Accountants Accounting Standards Division Statement of Position 93-6 on "Employers Accounting for Employee Stock Ownership Plans," ESOP shares that have not been committed to be released are not considered outstanding for the purpose of computing earnings per share.

Common stock split: On April 11, 1997, the Board of Directors declared a two-for-one stock split on the Company's common stock effected in the form of a stock dividend to holders of record on April 25, 1997. Common stock issued and additional paid-in capital as of June 30, 1996 have been restated to reflect this split.

All share and per share data, including stock option information, is stated to reflect the split.

Stock option plan: In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method for financial accounting and reporting for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. However, the new standard allows compensation to continue to be measured by using the intrinsic value based method of accounting prescribed by Accounting Principle Board opinion (APB) No. 25, "Accounting for Stock Issued to Employees," but requires expanded disclosures. The Company has elected to apply the intrinsic value based method of accounting for stock options issued to employees. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Fair value of financial instruments: Financial Accounting Standards Board (FASB) Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and amounts due from depositing institutions: The carrying amount reported in the consolidated balance sheets for cash approximates fair value.

Securities: Fair values for all securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Stock in Federal Home Loan Bank:  The fair value of Federal Home
Loan Bank stock approximates its carrying amount.

Loans receivable, net: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Accrued interest receivable: The fair value of accrued interest receivable approximates its carrying amount.

Off-balance sheet instruments: Fair values for off-balance sheet instruments (guarantees, letters of credit, and lending commitments) are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Deposits: Fair values disclosed for demand savings and money market deposits equal their carrying amounts, which represent the amount payable on demand. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

Federal Home Loan Bank advances:  The fair values of all Federal
Home Loan Bank advances approximate their carrying amounts.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------
NOTE 2.  SECURITIES
Securities are summarized below:

                                                           June 30, 1997
                                       ----------------------------------------------------
                                                        Gross       Gross
                                        Amortized     Unrealized  Unrealized    Estimated
                                           cost         Gains     (Losses)     Market Value
                                       ----------------------------------------------------
Securities held to maturity:
  U.S. agency securities               $1,497,785      $ 3,950     $ (8,510)     $1,493,225
                                       ====================================================
  Mortgage-backed securities           $3,145,696      $67,161     $(11,387)     $3,201,470
                                       ====================================================
                                                           June 30, 1997
                                      ----------------------------------------------------
                                                        Gross       Gross
                                        Amortized     Unrealized  Unrealized    Estimated
                                           cost         Gains     (Losses)     Market Value
                                       ----------------------------------------------------
Securities available for sale:
  Mutual funds                         $  832,245     $     --    $(60,045)     $  772,200
  Corporate stocks                        986,252      152,038       1,000       1,137,290
                                       ----------------------------------------------------
                                       $1,818,497     $152,038    $(61,045)     $1,909,490
                                       ====================================================
                                                           June 30, 1996
                                       ----------------------------------------------------
                                                        Gross       Gross
                                        Amortized     Unrealized  Unrealized    Estimated
                                           cost         Gains     (Losses)     Market Value
                                       ----------------------------------------------------
Securities held to maturity:
  U.S. agency securities               $1,497,188      $    --     $(25,313)    $1,471,875
  Certificate of deposit                   85,000           --           --         85,000
                                       ----------------------------------------------------
                                       $1,582,188      $    --     $(25,313)    $1,556,875
  Mortgage-backed securities           $3,435,254      $44,597     $(74,927)    $3,404,924
                                       ====================================================

                                                           June 30, 1996
                                       ----------------------------------------------------
                                                        Gross       Gross
                                        Amortized     Unrealized  Unrealized    Estimated
                                           cost         Gains     (Losses)     Market Value
                                       ----------------------------------------------------
Securities available for sale:
  Mutual funds                         $  832,245     $     --    $ (75,645)    $  756,600
  Corporate stocks                        895,500       49,500      (28,837)       916,163
                                       ----------------------------------------------------
                                       $1,727,745     $ 49,500    $(104,482)    $1,672,763
                                       ====================================================


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

The contractual maturities as of June 30, 1997 of debt securities are shown below. Maturities will differ from contractual maturities in mortgage backed securities because mortgages underlying the securities may be called or prepaid without call or prepayment penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                 Securities Held to Maturity
                                           ----------------------------------------
                                                                        Weighted
                                           Amortized     Estimated       Average
                                            Cost       Market Value   Interest Rate
                                           ----------------------------------------
Due in one year or less                    $       --   $       --         --
Due after one year through five years       1,497,785    1,493,225        6.326%
                                           -----------------------
                                           $1,497,785   $1,493,225
                                           =======================

Gross realized gains and gross realized losses on sales of available for sale securities were none and $2,525, respectively, in 1997; $43,999 and $91,749, respectively, in 1996 and $36,250 and none, respectively, in 1995.

Mortgage-backed securities with a market value of approximately
$2,874,000 and U.S. agency securities with a market value of approximately $992,000 as of June 30, 1997 were pledged as collateral to secure certain deposits.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------
NOTE 3.  LOANS RECEIVABLE
Loans receivable consisted of the following:

                                                        June 30,
                                                 -------------------------
                                                    1997          1996
                                                 -------------------------
Real estate mortgage loans:
  Secured by one to four family residences       $53,390,705   $49,015,217
  Secured by multi-family real estate             11,345,547    11,589,593
  Secured by commercial real estate                8,786,447     8,183,912
  Construction loans and land loans                4,311,310     3,720,627
                                                 -----------   -----------
      TOTAL REAL ESTATE MORTGAGE LOANS            77,834,009    72,509,349
                                                 -----------   -----------
Consumer and other loans:
  Secured by deposit accounts                         56,212        41,899
  Automobile loans                                   751,828       669,000
  Home improvement loans                              12,411         7,337
  Home equity line-of-credit loans                   419,396       274,145
  Commercial loans                                 1,169,353     1,297,422
  Other loans                                        259,714       295,125
                                                 -----------   -----------
      TOTAL CONSUMER AND OTHER LOANS               2,668,914     2,584,928
                                                 -----------   -----------
      TOTAL LOANS                                 80,502,923    75,094,277
Less:
  Allowance for loan losses                         (645,757)     (641,205)
  Undisbursed portion of mortgage loans           (1,146,601)   (2,473,287)
  Deferred loan fees                                (235,651)     (206,889)
                                                 -----------   -----------
                                                 $78,474,914   $71,772,896
                                                 ===========   ===========

The Company's lending activity consists primarily of first mortgage real estate loans made to individuals and businesses in the Grinnell, Iowa area. Approximately 47% of the Company's real estate mortgage loans consists of loans purchased outside of the Company's primary lending area. These loans are secured by the underlying properties and are subject to the same underwriting guidelines as loans originated internally. The concentration of these out of lending area real estate mortgage loans are as follows:

                    One-to-four    Multi-               Construction
                      Family       Family   Commercial    and Land       Total
                    -------------------------------------------------------------
Wisconsin          $ 5,132,734    $6,977,162 $4,922,628   $2,672,053   $19,704,577
Texas                  959,183            --         --           --       959,183
Colorado             68,729            --    372,283           --       441,012
Central Iowa    10,073,846     2,510,012  1,160,962       46,250    13,791,070
Other areas              655,616       437,879    538,180      189,000     1,820,675
                   -----------    ---------- ----------   ----------   -----------
                   $16,890,108    $9,925,053 $6,994,053   $2,907,303   $36,716,517
                   ===========    ========== ==========   ==========   ===========


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

The above table includes loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. The Company has an exclusive agreement with this firm in which the Company has first refusal on any real estate loans generated, including one-to-four family, multi-family, commercial real estate and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Company has sold, and anticipates that it will continue to sell, a majority participation interest in these loans to financial institutions located in Iowa and contiguous states. The Company's net investment in loans generated under this agreement as of June 30, 1997 and 1996 is as follows:

                                                          1997
                                          ---------------------------------
                                          UNDER THE
                                            ABOVE
                                          AGREEMENT      OTHERS      TOTAL
                                          ---------------------------------
Outstanding principal balance of loans
  purchased and serviced by the Company   $46,407,544   $853,564  $47,261,108
Partial interest sold to other financial
  institutions                             33,222,126    443,032   33,665,158
                                          -----------------------------------
NET INVESTMENT                            $13,185,418   $410,532  $13,595,950
                                          ===================================

                                                          1996
                                          ---------------------------------
                                          UNDER THE
                                            ABOVE
                                          AGREEMENT      OTHERS      TOTAL
                                          ---------------------------------
Outstanding principal balance of loans
  purchased and serviced by the Company   $17,528,669   $825,289  $18,353,958
Partial interest sold to other financial
  institutions                              7,779,891    412,644    8,192,535
                                          -----------------------------------
NET INVESTMENT                            $ 9,748,778   $412,645  $10,161,423
                                          ===================================

Loan customers of the Company include certain executive officers, directors, and their related interests. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. Such loans at June 30, 1997 and 1996 totaled approximately $710,000 and $736,000, respectively. During the years ended June 30, 1997 and 1996, new loans to this group totaled approximately $74,000 while repayments totaled approximately $100,000.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

Activity in the allowance for loan losses is summarized as follows:

                                             Years ended June 30,
                                   ------------------------------------
                                      1997           1996       1995
                                   ------------------------------------
Balance, beginning of year         $ 641,205     $399,705     $399,705
Provision charged to income          121,000      249,000           --
Charge-offs                           (116,448)      (7,500)          --
Recoveries                                --           --           --
                                   ---------     --------     --------
Balance, end of year               $ 645,757     $641,205     $399,705
                                   =========     ========     ========

Impaired loans as of June 30, 1997 and 1996 totaled approximately $922,000 and $735,000, respectively. The total allowance for loan losses specifically related to these loans was none and $109,000 on June 30, 1997 and 1996, respectively. Interest income on impaired loans of $33,567 and none was recognized for cash payments received for the years ended June 30, 1997 and 1996, respectively.

NOTE 4.  PREMISES AND EQUIPMENT
Premises and equipment consisted of the following:

                                                        June 30,
                                                 -------------------------
                                                    1997          1996
                                                 -------------------------
Land                                             $  17,483     $  17,483
Bank building                                      240,256       240,256
Furniture, fixtures and equipment                  193,106       167,050
                                                 ------------------------
                                                   450,845       424,789
Less accumulated depreciation                     (227,609)     (190,374)
                                                 ------------------------
                                                 $ 223,236     $ 234,415
                                                 ========================

NOTE 5.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consisted of the following:

                                                        June 30,
                                                 -----------------------
                                                    1997          1996
                                                 -----------------------
Securities                                        $ 21,207     $ 25,526
Loans receivable                                   475,814      387,643
Mortgage-backed securities                         23,640       26,223
                                                  ----------------------
                                                  $520,661     $439,392
                                                  ======================


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

NOTE 6.  DEPOSITS
The scheduled maturities of certificate accounts are as follows as of June 30, 1997:

1998                          $27,758,883
1999                           10,808,313
2000                            1,930,865
2001                              292,592
2002                              626,216
Thereafter                        242,807
                              -----------
                              $41,659,676
                              ===========
Certificate of deposit accounts with balances of $100,000 and above totaled $6,501,687 and $3,812,515 at June 30, 1997 and
1996, respectively. These certificates, at June 30, 1997, have scheduled maturities of $501,063 in 3 months or less, $2,728,373 from 3 to 6 months, $1,318,771 from 6 to 12 months and
$1,953,480 beyond 12 months.

Interest expense on deposits is summarized as follows:

                                                 Years ended June 30,
                                       ------------------------------------
                                           1997           1996       1995
                                       ------------------------------------

NOW accounts                           $  183,150   $   63,698    $   34,290
Money market deposit accounts             327,749      213,988        67,300
Passbook savings accounts                  97,510       87,891        95,112
Certificates of deposit                 2,324,016    2,181,293     1,887,548
                                       ----------   ----------    ----------
                                        2,932,425    2,546,870     2,084,250
Less penalties for early withdrawals       (5,168)      (1,754)       (5,455)
                                       ----------   ----------    ----------
      INTEREST ON DEPOSITS             $2,927,257   $2,545,116    $2,078,795
                                       ==========   ==========    ==========

Noninterest bearing deposit accounts were approximately
$1,349,000 and $1,026,000 as of June 30, 1997 and 1996,
respectively.

NOTE 7.  ADVANCES FROM FEDERAL HOME LOAN BANK

At June 30, 1997, advances from the Federal Home Loan Bank of Des Moines consisted of various fixed rate advances with interest rates ranging from 5.33% to 6.74%. These advances are due at various dates from August 1997 through November 2008. The advances are secured by the FHLB stock and real estate loans at least equal to 150% of the total advances outstanding. Certain advances are subject to repayment penalties. During the year ended June 30, 1997, the maximum advances outstanding at a month end were $20,961,466.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

Following is a summary of future maturities of advances from the Federal Home Loan Bank of Des Moines:

                                        June 30, 1997
                                     ---------------------
                                                  Weighted
                                     Amount         Rate
                                     ---------------------
Year ending June 30:
    1998                             $ 6,060,588   6.04%
    1999                               1,064,943   5.98
    2000                               4,569,619   6.35
    2001                               8,524,639   6.12
    2002                                  80,031   5.98
    Thereafter                           661,646   5.98
                                     -----------
                                     $20,961,466
                                     ===========

NOTE 8.  INCOME TAXES AND RETAINED EARNINGS

Under the Internal Revenue Code and similar sections of Iowa law, the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Through June 30, 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Bank used the percentage of taxable income method to compute its deductions for the years ended June 30, 1996 and 1995. Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions for the year ended June 30, 1997 and in all future years. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since June 30, 1988 amounting to approximately $89,000. The tax associated with the recaptured reserves is approximately $33,000 and will be paid over a six year period beginning June 30, 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves.

Retained earnings at June 30, 1997 and 1996 include approximately $1,350,000 for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred tax liability on the above amount for financial statement purposes was approximately $500,000 at June 30, 1997 and 1996.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------
Taxes on income are comprised as follows:

                                          Years ended June 30,
                                    --------------------------------
                                      1997       1996       1995
                                    --------------------------------
Current                             $363,180    $244,517   $328,585
Deferred                              14,000     (61,000)   (12,935)
                                    --------------------------------
                                    $377,180    $183,517   $315,650
                                    ================================

Taxes on income differ from the "expected" amounts computed by applying the federal income tax rate of 34 percent to income before taxes for the following reasons:

                                                    June 30,
                            -----------------------------------------------------------
                                   1997               1996                1995
                            -----------------------------------------------------------
                                     PERCENT             PERCENT              PERCENT
                                    OF PRETAX            OF PRETAX           OF PRETAX
                            AMOUNT   INCOME      AMOUNT   INCOME     AMOUNT    INCOME
                            -----------------------------------------------------------
Computed "expected"
  taxes on income           $424,400  34.0%    $366,600   34.0%     $321,800   34.0%
State taxes, net of federal
  benefit                     32,500   2.6       31,700    2.9        28,600    3.0
Tax-exempt interest and
  dividends                    (15,200) (1.2)     (27,000)  (2.5)      (261,00)  (2.8)
Resolution of tax
  contingency                     --    --     (137,000) (12.7)           --     --
ESOP                          25,800   2.1       20,200    1.9        10,200    1.1
Low income housing credit    (42,100) (3.4)     (30,500)  (2.8)           --     --
Other                        (48,220) (3.9)     (40,483)  (3.8)      (18,850)  (2.0)
                            -----------------------------------------------------------
     PROVISION FOR
       INCOME TAXES         $377,180  30.2     $183,517   17.0      $315,650   33.3
                            ===========================================================

Temporary differences between the financial statements carrying amounts and the tax basis of assets and liabilities that give rise to the deferred tax liability at June 30, 1997 and 1996 are as follows:

                                                        June 30,
                                                 -----------------------
                                                    1997          1996
                                                 -----------------------
Federal Home Loan Bank stock                     $ 181,700     $ 181,700
Premises and equipment                              21,600        16,900
Deferred compensation agreements                   (45,700)      (54,000)
Loan fees deferred for financial reporting
  purposes                                          (6,700)       (9,000)
Allowance for loan losses                         (211,600)     (204,400)
ESOP and RRP plan                                  (15,000)      (19,800)
Other                                              149,200        96,600
                                                 -----------------------
     DEFERRED INCOME TAX LIABILITY               $  73,500     $   8,000
                                                 =======================


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

NOTE 9.  EMPLOYEE BENEFITS

Employee pension plan: The Bank participates in a multi-employer defined benefit pension plan covering substantially all employees. There was no pension expense for the years ended June
30, 1997, 1996 and 1995.

Recognition and retention plan (RRP): The Company has established a Recognition and Retention Plan as a method of providing directors, officers and other key employees of the Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company. Eligible officers and other key employees of the Company earn (i.e., become vested in) shares of common stock covered by the award at a rate of 25% per year starting one year from the date of the grant. Nonemployee directors vest at a rate of 33% per year. Under the RRP, 42,320 shares had been awarded to directors, officers and other key employees as of June 30, 1997. Expense of approximately $25,000, $47,000 and $87,000 was recorded for the RRP for the years ended June 30, 1997, 1996 and 1995, respectively.

Employee stock ownership plan (ESOP): In conjunction with the stock conversion, the Company established an ESOP for eligible employees. Employees with at least 1,000 hours of annual service with the Company and who have attained age 21 are eligible to participate. The ESOP borrowed $423,200 from the Company to purchase up to 8% of the common stock issued in the conversion or 84,640 shares. Collateral for the loan is the common stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of seven years. The interest rate for the loan is 6%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid. Expense of $137,963, $124,672 and $98,025 was recorded relative to the ESOP for the years ended June 30, 1997, 1996 and 1995, respectively.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after five years of credited service. Credit for vesting purposes is given for years of service prior to the effective date of the ESOP (July 1, 1993). Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, normal retirement, or disability will not receive any benefit under the ESOP. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable in the form of stock or cash upon termination of employment. The Company's contributions to the ESOP are not fixed, as benefits payable under the ESOP cannot be estimated.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share calculations. Dividends on the allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP shares as of June 30 were as follows:

                                                    1997          1996
                                                 -----------------------
Allocated shares                                   34,164       21,118
Shares released for allocation                     12,430       13,046
Unreleased shares`                                 38,046       50,476
                                                 -----------------------
     TOTAL ESOP SHARES                             84,640       84,640
                                                 =======================
Fair value of unreleased shares at June 30       $516,000     $511,000

1993 stock option plan: The Board of Directors of the Company has adopted the GFS Bancorp, Inc. 1993 Stock Option and Incentive Plan (the "Plan"). The number of options authorized under the Plan is 10% of the common stock issued in the conversion (105,800 shares). Officers, directors and employees of the Company and its subsidiaries are eligible to participate in the Plan. The option exercise price must be at least 100% of the market value (as defined in the Plan) of the common stock on the date of the grant, and the option term cannot exceed 10 years. The Company's Compensation Committee has granted options for 105,800 shares to certain officers, directors and employees, primarily at an exercise price of $5 per share. The stock options are exercisable through January 5, 2004. Options for 2,304 and 1,904 shares were exercised during the years ended June 30, 1997 and 1996 and no options were exercised during 1995, leaving 101,592 options outstanding.

1997 stock option plan: The Board of Directors of the Company has adopted the GFS Bancorp, Inc. 1997 Stock Option and Incentive Plan (the "Plan"). The number of options authorized under the Plan is 10% of the common stock issued and outstanding on the plan date (98,870 shares). Officers, directors and employees of the Company and its subsidiaries are eligible to participate in the Plan. The option exercise price must be at least 50% of the market value (as defined in the Plan) of the common stock on the date of the grant, and the option term cannot exceed 10 years. The Company's Compensation Committee has granted options for 61,920 shares to certain officers and directors, at an exercise price of $10.4375 pershare, the market value at the date of the grant. The stock options are exercisable through February 19, 2007.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------
The table below reflects option activity for the period indicated:

                                                 Year Ended
                                               June 30, 1997
                                               -------------
Balance at beginning of period                      --
Granted                                           61,920
Exercised                                             --
                                                 -------
Balance at end of period                          62,920
                                                 =======
Weighted average fair value per option of
  options granted during the year                $  3.60
                                                 =======

Options exercisable                               61,920
                                                 =======
Remaining shares available for grant              36,950
                                                 =======
Had compensation cost for the Plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), the approximate June 30, 1997 reported net income and earnings per common share would have been decreased to the pro forma amounts shown below. The June 30, 1996 and June 30, 1995 amounts for net income and earnings per common share would not have been affected since the Plan was adopted during the year ending June 30, 1997.
                                               June 30, 1997
                                               -------------
Net income:
   As reported                                  $871,158
   Pro forma                                     730,905

Earnings per common share:
   As reported                                  $    .85
   Proforma                                            .71

The fair value of the options is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend rate of 2.05%, price volatility of 25%, risk-free interest rate of 6.36% and expected lives of 8 years.

Salary continuation plan: The Company has a nonqualified deferred compensation plan for the benefit of its Chairman of the Board of Directors. The nonqualified plan provides for annual retirement benefits equal to $30,000 per year for a period of seven years, provided he meets certain employment and length of service requirements. The Company recognized plan expenses of $33,945, $22,256 and $30,240 for the years ending June 30, 1997, 1996 and 1995, respectively.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

Employment agreements: The Company has entered into certain employment agreements with key officers. Under the terms of the agreements, the employees are entitled to additional compensation in the event of a change in control of the Company and the employees are involuntarily terminated within twelve months of the change in control. A change in control is generally triggered by the acquisition or control of 10% of more of the common stock.

NOTE 10.  REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier I capital (as defined) to average assets (as defined) and tangible capital to adjusted assets. Management believes, as of June 30, 1997, the Bank meets all capital adequacy requirements to which it is subject.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                   To Be Well Capitalized
                                                                        Under Prompt
                                               Minimum for Capital   Corrective Action
                                 Actual         Adequacy Purposes        Provisions
                            -------------------------------------------------------------
                            Amount    Ratio      Amount   Ratio       Amount    Ratio
                            -------------------------------------------------------------
                            (000's)             (000's)               (000's)
As of June 30, 1997:
  Total capital (to risk
    weighted assets)        $9,526    18.3%     $4,162    8.0%        $5,203    10.0%
  Tier 1 Capital (to risk
    weighted assets)         8,880    17.1       2,081    4.0          3,122     6.0
  Tier 1 (Core) Capital
    (to average assets)      8,880     9.8       2,719    3.0          4,532     5.0
  Tangible capital (to
    adjusted assets)         8,880     9.8       1,360    1.5             --      --
As of June 30, 1996:
  Total capital (to risk
    weighted assets)        $8,962    19.1      $3,744    8.0         $4,680    10.0
  Tier 1 Capital (to risk
    weighted assets)         8,376    17.9       1,872    4.0          2,808     6.0
  Tier 1 (Core) Capital
    (to average assets)      8,376    10.2       2,458    3.0          4,096     5.0
  Tangible capital (to
    adjusted assets)         8,376    10.2       1,229    1.5             --      --


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------
The Bank is subject to certain restrictions on the amount of dividends that may be paid without prior regulatory approval.

At the time of the conversion, the Bank established a liquidation account in an amount equal to its net worth as of the date of the latest consolidated financial statements contained in the final prospectus used to sell the common stock at June 30, 1993. The liquidation account will be maintained for the benefit of depositors with deposits as of the March 31, 1993 eligibility record date, who continue to maintain their deposits in the Bank after conversion. In the event of a complete liquidation (and only in such an event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of retained earnings.

NOTE 11. PARENT COMPANY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company, GFS, Bancorp, Inc.:

                  CONDENSED BALANCE SHEET
                  JUNE 30, 1997 AND 1996

                                                    1997          1996
                                                 -----------------------
ASSETS
  Cash and cash equivalents                     $   142,924    $   277,808
  Investment in subsidiary                        8,842,775      8,328,948
  Securities available for sale, net              1,137,290        916,163
  ESOP note receivable                              211,600        272,057
  Other assets                                      255,969        280,050
                                                --------------------------
      TOTAL ASSETS                              $10,590,558    $10,075,026
                                                ==========================

LIABILITIES, accrued expenses                   $    53,380    $   130,135
                                                --------------------------
STOCKHOLDERS' EQUITY
  Common stock                                       11,007          5,501
  Additional paid-in capital                      5,202,310      5,138,066
  Retained earnings                               6,523,527      5,856,546
  Less common stock acquired by:
    Employee stock ownership plan                  (197,631)      (259,781)
    Recognition and retention plan                   (7,225)       (32,659)
  Treasury stock, at cost                        (1,055,302)      (728,800)
  Net unrealized losses on investments -
    subsidiary                                      (37,545)       (47,645)
  Net unrealized gains on investments -
    parent company                                   98,037         13,663
                                                --------------------------
      TOTAL STOCKHOLDERS' EQUITY                 10,537,178      9,944,891
                                                --------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                                  $10,590,558    $10,075,026
                                                ==========================


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

                 Condensed Statements of Income
            Years Ended June 30, 1997, 1996 and 1995

                                         1997       1996       1995
                                      ---------------------------------
Interest and other income             $ 80,059     $105,770   $187,345
Operating expenses                     121,551       97,391    101,739
                                      ---------------------------------
    INCOME (LOSS) BEFORE EQUITY IN
     NET INCOME OF SUBSIDIARY              (41,492)       8,379     85,606

Equity in net income of subsidiary     840,330      846,330    573,230
                                      ---------------------------------
    INCOME BEFORE INCOME TAXES         798,838      854,709    658,836

Provision for income taxes (credits)   (72,320)     (40,131)    27,950
                                      ---------------------------------
    NET INCOME                        $871,158     $894,840   $630,886
                                      =================================


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

           CONDENSED STATEMENTS OF CASH FLOWS
        YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                1997       1996       1995
                                             -------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                 $ 871,158  $894,840   $630,886
  Adjustments to reconcile net income to
   net cash provided by operating activities:
   Equity in undistributed net income of
     subsidiary                               (340,330) (846,330)  (573,230)
   (Gain) loss on sale of securities
     available for sale                          2,525    11,956    (36,250)
   Decrease in other assets                     24,081    21,950     10,000
   Increase (decrease) in other liabilities   (135,530)   59,930      7,782
   Other                                            --        --     (5,897)
                                             ------------------------------
      NET CASH PROVIDED BY OPERATING
        ACTIVITIES                        421,904   142,346     33,291
                                             ------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale   (240,703) (181,500)  (541,299)
  Proceeds from maturity and sales of
    securities available for sale            147,425   652,684  1,103,750
  Increase in other assets                          --   (50,000)  (250,000)
  Payments received on ESOP debt                60,457    60,457     60,457
                                             ------------------------------
      NET CASH PROVIDED BY (USED IN)
        INVESTING ACTIVITIES                   (32,821)  481,641    372,908
                                             ------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance on common stock for
    stock options exercised                      2,000        --         --
  Net proceeds from reissuance of treasury
    stock                                        9,520     9,520         --
  Purchase of treasury stock                  (344,085) (612,453)  (131,313)
  Dividends paid                              (191,402) (144,493)        --
                                             ------------------------------
      NET CASH (USED IN) FINANCING
        ACTIVITIES                            (523,967) (747,426)  (131,313)
                                             ------------------------------
      NET INCREASE (DECREASE) IN CASH AND
        CASH EQUIVALENTS                      (134,884) (123,439)   274,886

CASH AND CASH EQUIVALENTS
  Beginning                                    277,808   401,247    126,361
                                             ------------------------------
  Ending                                     $ 142,924   277,808    401,247
                                             ==============================


GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------
NOTE 12.  FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amounts and fair values of the Company's financial instruments as of June 30, 1997 and 1996 were as follows:

                                            JUNE 30, 1997               JUNE 30, 1996
                                       --------------------------------------------------------
                                       CARRYING                    CARRYING
                                        AMOUNT       FAIR VALUE     AMOUNT       FAIR VALUE
                                       --------------------------------------------------------
                                       (Nearest 000) (Nearest 000)  (Nearest 000) (Nearest 000)
Financial assets:
  Cash and amounts due from
    depository institutions            $ 4,643        $ 4,643        $ 2,271       $ 2,271
  Securities                             6,553          6,604          6,690         6,635
  Stock in FHLB                          1,159          1,159          1,159         1,159
  Loans receivable, net                 78,475         78,648         71,773        71,824
  Accrued interest receivable              521            521            439           439
Financial liabilities:
  Deposits                              59,551         59,657         53,122        53,330
  Advances from FHLB                    20,961         20,961         19,318        19,318
Off balance sheet financial
  instruments, commitments
  to extend credit                          --             --             --            --

NOTE 13.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract ornotional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company uses the same credit policies in making commitments and conditional obligations as they do for on-statement of financial condition instruments. The Company requires collateral or other security to support financial instruments with credit risk.

At June 30, 1997 the Company had outstanding loan commitments totaling $893,000. The outstanding loan commitments consisted of $206,000 of fixed rate loan commitments and $687,000 of adjustable rate loan commitments. The Company had $529,000 commitments for unused lines of credit.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts above do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but normally includes real estate and personal property.

GFS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
----------------------------------------------------------------

NOTE 14. PENDING ACCOUNTING PRONOUNCEMENTS AND REGULATIONS

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 applies to all entities that have issued publicly-held common stock or potential common stock. SFAS No. 128 requires the entities to present basic earnings per share and diluted earnings per share on the face of the statements of income. Basic earnings per share replaces "primary" earnings per share and diluted earnings per share replaces "fully diluted" earnings per share. The Company does not expect SFAS No. 128 to materially affect its computation of earnings per share and since the requirements of SFAS No. 128 are disclosure related, its implementation will have no impact on the Company's financial condition or results of operations.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information About Capital Structure" ("SFAS No. 129"). SFAS No. 129 requires separate disclosure about the capital structure of the entity. While this statement codifies and contains a few more specifics, it does not expand, in any significant manner, previously existing disclosure requirements. SFAS No. 129 is effective for periods ending after December 15, 1997. As the requirements of SFAS No. 129 are disclosure related, its implementation will have no impact on the Company's financial condition or results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires that all items that are components of comprehensive income defined as "the change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period except those resulting from investments by owners and distributions to owners," be reported in a financial statement that is displayed with the same prominence as other financial statements. Companies will be required to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, and requires reclassification of prior periods presented. As the requirements of SFAS No. 130 are disclosure related, its implementation will have no impact on the Company's financial condition or results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements of the Company and in condensed financial statements of interim periods issued to shareholders. It also requires that a Company report certain information about their products and services, geographic areas in which they operate and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. As the requirements of SFAS No. 131 are disclosure related, its implementation will have no impact on the Company's financial condition or results of operations.

                STOCKHOLDER INFORMATION

EXECUTIVE OFFICES

1025 Main Street
Grinnell, IA  50112

ANNUAL MEETING

     The Annual Meeting of Stockholders will be held on October 23, 1997 at 9:30 a.m., local time, at the office of Grinnell Federal Savings Bank located at 1025 Main Street,
Grinnell, Iowa.

ANNUAL REPORT ON FORM 10-KSB

     A copy of GFS Bancorp, Inc.'s Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission may be obtained without charge upon written request to Steven L. Opsal, President and Chief Executive Officer, or by calling (515) 236-3121.

REGISTRAR/TRANSFER AGENT          MARKET MAKERS                 SPECIAL COUNSEL
First Bankers Trust Co., N.A.  Everen Securities, Inc.         Housley, Kantarian &
2321 Koch's Lane               Robert W. Baird & Co.           Bronstein,P.C.
Quincy, IL  62301              Herzog, Heine, Geduld, Inc.     Suite 700
                               Howe, Barnes Investments        1220 19th Street, NW
                                                               Washington, DC 20036

STOCK LISTING

     GFS Bancorp, Inc. common stock is traded over the counter and is listed on the NASDAQ "Small Cap" Market under the symbol "GFSB." At September 3, 1997 there were 988,242 shares of GFS Bancorp, Inc. common stock issued and outstanding and there were approximately 247 holders of record and approximately 505 beneficial holders. The price range of the common stock after giving retroactive effect for the 2 for 1 stock split for each quarter of fiscal 1996 and 1997 was as follows:

                                                    DIVIDENDS
FISCAL 1996                     HIGH       LOW      DECLARED
-----------                     ----      -----     ----------
First Quarter                  $ 9.625    $ 7.625   $0.375
Second Quarter                 $10.00     $ 9.25    $0.375
Third Quarter                  $10.375    $ 9.625   $0.375
Fourth Quarter                 $10.375    $10.00    $0.05

                                                    DIVIDENDS
FISCAL 1997                     HIGH       LOW      DECLARED
-----------                     ----      -----     ----------
First Quarter                  $10.50     $10.125   $0.05
Second Quarter                 $10.625    $10.125   $0.05
Third Quarter                  $11.50     $10.125   $0.05
Fourth Quarter                 $14.25     $11.50    $0.065

The stock price information set forth in the table above was provided by the NARD, Inc. High, low and closing prices and daily trading volume are reported in most major newspapers.
The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

GFS BANCORP, INC.

     Directors

LeRoy E. Meredith
Chairman of the Board
GFS Bancorp, Inc. and Grinnell Federal Savings Bank

Theodore Mokricky
Vice Chairman of the Board
Executive Director of Continuing Care Facility

David S. Clay
Vice President and Treasurer of Grinnell College

Albert C. Eisenman
Retired Former President of Grinnell Federal Savings Bank

Donald H. Howig
Retired Businessman

Scott A. Jensen
Optometrist and part-owner of Jensen Optometrists

Thomas M. Groth
District Sales Representative

Steven L. Opsal
President and Chief Executive Officer of GFS Bancorp, Inc. and
Grinnell Federal Savings Bank

Katherine A. Rose
Senior Vice President and Chief Financial Officer of
GFS Bancorp, Inc. and Grinnell Federal Savings Bank

Executive Officers

LeRoy E. Meredith
Chairman of the Board

Steven L. Opsal
President and Chief Executive Officer

Katherine A. Rose
Senior Vice President and Chief Financial Officer

William T. Nassif
Senior Vice President and Chief Operating Officer

     GRINNELL FEDERAL SAVINGS BANK

           Executive Officers

LeRoy E. Meredith
Chairman of the Board

Steven L. Opsal
President and Chief Executive Officer

Katherine A. Rose
Senior Vice President, Treasurer and
Chief Financial Officer

William T. Nassif
Senior Vice President and Chief Operating Officer

                    APPENDIX E

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                -----------------------------------
                             FORM 10-QSB

(Mark One)

  [X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
        OF THE SECURITIES EXCHANGE ACT OF 1934

        For the quarterly period ended September 30, 1997

  [ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
        OF THE SECURITIES EXCHANGE ACT OF 1934

        For the transition period from __________ to _______

              Commission File Number: No. 0-22742

                     GFS BANCORP, INC.
______________________________________________________
(Exact name of registrant as specified in its charter)


    Delaware                                  42-1410536
(State of other jurisdiction of            (I.R.S. Employer
of incorporation or organization          Identification No.)


           1025 Main Street, Grinnell, Iowa 50112-0030
          --------------------------------------------
            (Address of principal executive offices)


                         (515) 236-3121
                   (Issuer's telephone number)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 of 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
   [X]  Yes    [ ]  No

    Transitional Small Business Disclosure Format (check one):

                                                Yes [ ]        No [X]

     State the number of Shares outstanding of each of the issuer's classes of common equity, as of the latest date:

     As of September 30, 1997, there were 988,242 shares of the Registrant's common stock issued and outstanding, including 8,538 shares of restricted stock.

                      GFS BANCORP, INC.

                          INDEX

PART I.  FINANCIAL INFORMATION (unaudited)    PAGE NO.

Item 1.  Consolidated Financial Statements:

         Consolidated Balance Sheets, September 30, 1997
         and June 30, 1997
(Unaudited)................................. 1

         Consolidated Statement of Income for the Three
         Months Ended September 30, 1997 and 1996

(Unaudited)................................................... 2

         Consolidated Statement of Shareholders' Equity, for the Three Months Ended September 30, 1997

(Unaudited)................................................... 3

         Consolidated Statement of Cash Flows, for the Three
         Months Ended September 30, 1997 and 1996

(Unaudited)................................................... 4

         Notes to Consolidated Financial Statements

(Unaudited)................................................... 5

Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of
Operations........................... 8

PART II. OTHER INFORMATION

         Signature
Page............................................... 17

                        GFS BANCORP, INC.
                     CONSOLIDATED BALANCE SHEETS
                          (UNAUDITED)

                                                       Sept 30         June 30,
                                                         1997            1997
                                                     ------------    ------------
ASSETS
Cash and amounts due from depository institutions:
   Noninterest bearing                               $    295,807    $    334,287
   Interest bearing                                     5,112,463       4,308,632
Securities available for sale                           1,765,332       1,909,490
Securities held to maturity                             1,497,927       1,497,785
Mortgage-backed securities held to maturity             3,108,816       3,145,696
Stock in Federal Home Loan Bank, at cost
   (approximate fair value)                             1,159,000       1,159,000
Loans receivable, net                                  80,054,011      78,474,914
Real estate acquired in settlement of loans, net          211,828               0
Premises and equipment, net                               237,549         223,236
Accrued interest receivable                               548,421         520,661
Other assets                                              504,540         489,552
                                                      -----------     -----------
                     Total Assets                    $ 94,495,694    $ 92,063,253
                                                      ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
    Demand                                           $  6,733,642    $  6,273,344
    Savings and money market                           11,992,657      11,617,756
    Certificates of deposit                            43,019,245      41,659,676
                                                      -----------     -----------
                     Total Deposits                    61,745,544      59,550,776
Advances from Federal Home Loan Bank                   20,446,711      20,961,466
Advances from borrowers for taxes and insurance           905,117         713,593
Accrued dividends payable                                  64,235          64,235
Other accrued expenses and liabilities                    454,611         236,005
                                                      -----------     -----------
                     Total Liabilities               $ 83,616,218    $ 81,526,075
                                                      -----------     -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS EQUITY
Preferred stock, $.01 par value,
  authorized 500,000 shares, issued none             $         --    $         --
Common stock, $.01 par value,
  authorized 2,000,000 shares; issued
  1,100,720 shares;                                        11,007          11,007
Additional paid-in capital                              5,230,429       5,202,310
Retained earnings -substantially restricted             6,759,727       6,523,527
Less:
   Unearned employee stock ownership plan                (182,546)       (197,631)
   Unearned retention and recognition plan                 (4,150)         (7,225)
   Treasury stock at cost 112,478 shares               (1,055,302)     (1,055,302)
   Unrealized gain on securities
     available for sale, net                              120,311          60,492
                                                      -----------     -----------
                     Total Stockholders' Equity      $ 10,879,476    $ 10,537,178
                                                      -----------     -----------

     Total Liabilities and Stockholders' Equity      $ 94,495,694    $ 92,063,253
                                                      ===========     ===========


                     GFS BANCORP, INC.
              CONSOLIDATED STATEMENTS OF INCOME
                      (UNAUDITED)

                                                   Three months ended
                                                      September 30,
                                                ------------------------
                                                   1997           1996
                                                ----------     ---------
Interest income:
  Loans receivable                              $1,743,965     $1,606,836
  Mortgage-backed securities                        57,884         62,487
  Other securities and interest-bearing
    cash accounts                                  102,241         89,947
                                                ----------     ----------
                                                 1,904,090      1,759,270

Interest expense:
  Deposits                                         765,192        709,690
  Advances from Federal Home Loan Bank             325,260        295,251
                                                ----------     ----------
                                                 1,090,452      1,004,941
      Net interest income                          813,638        754,329
                                                ----------     ----------
Provision for loan losses                           24,000         49,000

      Net interest income after provision
        for loan losses                            789,638        705,329

Noninterest income:
   Loss on sale of securities available for sale    (3,003)        (1,576)
   Other                                            48,679         34,531
                                                ----------     ----------
                                                    45,676         32,955
                                                ----------     ----------
Noninterest expense:
  Salaries and employee benefits                   239,782        213,723
  Occupancy expenses                                21,450         19,491
  Federal deposit insurance premiums                 9,228         29,091
  FDIC-SAIF Special Assessment                           0        287,568
  Data processing services                          18,838         17,134
  Other                                            100,048         79,489
                                                ----------     ----------
                                                   389,346        646,496
                                                ----------     ----------
      Income before provision for income taxes     445,968         91,788

Provision for income taxes                         148,000         56,082
                                                ----------     ----------
      Net income                                $  297,968     $   35,706
                                                ==========     ==========

Earnings per common share                             0.29           0.04
                                                ==========     ==========


                     GFS BANCORP, INC.
       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
        FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997
                      (UNAUDITED)


                                               Additional              ESOP
                                   Common       Paid-in    Retained    Stock
                                   Stock        Capital    Earnings    Awards
                                   ------      ----------  --------    ------
Balance, June 30, 1997             $11,007    $5,202,310  $6,523,527  $(197,631)
   Net income                                                297,968
   Dividends                                                 (61,768)
   ESOP common stock released
     for allocation                               28,119                 15,085
   Amortization of RRP
     contributions
   Net change in unrealized
     loss on securities
     available for sale
                                   -------    ----------  ----------  ---------
Balance, September 30, 1997        $11,007    $5,230,429  $6,759,727  $(182,546)
                                   =======    ==========  ==========  =========

                                                         Net Unrealized
                                                           Loss on
                                   RRP                    Available      Total
                                   Stock       Treasury   for Sale    Stockholders'
                                   Awards        Stock    Securities     Equity
                                   ------      --------   ----------  ------------
Balance, June 30, 1997             $(7,225)  $(1,055,302) $ 60,492    $10,537,178
   Net income                                                             297,968
   Dividends                                                              (61,768)
   ESOP common stock released
     for allocation                                                        43,204
   Amortization of RRP
     contributions                   3,075                                  3,075
   Net change in unrealized
     loss on securities
     available for sale                                     59,819         59,819
                                   -------   -----------  --------    -----------
Balance, September 30, 1997        $(4,150)  $(1,055,302) $120,311    $10,879,476
                                   ========  ===========  ========    ===========

                        GFS BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (UNAUDITED)


                                                              Three months ended
                                                                 September 30,
                                                           -------------------------
                                                              1997           1996
                                                           ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                $   297,968    $    35,706
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                                 (263)         8,193
    Loss on sale of available for sale investments              3,003          1,576
    ESOP and RRP expense                                       46,279         41,686
    Deferred loan fees, net                                    (8,741)       (16,513)
    Provisions for loan losses                                 24,000         49,000
    Change in:
      Accrued interest receivable                             (27,760)       (31,658)
      Other assets                                            (14,988)         8,797
      Other liabilities                                       183,331        146,846
                                                           ----------     ----------
        Net cash provided by operating activities             502,829        243,633
                                                           ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Maturity of securities held to maturity                             0         85,000
Maturity of securities available for sale                           0              0
Proceeds from sales of securities available for sale          236,107         99,925
Purchase of securities held to maturity                             0              0
Purchase of securities available for sale                           0              0
Principal payments received on mortgage-backed
   securities                                                  36,880        156,698
Purchase of loans to be held in portfolio                  (3,169,706)    (3,638,297)
Net change in loans outstanding                             1,363,522        781,244
Proceeds from sale of real estate                                   0        226,616
Purchase of premises and equipment                            (14,050)        (6,682)
                                                           ----------     ----------
        Net cash (used) by investing activities            (1,547,247)    (2,295,496)
                                                           ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                    2,194,768      1,767,402
Advances from Federal Home Loan Bank                        1,000,000              0
Repayment of advances from the Federal Home Loan Bank      (1,514,755)       (13,768)
Net increase in advances from borrowers for taxes
   and insurance                                              191,524         91,451
Purchase of treasury stock                                          0       (143,375)
Dividends paid                                                (61,768)       (48,917)
                                                           ----------     ----------
        Net cash provided by financing activities           1,809,769      1,652,793
                                                           ----------     ----------

Net(increase) in cash and cash equivalents                    765,351       (399,070)

Cash and cash equivalents, beginning of period              4,642,919      2,271,132
                                                           ----------     ----------
Cash and cash equivalents, end of period                   $5,408,270     $1,872,062
                                                           ==========     ==========


                      GFS BANCORP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Unaudited)

(1)  Basis of Presentation
     ---------------------

     The accompanying unaudited Consolidated Financial
Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form
10-QSB and Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, the Consolidated
Financial Statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition of GFS Bancorp, Inc. as of September 30, 1997 and June 30, 1997, the results of its operations for the three months ended
September 30, 1997 and 1996, changes in stockholders' equity for the three months ended September 30, 1997 and for the statement of cash flows for the three months ended September 30, 1997 and 1996.

     Operating results for the three months ended
September 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending
June 30, 1998.

(2)  Earnings Per Share of Common Stock
    -----------------------------------

     Earnings per share is based on the weighted average number of shares outstanding during the period, plus the shares that would be issued assuming the conversion of dilutive stock options. The weighted average number of common and common stock equivalents for the period ended
September 30, 1997 was 1,036,350 shares. The amount set forth above includes 8,538 shares of restricted stock issued in accordance with the recognition and retention plan established by the Company. These restricted stock awards are reflected in the income per share computations in the accompanying financial statements.
In addition, 84,640 shares of common stock were issued to the Employee Stock Ownership Plan (ESOP) trust for the benefit of the employees of the Company and its subsidiaries. In accordance with American Institute of Certified Public Accountants Accounting Standards
Division statement of position  on


93-6 "Employers Accounting for Employee Stock Ownership Plans,"
ESOP shares that have been committed to be released are considered outstanding and ESOP shares that have not been committed to be released are not considered outstanding. At September 30, 1997, 46,016 ESOP shares were committed to be released and were considered in the earnings per share computations.

(3)  Regulatory Capital Requirements
     -------------------------------

     Pursuant to Office of Thrift Supervision Regulations, savings institutions must meet three separate minimum capital-to-asset requirements. The following table summarizes, as of September 30, 1997, the capital requirements for Grinnell Federal Savings Bank (the "Bank") under applicable regulations and its actual capital ratios. As of September 30, 1997, the
Bank substantially exceeded all current regulatory capital standards.

                              Regulatory        Actual
                                Capital         Capital
                              Requirement     (Bank Only)   Excess  Capital
                            --------------- --------------- ---------------
                            Amount  Percent Amount  Percent Amount  Percent
                            ------  ------- ------  ------- ------  -------
                                         (Dollars in Thousands)
Risk-Based . . . . . . . .  $4,260   8.00%  $9,855  18.51% $5,595  10.51%
Core Capital . . . . . . .   2,791   3.00    9,225   9.92   6,434   6.92
Tangible  Capital. . . . .   1,396   1.50    9,225   9.92   7,829   8.42

(4)  Pending Accounting Pronouncements
     ---------------------------------

     The Financial Accounting Standards Board (FASB) has approved, effective for years beginning after December 15, 1997, Statement No. 128, "Earning Per Share", Statement No. 129, "Disclosure of Information About Capital Structure", Statement No. 130, "Reporting Comprehensive Income and Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information". FASB Statements No. 128, 129, 130 and 131 are not expected to have a material effect on the Company's financial statements when adopted.

(5)  Pending Acquisition by First Federal Savings Bank of
     Siouxland
     ----------------------------------------------------

     On October 16, 1997, the Company entered into an Agreement and Plan of Reorganization (the "Agreement"), providing for the acquisition of the Company by First Federal Savings Bank of Siouxland ("First Federal"), a mutual holding company headquartered in Sioux City, Iowa. The Agreement provides for the conversion of each issued and outstanding share of the Company's common stock into the right to receive $17.65 per share in cash from First Federal. The acquisition is subject to receipt of regulatory approvals, approvals by the Company's shareholders and other conditions.



                         PART I - ITEM 2

     MANAGEMENTS'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS

Business
--------

     GFS Bancorp, Inc. (the "Company") was formed to be the holding company for Grinnell Federal Savings Bank ("Grinnell Federal" or the "Bank") in connection with the Bank's conversion to stock form. The Company completed its initial public offering on January 5, 1994. The primary activity of the Company is to act as a holding company for the Bank. As a result, unless otherwise noted, the following discussion relates primarily to the Bank. The primary business of savings banks, including Grinnell Federal, has historically consisted of attracting deposits from the general public and providing financing for the purchase of residential properties. The operations of the Bank are significantly affected by prevailing economic conditions as well as by government policies and regulations relating to monetary and fiscal affairs, housing and financial institutions.

     Net income is primarily dependent upon the difference (or "spread") between the average yield earned on loans, mortgage-backed and related securities and investments, and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

     Net income is also affected by, among other things, gains and losses on sales of real estate and investments, mortgage-backed and related securities, investment securities and foreclosed assets, provisions for loan losses, service charges and other fees, operating expenses and income taxes.



Recent Event -- Pending Acquisition by First Federal Savings Bank
of Siouxland
------------------------------------------------------------

    On October 16, 1997, the Company entered into an Agreement and Plan of Reorganization (the "Agreement"), providing for the acquisition of the Company by First Federal Savings Bank of Siouxland ("First Federal"), a mutual holding company headquartered in Sioux City, Iowa. The Agreement provides for the conversion of each issued and outstanding share of the Company's common stock into the right to receive $17.65 per share in cash from First Federal. The acquisition is subject to receipt of regulatory approvals, approvals by the Company's shareholders and other conditions.

Financial Condition
-------------------

     The Company's total assets increased $2.4 million, or 2.6%, from $92.1 million at June 30, 1997 to $94.5 million at September 30, 1997. This increase was due primarily to an increase of $1.6 million in net loans receivable, $765,000 in cash and $212,000 in real estate acquired in settlement of loans. The increases were partially offset by a $144,000 decrease in investment securities and a $37,000 decrease in mortgage-backed securities. The increases in loans were funded primarily by a $2.2 million increase in savings deposits.

     Total investment securities decreased by $144,000, or 4.2%, from $3.40 million at June 30, 1997 to $3.26 million at September 30, 1997 due to the sale of an investment in common stock. At September 30, 1997 the investment portfolio consisted primarily of $1.5 million in U.S. agency obligations, $780,000 in mutual funds, and $980,000 in equity securities consisting of common stocks of two bank holding companies and preferred stocks of one bank holding company, two utility companies and an automobile manufacturer.

     Total mortgage-backed securities decreased $37,000, or 1.2%, from $3.15 million at June 30, 1997 to $3.11 million at September
30, 1997. The decrease in mortgage-backed securities was due to amortization of principal and prepayments.

     Net loans receivable increased $1.6 million, or 2.0%, from $78.5 million at June 30, 1997 to $80.1 million at September 30, 1997. Mortgage loans originated during the three months ended September 30, 1997, totaled $3.6 million secured primarily by

single family dwellings in the Bank's market area. During this period, the Bank also purchased $900,000 of loans secured by one-to-four family dwellings, $9.7 million of multi-family and $720,000 of commercial real estate loans primarily located in the Madison, Wisconsin area. Of the $11.3 million in one-to-four family, multi-family, and commercial real estate purchased during the period, $8.1 million were sold to other financial institutions with the Bank retaining the servicing.

    Total deposits increased by $2.2 million, or 3.7%, from $59.5 million at June 30, 1997 to $61.7 million at September 30, 1997. This increase was primarily due to an increase of $1.4 million in certificate of deposit accounts and $835,000 in demand, savings and money market accounts. Management believes that this increase was primarily attributable to successful marketing initiatives and competitive pricing.

     Total borrowed funds consisted of advances from the Federal
Home Loan Bank ("FHLB") of Des Moines. FHLB advances decreased by $515,000, or 2.5%, from $20.96 million at June 30, 1997 to $20.45 million at September 30,1997.

     Total stockholders' equity increased $342,000 from $10.54 million at June 30, 1997 to $10.88 million at September 30, 1997. This increase was primarily due to net income of $298,000, amortization of Recognition and Retention Plan ("RRP"), allocations to the Employee Stock Ownership Plan ("ESOP"), and a decrease in unrealized loss on decline in value of investments available for sale. The increase in stockholders' equity was partially offset by the declaration of a $0.065 dividend per share during the September 30, 1997 quarter. (See Consolidated Statement of Shareholders' Equity.)

Results of Operations - Comparison of Quarters Ended September 30,
1997 and 1996
--------------------------------------------------------------

     General. The Company's net income increased $262,000, or 727.8%, from $36,000 for the quarter ended September 30, 1996 to $298,000 for the quarter ended September 30, 1997. This increase resulted primarily from a one time after-tax special assessment in September 1996 of $181,000 ($287,568 before the effect of federal and state income taxes) levied by the Federal Deposit Insurance Corporation (the "FDIC") in order to capitalize the Savings Association Insurance Fund. Results for September 1997
were also favorably impacted by an $84,000 increase in net interest income after provision for loan losses, which, excluding the deposit insurance assessment, was partially offset by a $30,000 increase in non-interest expense.

     Net Interest Income. Net interest income, before provision for loan losses, increased $60,000, or 8.0%, from $754,000 at September 30, 1996 to $814,000 at September 30, 1997 due to increases in average balances of interest-earning assets. The Company's average spread increased from 2.65% for the three months ended September 30, 1996 to 2.77% for the three months ended September 30, 1997 due to the fact that yields on interest-earning assets increased more than rates paid on interest-bearing liabilities.

     Interest Income. Interest income increased by $145,000, or 8.2%, from $1,759,000 at September 30, 1996 to $1,904,000 at
September 30, 1997. This increase was primarily due to an increase of 0.08% in the average rate earned on interest-earning assets and an increase of $8.0 million in the average balance of such assets. The average balance of such assets increased due to an increase in the average balance of loans as a result of increased originations and purchases.

     Interest Expense. Interest expense increased by $85,000, or 8.46%, from $1,005,000 for the quarter ended September 30, 1996 to $1,090,000 for the quarter ended September 30, 1997. This increase was primarily due to an $6.9 million increase in the average balance of total deposits and borrowed funds, which was partially offset by a 0.04% decrease in the average rate paid on interest-bearing liabilities.

     Provision for Loan Losses. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio in accordance with general accepted accounting principles. A $24,000 provision for loan losses was established for the quarter ended September 30, 1997, as compared to a $49,000 provision for the quarter ended September 30, 1996. The higher level of loan loss provision in the year earlier period reflects management's assessment based on loan portfolio increases and the level of non-performing assets at that time. Future additions to the allowance for loan losses are dependent

upon the performance and composition of the loan portfolio, the economy, changes in real estate values and interest rates, the view the regulatory authorities toward adequate reserve levels and inflation. There can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required for future periods.

     Non-Interest Income. Non-interest income increased from $33,000 at September 30, 1996 to $46,000 at September 30, 1997.


     Non-Interest Expense.   Non-interest expense decreased by
$257,000 from $646,000 in the quarter ended September 30, 1996 to $389,000 in the quarter ended September 30, 1997. This decrease was primarily due to a $287,568 special one time FDIC-SAIF insurance assessment in September 1996 (See Results of Operations
- General above) and a $20,000 decrease in the quarterly FDIC-SAIF premiums. Partially offsetting the decrease was a $26,000 increase in compensation and benefits due to fiscal year-end salary increases and a $21,000 increase in other non-interest expenses.


     Provision for Income Taxes.    Income tax expense was $56,000
for the quarter ended September 30, 1996 compared to $148,000 for the quarter ended September 30, 1997. The $92,000 increase was due to a increase in income subject to taxes.

     Allowance for Loan Losses. The allowance for loan losses is calculated based upon an evaluation of pertinent factors underlying the types and qualities of the Company's loans. Management considers such factors as the repayment status of a loan, the estimated fair value of the underlying collateral, the borrower's ability to repay the loan, current and anticipated economic conditions which might affect the borrower's ability to repay the loan and the Company's past statistical history concerning charge-offs. The Company's allowance for loan losses as of September 30, 1997 was $630,000, or 0.8% of the total loans. The June 30, 1997 allowance for loan losses was $646,000, or 0.8% of total loans. This $16,000 decrease reflects a $40,000 charge off on multi-family real estate located in Madison, Wisconsin (see Non-Performing Assets below) and the addition of $24,000 to the allowance for loan losses. The ratio of the allowance for loan losses to non-performing assets decreased from 70% of non-performing assets at
June 30, 1997 to 68% of non-performing assets at September 30, 1997, due to the combination of a $7,000 increase in non-

performing assets with the $16,000 decline in allowance for loan losses referenced above. Management believes that the current allowance for loan losses is adequate to protect against the risk inherent in Grinnell Federal's loan portfolio based on all current available information.

     Non-Performing Assets. Total non-performing assets (defined as non-accruing loans for which payments have been due and uncollected for a period in excess of 90 days plus foreclosed assets) increased $7,000 from $922,000, or 1.00% of total assets at June 30, 1997, to $929,000, or 0.98% of total assets at September 30, 1997. This $929,000 consisted primarily of nine loans totaling $188,000 secured by single-family homes, two loans totaling $498,000 secured by multi-family real estate located in Madison, Wisconsin, four consumer loan totaling $31,000 and $212,000 in real estate acquired in settlement of loans located in Madison, Wisconsin.

     The Madison, Wisconsin real estate acquired in settlement of loans consists of a 104 unit apartment property. The Bank owns a 9% interest in this property based on its participation interest in the original underlying loan. As discussed above, this asset was written down to its approximate fair value on September 30, 1997 through a $40,000 charge-off to its Allowance for Loan Losses.


     In addition, at September 30, 1997, other assets of concern totaled $1,028,000 and included seven loans totaling $165,000 secured by single-family residences and a $272,000 single-family home in Houston, Texas, one $537,000 loan secured by commercial real estate located in Grinnell, Iowa, one $54,000 commercial business loan and one $3,000 consumer loan. While these loans raise concerns as to timely collectibility, based upon information currently available, management does not anticipate any material loss on these assets.

     Assets classified pursuant to the Office of Thrift Supervision ("OTS") regulations and assets designated special mention totaled $1.7 million at September 30,1997 as compared to $2.0 million at June 30, 1997. At September 30, 1997, all classified assets were included in non-performing assets or other assets of concern.


     For all periods presented the Company had no significant troubled debt restructuring. The following table sets forth the amount of non-performing assets at the periods indicated.

                                     September 30,    June 30,
                                         1997          1997
                                     ------------     -------
                                         (Dollars in Thousands)
Non-Accruing Loans ................... $ 717         $ 922
Foreclosed Assets ....................   212           ---
                                       -----         -----
Total Non-Performing Assets .......... $ 929         $ 922
Total Non-Performing Assets as a
    Percentage of Total Assets........  0.98%         1.00%

     Liquidity and Capital Resources. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, FHLB-Des Moines advances and funds provided by operations. While scheduled loan and mortgage-backed security repayments and maturity of short-term investments are a relatively predictable source of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition. Current Office of Thrift Supervision regulations require the Bank to maintain cash and eligible investments in an amount equal to at least 5% of customer accounts and short-term borrowings to assure its ability to meet demands for withdrawals and repayments of short-term borrowings. At September 30, 1997 the Bank's liquidity ratio was 8.0% which exceeded the minimum regulatory requirements.

     The Company uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposits and loan commitments, maintain its liquidity and meet operating expenses. At September 30, 1997, the Company has commitments to purchase or originate loans totaling $309,000 and $536,000 in commitments for unused lines of credit. The Company considers it liquidity and capital resources to be adequate to meet its foreseeable short- and long-term needs. The Company expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

     Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of September 30, 1997, the Bank exceeded all fully phased-in regulatory capital standards.


     At September 30, 1997, the Bank's tangible capital was $9.2 million, or 9.9%, of adjusted total assets, which is in excess of the 1.5% requirement by $7.8 million. In addition, at September 30, 1997, the Bank had core capital of $9.2 million , or 9.9%, of adjusted total assets, which exceeds the 3% requirement by $6.4 million. The Bank had risk-based capital of $9.9 million at September 30, 1997 or 18.5% of risk-adjusted assets which exceeds the 8.0% risk-based capital requirement by $5.6 million.

     The OTS requires every savings association with more than normal interest rate risk to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. The Bank meets the criteria for an exemption from this requirement and has not been advised by the OTS that it is otherwise subject to this rule.

Regulatory Developments
-----------------------

     Legislation currently under consideration by Congress would repeal the federal thrift charter and require federal associations like the Bank to convert to national banks two years after the enactment of the bill. The bill, in its current form, would permit federal thrifts that converted to national banks to exercise any authority which they were legally entitled to exercise immediately prior to such conversion and would not be required to divest any branches. Further, these institutions could continue to branch in any state in which they were located to the same extent as national banks. Unitary savings and loan holding companies, like the Company, could continue to exercise any powers they had prior to their subsidiary becoming a bank by operation of law as long as they did not acquire another bank. Powers of those unitary savings and loan holding companies that were grandfathered, however, could not be transferred to another company which acquires control of the unitary holding company after the effective date of the law. There can be no assurance that this legislation will be passed in its current form. At this time, the Company is unable to predict whether such legislation would significantly impact its operation.


                   PART II.  OTHER INFORMATION


Item 1.     Legal Proceedings
            -----------------

            None.

Item 2.     Changes in Securities
            ---------------------

            None.

Item 3.     Defaults Upon Senior Securities
            -------------------------------

            None.

Item 4.     Submission of Matters to a Vote of Security Holders
            --------------------------------------------------

            None.

Item 5.     Other Information
            -----------------

            None.

Item 6.     Exhibits and Reports on Form 8-K
            --------------------------------

            (a)  Exhibits

                 No. 27 Financial Data Schedule.

            (b)  Reports on Form 8-K

                 None.



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           GFS BANCORP, INC.

Dated: November 12, 1997   /s/ Steven L. Opsal
                           -------------------------------------
                           Steven L. Opsal, President
                              and Chief Executive Officer



Dated: November 12, 1997   /s/ Katherine A. Rose
                           -------------------------------------
                           Katherine A. Rose, Vice President
                              and Chief Financial Officer

[DESCRIPTION] - Article 9 Fin. Data Schedule for 1st Qtr 10-Q
[ARTICLE] 9
[MULTIPLIER]  1

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          JUN-30-1998
[PERIOD-END]                               SEP-30-1997
[CASH]                                         295,807
[INT-BEARING-DEPOSITS]                       5,112,463
[FED-FUNDS-SOLD]                                     0
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                  1,765,332
[INVESTMENTS-CARRYING]                       4,606,743
[INVESTMENTS-MARKET]                                 0
[LOANS]                                     80,054,011
[ALLOWANCE]                                    630,000
[TOTAL-ASSETS]                              94,495,694
[DEPOSITS]                                  61,745,544
[SHORT-TERM]                                 4,561,648
[LIABILITIES-OTHER]                          1,423,963
[LONG-TERM]                                 15,885,063
[COMMON]                                             0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                     11,007
[OTHER-SE]                                  10,868,469
[TOTAL-LIABILITIES-AND-EQUITY]              94,495,694
[INTEREST-LOAN]                              1,743,965
[INTEREST-INVEST]                              160,125
[INTEREST-OTHER]                                     0
[INTEREST-TOTAL]                             1,904,090
[INTEREST-DEPOSIT]                             765,192
[INTEREST-EXPENSE]                           1,090,452
[INTEREST-INCOME-NET]                          813,638
[LOAN-LOSSES]                                   24,000
[SECURITIES-GAINS]                              (3,000)
[EXPENSE-OTHER]                                389,346
[INCOME-PRETAX]                                445,168
[INCOME-PRE-EXTRAORDINARY]                     445,968
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                   297,968
[EPS-PRIMARY]                                     0.29
[EPS-DILUTED]                                     0.29
[YIELD-ACTUAL]                                       0
[LOANS-NON]                                    717,000
[LOANS-PAST]                                         0
[LOANS-TROUBLED]                                     0
[LOANS-PROBLEM]                              1,028,000
[ALLOWANCE-OPEN]                               646,000
[CHARGE-OFFS]                                   40,000
[RECOVERIES]                                         0
[ALLOWANCE-CLOSE]                              630,000
[ALLOWANCE-DOMESTIC]                                 0
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                              0

                         REVOCABLE PROXY
                        GFS BANCORP, INC.
________________________________________________________________

                 SPECIAL MEETING OF STOCKHOLDERS
                        February __, 1998
________________________________________________________________

     The undersigned hereby appoints __________, __________ and __________, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the Common Stock of GFS Bancorp, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held at the main office of the Company at 1025 Main Street, Grinnell, Iowa on ________, February __, 1998 at __:__ _.m., local time, and at any and all adjournments thereof, as indicated below and as determined by the majority of the Board of Directors with respect to such other matters as may come before the Special Meeting.

                                                    FOR    AGAINST   ABSTAIN
1. The approval of a Merger Agreement and Plan
   of Reorganization, dated as of October 16,
   1997, (the "Agreement") providing for the
   acquisition of the Company by First Federal
   Savings Bank of Siouxland for a per share
   purchase price of $17.65 in cash.                [ ]      [ ]       [ ]

2. Adjournment of the meeting if necessary to
   permit further solicitation of proxies in
   the event that there are not sufficient
   votes at the time of the meeting to approve
   the Agreement.                                   [ ]      [ ]       [ ]


     The Board of Directors recommends a vote "FOR" the listed
proposition.
________________________________________________________________

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED.
IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, INCLUDING WITHOUT LIMITATION MATTERS RELATING TO THE CONDUCT OF THE SPECIAL MEETING AND MATTERS WHICH THE BOARD DOES NOT KNOW A REASONABLE TIME BEFORE COMMENCEMENT OF THIS SOLICITATION ARE
TO BE PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED
BY THOSE NAMED IN THIS PROXY AS DIRECTED BY THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.
________________________________________________________________

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the undersigned's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned hereby revokes any and all proxies heretofore given.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of Notice of the Special Meeting and a Proxy Statement, and copies of the Company's 1997 Annual Report to Stockholders and Form 10-Q for the Quarter Ended September 30, 1997.


Date: _______________, 1998


_____________________________     _____________________________
PRINT NAME OF STOCKHOLDER         PRINT NAME OF STOCKHOLDER


_____________________________     _____________________________
SIGNATURE OF STOCKHOLDER          SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on the enclosed card.
When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
________________________________________________________________

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PREPAID ENVELOPE.
________________________________________________________________